This filing is made pursuant to 424(b)(1)
Under the Securites Act of 1933
In connection with Registration No. 333-147484

PROSPECTUS

Patient Safety Technologies, Inc.

5,950,171 Shares of
Common Stock

This prospectus relates to an aggregate of up to 5,950,171 shares of our common stock which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 1,254,200 shares are issuable upon exercise of warrants that we issued to the selling stockholders and 81,971 shares are issuable upon conversion of a convertible promissory note. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to certain of the selling stockholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them. The selling stockholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any proceeds from the sale of the shares by these selling stockholders. We will, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised.

Unless the context otherwise requires, the terms “Patient Safety Technologies,” “we,” “us,” “our” or the “Company” refer to Patient Safety Technologies, Inc.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “PSTX.OB.” The last reported sales price per share of our common stock, as reported by the Over the Counter Bulletin Board on December 17, 2007, was $1.19.

Investing in our common stock involves a high degree of risk.
See “ Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2007

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information or represent anything not contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains product names, trade marks and trade names of our company and other organizations.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus and all documents incorporated by reference carefully. On April 1, 2005 we changed our name from Franklin Capital Corporation to Patient Safety Technologies, Inc. As used throughout this prospectus, the terms “Company”, “we,” “us,” and “our” refer to Patient Safety Technologies, Inc., together with its consolidated subsidiaries.

Patient Safety Technologies, Inc.

Organizational History

Patient Safety Technologies, Inc. currently conducts its operations through a single wholly-owned operating subsidiary: SurgiCount Medical, Inc., a California corporation. Beginning in July 2005 through August 2007, the Company’s wholly-owned subsidiary, Automotive Services Group, Inc. (formerly known as Ault Glazer Bodnar Merchant Capital, Inc.), a Delaware corporation, held the Company’s investment in Automotive Services Group, LLC (“ASG”), its wholly-owned express car wash subsidiary. During the period from June 29, 2007 to August 13, 2007, Automotive Services Group sold all the assets held by ASG.

The Company, including SurgiCount Medical Inc. (“SurgiCount”), is engaged in the acquisition of controlling interests in companies and research and development of products and services focused primarily in the health care and medical products field, particularly the patient safety markets. SurgiCount is a developer and manufacturer of patient safety products and services. In addition, the Company holds various other unrelated investments which it is in the process of liquidating. The unrelated investments are recorded on the Company’s balance sheet in “long-term investments”.

The Company was incorporated on March 31, 1987, under the laws of the state of Delaware. Beginning in July 1987 until March 31, 2005 we operated as an investment company registered pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”). In or about August 1997 our Board of Directors determined it would be in the best interest of the Company and our stockholders to elect to become a registered business development company (a “BDC”) under the 1940 Act. On September 9, 1997 our shareholders approved the proposal to be regulated as a BDC and on November 18, 1997 we filed a notification of election to become a BDC with the Securities and Exchange Commission (“SEC”).

On March 30, 2005, stockholder approval was obtained to withdraw our election to be treated as a BDC and on March 31, 2005 we filed an election to withdraw our election with the Securities and Exchange Commission. At December 31, 2006, 8.9% of our assets, consisting of our investments in Alacra Corporation, on a consolidated basis with subsidiaries were comprised of investment securities within the meaning of the 1940 Act (“Investment Securities”). If the value of our assets that consist of Investment Securities were to exceed 40% of our total assets (excluding government securities and cash items) on an unconsolidated basis we could be required to re-register as an investment company under the 1940 Act unless an exemption or exclusion applies. We continue to evaluate ways in which we can dispose of these Investment Securities and do not believe that the value of our Investment Securities will increase in an amount that would require us to re-register as a BDC. Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategy of equity growth through creating, building and operating companies in the patient safety medical products industry. Registration under the 1940 Act would also subject us to increased regulatory and compliance costs, and other restrictions on the way we operate and would change the method of accounting for our assets under GAAP.

Our operations currently focus on the acquisition of controlling interests in companies and research and development of products and services in the health care and medical products field, particularly the patient safety markets. In the past we also focused on the financial services and real estate industries. On October 2005 our Board of Directors authorized us to evaluate alternative strategies for the divesture of our non-healthcare assets. As an extension on our prior focus on real estate, in March 2006 we acquired the remaining 50% equity interest in ASG and upon doing so we entered the business of developing properties for the operation of automated express car wash sites. However, on March 29, 2006, our Board of Directors determined to focus our business exclusively on the patient safety medical products field. The Board of Directors established a special committee in January 2007 to evaluate potential divestiture transactions for ASG and our other real estate assets. The divestiture of ASG was completed on August 13, 2007.

SurgiCount Medical, Inc., developer of the Safety-Sponge System, a wholly-owned operating subsidiary, was acquired to enhance our ability to focus our efforts in the health care and medical products field, particularly the patient safety markets. Currently, we are evaluating ways in which to monetize our remaining non-patient safety related assets (the “non-core assets”).

SurgiCount’s Safety-Sponge System helps reduce the number of retained sponges and towels in patients during surgical procedures and allows for faster and more accurate counting of surgical sponges. The SurgiCount Safety-Sponge System is a patented turn-key array of modified surgical sponges, line-of-sight scanning SurgiCounters, and printPAD printers integrated together to form a comprehensive counting and documentation system. The Safety-Sponge System works much like a grocery store checkout process: Every surgical sponge and towel is affixed with a unique inseparable two-dimensional data matrix bar code and used with a SurgiCounter to scan and record the sponges during the initial and final counts. Because each sponge is identified with a unique code, a SurgiCounter will not allow the same sponge to be counted more than one time. When counts have been completed at the end of a procedure, the system will produce a printed report, or can be modified to work with a hospital's paperless system. By scanning the surgical dressings in at the beginning of a surgical procedure and then scanning them out at the end of the procedure, the sponges can be counted faster and more accurately than traditional methods which require two medical personnel manually counting the used and un-used sponges. The Safety-Sponge System is the only FDA 510k approved computer assisted sponge counting system. SurgiCount is the first acquisition in our plan to become a leader in the patient safety market.

Investments

A summary of our investment portfolio, also known as our non-core assets, which is valued at $1,431,000 and represents 17.4% of our September 30, 2007 total assets, is reflected below. Excluding our real estate investments, our investment portfolio represents 12.2% of our total assets. The investment portfolio is classified as long-term investments.

	September 30,	December 31,
	2007	2006
Alacra Corporation	$1,000,000	$1,000,000
Investments in Real Estate	430,563	430,563
Digicorp	—	10,970
	$1,430,563	$1,441,533

At September 30, 2007, our investment in Alacra Corporation represented our only significant investment security.

Alacra Corporation

At September 30, 2007, we had an investment in Alacra Corporation ( “Alacra” ), valued at $1,000,000, which represents 12.2% of our total assets. On April 20, 2000, we purchased $1,000,000 worth of Alacra Series F Convertible Preferred Stock. Alacra has recorded revenue growth in every year since the Company’s original investment, further, Alacra is forecasting that 2007 revenues will be approximately $19.2 million, which would represent an increase of 22% over 2006 unaudited revenues and result in approximately $750,000 of net income. At December 31, 2006, Alacra reported in their unaudited financial statement, total assets of approximately $4.7 million with total liabilities of approximately $7.4 million. Deferred revenue, which represents subscription revenues are amortized over the term of the contract, which is generally one year, and represented approximately $3.7 million of the total liabilities. We have the right, subject to Alacra having the available cash, to have the preferred stock redeemed by Alacra over a period of three years for face value plus accrued dividends beginning on December 31, 2006. Pursuant to this right, in December 2006 we informed management of Alacra that we were exercising our right to put back one-third of our preferred stock. If Alacra has a sufficient amount of cash to redeem our preferred stock, which we believe it has, we would expect the redemption to occur in December 2007. In connection with this investment, the Company was granted observer rights on Alacra board of directors meetings.

Alacra, a privately held company based in New York, is a global provider of business and financial information. Alacra provides a diverse portfolio of online services that allow users to find, analyze, package and present business information. Alacra’s customers include more than 750 financial institutions, management consulting, law and accounting firms and other corporations throughout the world. Currently, Alacra’s largest customer segment is investment and commercial banking, followed closely by management consulting, law and multi-national corporations.

Alacra’s online service allows users to search via a set of tools designed to locate and extract business information from the Internet and from Alacra’s library of content. Alacra’s team of information professionals selects, categorizes and indexes more than 45,000 sites on the Web containing the most reliable and comprehensive business information. Simultaneously, users can search more than 100 premium commercial databases that contain financial information, economic data, business news, and investment and market research. Alacra provides information in the required format, gleaned from such prestigious content partners as Thomson Financial™, Barra, The Economist Intelligence Unit, Factiva, Mergerstat® and many others.

The information services industry is intensely competitive and we expect it to remain so. Although Alacra has been in operation since 1996 they are significantly smaller in terms of revenue than a large number of companies offering similar services. Companies such as ChoicePoint, Inc. (NYSE: CPS), LexisNexis Group, and Dow Jones Reuters Business Interactive, LLC report revenues that range anywhere from $100 million to several billion dollars, as reported by Hoovers, Inc. As such, Alacra’s competitors can offer a far greater range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, greater global reach and more established relationships with potential customers than Alacra has. These larger and better capitalized competitors may be better able to respond to changes in the financial services industry, to compete for skilled professionals, to finance investment and acquisition opportunities, to fund internal growth and to compete for market share generally.

Real Estate Investments

At September 30, 2007, we had several real estate investments, valued in the aggregate at $431,000, which represents 5.2% of our total assets. In the past we held our real estate investments in Ault Glazer Bodnar Capital Properties, LLC (“AGB Properties”). AGB Properties, which was closed during 2006, was a Delaware limited liability company and a wholly owned subsidiary. The real estate investments, consisting of approximately 8.5 acres of undeveloped land in Heber Springs, Arkansas and 0.61 acres of undeveloped land in Springfield, Tennessee, are currently being marketed for sale. During the year ended December 31, 2006, we received payment on loans that were secured by real estate of $50,000. During the year ended December 31, 2005, we liquidated properties with a cost basis of $113,000, which resulted in a gain of $28,000. We expect that any future gain or loss recognized on the liquidation of some or all of our real estate holdings would be insignificant primarily due to the short period of time that the properties were owned combined with the absence of any significant changes in property values in the real estate markets where the real estate holdings are located.

Our principal executive offices are located at 27555 Ynez Road, Suite 330, Temecula, CA 92591. Our telephone number is (951) 587-6201. Our website is located at http://www.patientsafetytechnologies.com.

THE OFFERING

Common stock outstanding before the offering	11,972,710 shares as of December 19, 2007

Common stock offered by selling stockholders
Up to 5,950,171 shares, based on current market prices and assuming full conversion of outstanding common stock purchase warrants and full conversion of a convertible promissory note by the selling stockholders. This number represents approximately 49.7% of our current outstanding stock and includes up to 1,254,200 shares of common stock issuable upon exercise of outstanding common stock purchase warrants and up to 81,971 shares of common stock issuable upon the conversion of a convertible promissory note.

Common stock to be outstanding after the offering	Up to 11,972,710 shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. We will, however, receive the sale price of any common stock we sell for cash to the selling stockholders upon exercise of warrants. See “Use of Proceeds” for a complete description.

OTCBB Symbol	PSTX.OB

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our securities. We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

RISKS RELATING TO OUR BUSINESS AND STRUCTURE

WE HAVE JUST BEGUN TO GENERATE SALES FROM OUR SAFETY-SPONGE SYSTEM AND THE REVENUES HAVE JUST NOW BEGUN TO REPRESENT A SIGNIFICANT SOURCE OF CASH. A SUBSTANTIAL AMOUNT OF OUR REVENUE DURING THE YEAR ENDED DECEMBER 31, 2006 IS FROM A RELATED PARTY. BECAUSE OF THIS, YOU SHOULD NOT RELY ON OUR HISTORICAL RESULTS OF OPERATIONS AS AN INDICATION OF OUR FUTURE PERFORMANCE.

We have just begun to make a significant amount of sales or generated any significant amount of revenue from our Safety-Sponge System. During the nine months ended September 30, 2007, sales from our Safety-Sponge System amounted to $833,618. Further, of our $245,000 of revenue during fiscal 2006, $104,000 was generated from a contract to provide management consulting services to one of our portfolio companies IPEX, Inc., which is considered a related party. Our future success is dependent on our ability to develop our patient-safety related assets into a successful business, which depends upon wide-spread acceptance of and commercializing our Safety-Sponge System. None of these factors is demonstrated by our historic performance to date and there is no assurance we will be able to accomplish them in order to sustain our operations. As a result, you should not rely on our historical results of operations as an indication of the future performance of our business.

WE RECENTLY RESTRUCTURED OUR BUSINESS STRATEGY AND OBJECTIVE AND HAVE LIMITED OPERATING HISTORY UNDER OUR NEW STRUCTURE. IF WE CANNOT SUCCESSFULLY IMPLEMENT OUR NEW BUSINESS STRUCTURE THE VALUE OF YOUR INVESTMENT IN OUR BUSINESS COULD DECLINE.

Upon the change of control that occurred in October 2004, we restructured our business strategy and objective to focus on the medical products, healthcare solutions, financial services and real estate industries instead of the radio and telecommunications industries. Although we still own certain real estate assets, we are no longer focusing on the financial services and real estate industries. As of March 29, 2006, our Board of Directors determined to focus our business exclusively on the patient safety medical products field. We have a limited operating history under this new structure. Historically, we have not typically invested in these industries and therefore our historical results of operations should not be relied upon as an indication of our future financial performance. If we do not successfully implement our new business structure the value of your investment in our business could decline substantially.

WITHDRAWAL OF OUR ELECTION TO BE TREATED AS A BDC MAY INCREASE THE RISKS TO OUR SHAREHOLDERS SINCE WE ARE NO LONGER SUBJECT TO THE REGULATORY RESTRICTIONS OR FINANCIAL REPORTING BENEFITS OF THE 1940 ACT.

Since we withdrew our election to be treated as a BDC, we are no longer subject to regulation under the 1940 Act, which is designed to protect the interests of investors in investment companies. As a non-BDC, we are no longer subject to many of the regulatory, financial reporting and other requirements and restrictions imposed by the 1940 Act including, but not limited to, limitations on the amounts, types and prices at which we may issue securities, participation in related party transactions, the payment of compensation to executives, and the scope of eligible investments.

The nature of our business has changed from investing in radio and telecommunications companies with the goal of achieving gains on appreciation and dividend income, to actively operating businesses in the medical products and health care solutions industries, with the goal of generating income from the operations of those businesses. No assurance can be given that our business strategy or investment objectives will be achieved by withdrawing our election to be treated as a BDC.

Further, our election to withdraw as a BDC under the 1940 Act has resulted in a significant change in our method of accounting. BDC financial statement presentation and accounting utilizes the value method of accounting used by investment companies, which allows BDCs to recognize income and value their investments at market value as opposed to historical cost. As an operating company, the required financial statement presentation and accounting for securities held is either fair value or historical cost methods of accounting, depending on the classification of the investment and our intent with respect to the period of time we intend to hold the investment.

A change in our method of accounting could reduce the market value of our investments in privately held companies by eliminating our ability to report an increase in the value of our holdings as they occur. Also, as an operating company, we have to consolidate our financial statements with subsidiaries, thus eliminating the portfolio company reporting benefits available to BDCs.

TOGETHER WITH OUR SUBSIDIARIES, WE MAY HAVE TO TAKE ACTIONS THAT ARE DISRUPTIVE TO OUR BUSINESS STRATEGY TO AVOID REGISTRATION UNDER THE 1940 ACT.

The 1940 Act generally requires public companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities to register as investment companies. A company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exemption or exclusion applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the 1940 Act. While on an unconsolidated basis, our subsidiaries' assets which constitute investment securities have not approached 40%, as of December 31, 2006, 9.0% of our assets on a consolidated basis with subsidiaries were comprised of investment securities. If Patient Safety Technologies, Inc. or any of its subsidiaries were to own investment securities with a value exceeding 40% of its total assets it could require the subsidiary and/or Patient Safety Technologies, Inc. to register as an investment company under the 1940 Act. Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategy of equity growth through creating, building and operating companies in the medical products and healthcare services industries, particularly the patient safety field. Moreover, registration under the 1940 Act would subject us to increased regulatory and compliance costs, and other restrictions on the way we operate. We may also have to take actions, including buying, refraining from buying, selling or refraining from selling securities, when we would otherwise not choose to do so in order to continue to avoid registration under the 1940 Act.

WE INTEND TO UNDERTAKE ADDITIONAL FINANCINGS TO MEET OUR GROWTH, OPERATING AND/OR CAPITAL NEEDS, WHICH MAY RESULT IN DILUTION TO YOUR OWNERSHIP AND VOTING RIGHTS.

We anticipate that revenue from our operations for the foreseeable future will not be sufficient to meet our growth, operating and/or capital requirements. We believe that in order to have the financial resources to meet our operating requirements for the next twelve months we will need to undertake additional equity or debt financings to allow us to meet our future growth, operating and/or capital requirements. We currently have no commitments for any such financings. Any equity financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants or other adverse terms with respect to raising future capital and other financial and operational matters. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects. If we fail to arrange for sufficient capital in the future, we may be required to reduce the scope of our business activities until we can obtain adequate financing.

WE MAY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE WHICH MAY RESULT IN DILUTION TO YOUR OWNERSHIP AND VOTING RIGHTS OR MAY RESULT IN THE INCURRENCE OF SUBSTANTIAL DEBT.

We have received shareholder approval to sell equity and/or debt securities up to $10 million in any calendar year to Milton "Todd" Ault, III, Lynne Silverstein, Louis Glazer, M.D., Ph.G., and Melanie Glazer. Mr. Ault is our former Chairman and Chief Executive Officer, Ms. Silverstein is our former Executive Vice-President and Secretary, Mr. Glazer is a Director and our former Chairman and Chief Executive Officer, and Mrs. Glazer is the former Manager of our closed subsidiary Ault Glazer Bodnar Capital Properties, LLC and also is Mr. Glazer's spouse. If we propose to sell more than $10 million of securities in a calendar year to such persons additional shareholder approval would be required. Although we do not currently anticipate selling equity or debt securities to these persons we may decide to raise additional funds from other investors. If we determine that we need to raise additional funds, additional financing may not be available on favorable terms, if at all. Furthermore, if we do sell any such securities it will result in dilution to your ownership and voting rights and/or possibly result in our incurring substantial debt. Any such equity financing would result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock. Any such debt financing may be convertible into common stock which would result in dilution to our stockholders and would have rights that are senior to our common stock. Further, any debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities, which could strain our capital resources.

SHOULD THE VALUE OF OUR PATENTS BE LESS THAN THEIR PURCHASE PRICE, WE COULD INCUR SIGNIFICANT IMPAIRMENT CHARGES.

At December 31, 2006, patents received in the acquisition of SurgiCount Medical, Inc., net of accumulated amortization, represented $4,089,000, or 36.6%, of our total assets. We perform an annual review in the fourth quarter of each year, or more frequently if indicators of potential impairment exist to determine if the recorded amount of our patents is impaired. This determination requires significant judgment and changes in our estimates and assumptions could materially affect the determination of fair value and/or impairment of patents. We may incur charges for the impairment of our patents in the future if sales of our patient safety products, in particular our Safety-Sponge System, fail to achieve our assumed revenue growth rates or assumed operating margin results.

WE MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITION TARGETS, WHICH WOULD BE DETRIMENTAL TO OUR BUSINESS.

On February 25, 2005, we purchased SurgiCount Medical, Inc., which at the time of the purchase was a holding company for intellectual property rights relating to our Safety-Sponge System. We anticipate seeking other acquisitions in furtherance of our plan to acquire assets and businesses in the patient safety medical products industry. Acquisitions involve numerous risks, including potential difficulty in integrating operations, technologies, systems, and products and services of acquired companies, diversion of management's attention and disruption of operations, increased expenses and working capital requirements and the potential loss of key employees and customers of acquired companies. In addition, acquisitions involve financial risks, such as the potential liabilities of the acquired businesses, the dilutive effect of the issuance of additional equity securities, the incurrence of additional debt, the financial impact of transaction expenses and the amortization of goodwill and other intangible assets involved in any transactions that are accounted for by using the purchase method of accounting, and possible adverse tax and accounting effects. Any of the foregoing could materially and adversely affect our business.

FAILURE TO PROPERLY MANAGE OUR POTENTIAL GROWTH WOULD BE DETRIMENTAL TO OUR BUSINESS.

Any growth in our operations will place a significant strain on our resources and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base and maintain close coordination among our technical, accounting, finance, marketing, and sales staffs. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. We may fail to adequately manage our anticipated future growth. We will also need to continue to attract, retain and integrate personnel in all aspects of our operations. Failure to manage our growth effectively could hurt our business.

IF THE PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS IS INADEQUATE, OUR ABILITY TO COMPETE SUCCESSFULLY COULD BE IMPAIRED.

In connection with our purchase of SurgiCount Medical, Inc., we acquired one registered U.S. patent and one registered international patent of the Safety-Sponge System. We regard our patents, copyrights, trademarks, trade secrets and similar intellectual property as critical to our business. We rely on a combination of patent, trademark and copyright law and trade secret protection to protect our proprietary rights. Nevertheless, the steps we take to protect our proprietary rights may be inadequate. Detection and elimination of unauthorized use of our products is difficult. We may not have the means, financial or otherwise, to prosecute infringing uses of our intellectual property by third parties. Further, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and offer our services. If we are unable to protect or preserve the value of our patents, trademarks, copyrights, trade secrets or other proprietary rights for any reason, our business, operating results and financial condition could be harmed.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims that our products infringe upon the proprietary rights of others or that proprietary rights that we claim are invalid. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation.

Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any future claims will prevent us from operating our business as planned. If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation, which could distract technical and management personnel. If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties. Further, as a result of infringement claims, we may be required, or deem it advisable, to develop non-infringing intellectual property or enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms that are acceptable to us, or at all. If a third party successfully asserts an infringement claim against us and we are required to pay monetary damages or royalties or we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, it could significantly harm our business.

THERE ARE SIGNIFICANT POTENTIAL CONFLICTS OF INTEREST WITH OUR OFFICERS, DIRECTORS AND OUR AFFILIATED ENTITIES WHICH COULD ADVERSELY AFFECT OUR RESULTS FROM OPERATIONS.

Certain of our officers, directors and/or their family members had existing responsibilities to act and/or provide services as executive officers, directors, owners and/or managers of Ault Glazer Asset Management (“AG Management”) (f/k/a Ault Glazer Bodnar & Company Investment Management LLC), its affiliates and/or some of the companies in which we had invested. Until March 31, 2007, we shared office space with AG Management. William B. Horne, our Chief Executive Officer and Chief Financial Officer, was a principal of AG Management. Mr. Horne devoted approximately 85% of his time to our business, based on a 60-hour, 6-day workweek. Accordingly, certain conflicts of interest may arise from time to time with our officers, directors and AG Management.

Certain conflicts of interest may also arise from time to time with our officers, directors and the companies in which we invest. Of our $245,000 of revenue during the year ended December 31, 2006, $104,000 was generated from a contract to provide management consulting services to our portfolio company IPEX, Inc. Mr. Ault, our former Chief Executive Officer is currently a director of IPEX, Inc. and he served as interim Chief Executive Officer of IPEX, Inc. from May 26, 2005 until July 13, 2005. From May 28, 2005 until approximately December 14, 2005 Mr. Ault held an irrevocable proxy to vote 67% of the outstanding shares of IPEX, Inc. owned by the former Chief Executive Officer and a founder of IPEX, Inc. Darrell W. Grimsley, Jr., our former Chief Executive Officer of Automotive Services Group, LLC, which was wholly owned by Automotive Services Group, Inc., served as a director of IPEX, Inc. and a member of its Audit Committee from August 30, 2005 until January 30, 2006. Ms. Campbell, our former director, served as a director of IPEX, Inc. and Chairman of its Audit Committee from September 23, 2005 until January 30, 2006. Mr. Horne is a director of our portfolio company Digicorp. From December 29, 2005 until April 20, 2007, Mr. Horne also served as Digicorp’s Chief Financial Officer and from September 30, 2005 until December 29, 2005, Mr. Horne also served as Digicorp's Chief Executive Officer and Chairman of Digicorp's Board of Directors. One of our former directors, Alice Campbell, is currently a director of Digicorp. Mr. Ault served as Chief Executive Officer of Digicorp from April 26, 2005 until September 30, 2005 and Chairman of Digicorp's Board of Directors from July 16, 2005 until September 30, 2005. Ms. Silverstein served as Secretary of Digicorp from April 26, 2005 until December 29, 2005. Mr. Grimsley served as a director of Digicorp from July 16, 2005 until December 29, 2005.

Due to the potential conflicts of interest that could arise from the divestiture of our non-patient safety related assets as well as the anticipated restructuring of debt with related parties, the Board of Directors established a special committee in January 2007 to evaluate any potential divestiture or debt restructuring transaction. The special committee evaluated several alternative divestiture transactions for ASG and determined that in some instances the most favorable transactions involved transactions with a related party. Specificially, ASG’s sale of its express car wash and a parcel of real property to Charles H. Dellaccio and Darrell Grimsley. The special committee also evaluated the impact of restructuring debt with Ault Glazer Capital Partners, LLC, a portion of which was in default.

Because of these possible conflicts of interest, such individuals may direct potential business and investment opportunities to other entities rather than to us, which may not be in the best interest of our stockholders. We will attempt to resolve any such conflicts of interest in our favor. Our Board of Directors does not believe that we have experienced any losses due to any conflicts of interest with the business of AG Management, other than certain of our officers' responsibility to devote their time to provide management and administrative services to AG Management and its clients from time-to-time. Similarly, our Board of Directors does not believe that we have experienced any losses due to any conflicts of interest with the companies in which we hold investments other than certain of our officers' and directors' responsibility to devote their time to provide management services to some of such companies. However, subject to applicable law, we may engage in transactions with AG Management and other related parties in the future. These related party transactions may raise conflicts of interest and, although we do not have a formal policy to address such conflicts of interest, our Audit Committee intends to evaluate relationships and transactions involving conflicts of interest on a case-by-case basis and the approval of our Audit Committee is required for all such transactions. The Audit Committee intends that any related party transactions will be on terms and conditions no less favorable to us than terms and conditions reasonably obtainable from third parties and in accordance with applicable law.

OUR MANAGEMENT HAS LIMITED EXPERIENCE IN MANAGING AND OPERATING A PUBLIC COMPANY. ANY FAILURE TO COMPLY OR ADEQUATELY COMPLY WITH FEDERAL SECURITIES LAWS, RULES OR REGULATIONS COULD SUBJECT US TO FINES OR REGULATORY ACTIONS, WHICH MAY MATERIALLY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Prior to the change in control that occurred in October 2004, members of our current senior management had limited experience operating a public company. Therefore, our senior management has limited practical experience operating a public company and relies in many instances on the professional experience and advice of third parties including its consultants, attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition.

WE HAVE EXPERIENCED TURNOVER IN OUR CHIEF EXECUTIVE OFFICER POSITION IN RECENT MONTHS AND IF WE ARE NOT ABLE TO RETAIN OUR NEW CHIEF EXECUTIVE OFFICER, WILLIAM HORNE, WE MAY HAVE DIFFICULTY IMPLEMENTING OUR BUSINESS STRATEGY.

Milton "Todd" Ault, III resigned as our Chairman and Chief Executive Officer on January 9, 2006. On January 7, 2006, our Board of Directors appointed Louis Glazer, M.D., Ph.G. as Chairman and Chief Executive Officer in anticipation of Mr. Ault's resignation. During March 2005, Dr. Glazer had indicated his intent to resign as Chairman and Chief Executive Officer at such time that we retain a suitable candidate for the position of Chief Executive Officer. Due to health concerns, Dr. Glazer resigned his position as Chief Executive Officer on July 11, 2006 and Milton "Todd" Ault, III was re-appointed Chief Executive Officer and a Director of the Company. On January 5, 2007, Milton “Todd” Ault, III resigned as our Chief Executive Officer and on January 9, 2007, Milton “Todd” Ault, III resigned as our Chairman. On January 9, 2007, our Board of Directors appointed William B. Horne as our Chief Executive Officer. Our future success is dependent on our ability to retain our Chief Executive Officer. Although we do not believe we have experienced any losses or negative effects from Mr. Ault's and Dr. Glazer's resignations and we do not expect any adverse consequences in the future, if we are not able to retain our current Chief Executive Officer we may have difficulty implementing our business strategy.

OUR FORMER CHIEF EXECUTIVE OFFICER CONTROLS A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON STOCK AND HIS OWNERSHIP INTEREST MAY CONFLICT WITH OUR OTHER STOCKHOLDERS WHO MAY BE UNABLE TO INFLUENCE MANAGEMENT AND EXERCISE CONTROL OVER OUR BUSINESS.

As of November 6, 2007, Milton "Todd" Ault, III, our former Chief Executive Officer, beneficially owned approximately 25% of our outstanding common stock. As a result, Mr. Ault may be able to exert significant influence over our management and policies to:

• elect or defeat the election of our directors;

• amend or prevent amendment of our certificate of incorporation or bylaws;

• effect or prevent a merger, sale of assets or other corporate transaction; and

• control the outcome of any other matter submitted to the shareholders for vote.

Accordingly, our other stockholders may be unable to influence management and exercise control over our business.

RISKS RELATED TO OUR MEDICAL PRODUCTS AND HEALTHCARE-RELATED BUSINESS

WE RELY ON A THIRD PARTY MANUFACTURER AND SUPPLIER TO MANUFACTURE OUR SAFETY-SPONGE SYSTEM, THE LOSS OF WHICH MAY INTERRUPT OUR OPERATIONS.

On January 29, 2007, SurgiCount entered into an agreement for A Plus International Inc. to be the exclusive manufacturer and provider of SurgiCount's Safety-Sponge products and granted A Plus the exclusive, world-wide license to manufacture and import SurgiCount's products including the right to sublicense to the extent necessary to carry out the grant. A Plus was previously engaged in the manufacturing of SurgiCount's products under a Supply Agreement dated August 17, 2005, but was not previously granted the exclusive, world-wide license to manufacture and import the products. In the event A Plus International Inc. does not meet the requirements of the agreement, SurgiCount may seek additional providers of the Safety-Sponge products. While our relationship with A Plus International Inc. is currently on good terms, we cannot assure you that we will be able to maintain our relationship with A Plus International Inc. or secure additional suppliers and manufacturers on favorable terms as needed. Although we believe the raw materials used in the manufacture of the Safety-Sponge System are readily available and can be purchased and/or produced by multiple vendors, the loss of our agreement with A Plus International Inc., the deterioration of our relationship with A Plus International Inc., changes in the specifications of components used in our products, or our failure to establish good relationships with major new suppliers or manufacturers as needed, could have a material adverse effect on our business, financial condition and results of operations.

THE UNPREDICTABLE PRODUCT CYCLES OF THE MEDICAL DEVICE AND HEALTHCARE-RELATED INDUSTRIES AND UNCERTAIN DEMAND FOR PRODUCTS COULD CAUSE OUR REVENUES TO FLUCTUATE.

Our target customer base includes hospitals, physicians, nurses and clinics. The medical device and healthcare-related industries are subject to rapid technological changes, short product life cycles, frequent new product introductions and evolving industry standards, as well as economic cycles. If the market for our products does not grow as rapidly as our management expects, our revenues could be less than expected. We also face the risk that changes in the medical device industry, for example, cost-cutting measures, changes to manufacturing techniques or production standards, could cause our manufacturing, design and engineering capabilities to lose widespread market acceptance. If our products do not gain market acceptance or suffer because of competing products, unfavorable regulatory actions, alternative treatment methods or cures, product recalls or liability claims, they will no longer have the need for our products and we may experience a decline in revenues. Adverse economic conditions affecting the medical device and healthcare-related industries, in general, or the market for our products in particular, could result in diminished sales, reduced profit margins and a disruption in our business.

WE ARE SUBJECT TO CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT IN THE HEALTHCARE INDUSTRY, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

The healthcare industry in the United States continues to experience change. In recent years, the United States Congress and state legislatures have introduced and debated various healthcare reform proposals. Federal, state and local government representatives will, in all likelihood, continue to review and assess alternative healthcare delivery systems and payment methodologies, and ongoing public debate of these issues is expected. Cost containment initiatives, market pressures and proposed changes in applicable laws and regulations may have a dramatic effect on pricing or potential demand for medical devices, the relative costs associated with doing business and the amount of reimbursement by both government and third-party payors to persons providing medical services. In particular, the healthcare industry is experiencing market-driven reforms from forces within the industry that are exerting pressure on healthcare companies to reduce healthcare costs. Managed care and other healthcare provider organizations have grown substantially in terms of the percentage of the population in the United States that receives medical benefits through such organizations and in terms of the influence and control that they are able to exert over an increasingly large portion of the healthcare industry. Managed care organizations are continuing to consolidate and grow, increasing the ability of these organizations to influence the practices and pricing involved in the purchase of medical devices, including our products, which is expected to exert downward pressure on product margins. Both short-and long-term cost containment pressures, as well as the possibility of continued regulatory reform, may have an adverse impact on our business, financial condition and operating results.

WE ARE SUBJECT TO GOVERNMENT REGULATION IN THE UNITED STATES AND ABROAD, WHICH CAN BE TIME CONSUMING AND COSTLY TO OUR BUSINESS.

Our products and operations are subject to extensive regulation by numerous governmental authorities, including, but not limited to, the FDA and state and foreign governmental authorities. In particular, we must obtain specific clearance or approval from the FDA before we can market new products or certain modified products in the United States. The FDA administers the Food, Drug and Cosmetics Act (the "FDC ACT"). Under the FDC Act, most medical devices must receive FDA clearance through the Section 510(k) notification process ("510(K)") or the more lengthy premarket approval ("PMA") process before they can be sold in the United States. All of our products, currently consisting only of the Safety-Sponge System, must receive 510(k) clearance or PMA approval. The Safety-Sponge System has received 501(k) clearance to market and sell its patented Safety-Sponge System from the FDA. To obtain 510(k) marketing clearance, a company must show that a new product is "substantially equivalent" in terms of safety and effectiveness to a product already legally marketed and which does not require a PMA. Therefore, it is not always necessary to prove the actual safety and effectiveness of the new product in order to obtain 510(k) clearance for such product. To obtain a PMA, we must submit extensive data, including clinical trial data, to prove the safety, effectiveness and clinical utility of our products. The process of obtaining such clearances or approvals can be time-consuming and expensive, and there can be no assurance that all clearances or approvals sought by us will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of our products. FDA's quality system regulations also require companies to adhere to certain good manufacturing practices requirements, which include testing, quality control, storage, and documentation procedures. Compliance with applicable regulatory requirements is monitored through periodic site inspections by the FDA. In addition, we are required to comply with FDA requirements for labeling and promotion. The Federal Trade Commission also regulates most device advertising.

In addition, international regulatory bodies often establish varying regulations governing product testing and licensing standards, manufacturing compliance, such as compliance with ISO 9001 standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements and pricing and reimbursement levels. Our inability or failure to comply with the varying regulations or the imposition of new regulations could restrict our ability to sell our products internationally and thereby adversely affect our business, financial condition and operating results.

Failure to comply with applicable federal, state or foreign laws or regulations could subject us to enforcement actions, including, but not limited to, product seizures, injunctions, recalls, possible withdrawal of product clearances, civil penalties and criminal prosecutions, any one or more of which could have a material adverse effect on our business, financial condition and operating results. Federal, state and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes, as are administrative interpretations of regulatory requirements. Any such changes may have a material adverse effect on our business, financial condition and operating results.

WE ARE SUBJECT TO INTENSE COMPETITION IN THE MEDICAL PRODUCTS AND HEALTH-CARE RELATED MARKETS, WHICH COULD HARM OUR BUSINESS.

The medical products and healthcare solutions industry is highly competitive. We compete against other medical products and healthcare solutions companies, some of which are much larger and have significantly greater financial resources, management resources, research and development staffs, sales and marketing organizations and experience in the medical products and healthcare solutions industries than us. In addition, these companies compete with us to acquire technologies from universities and research laboratories. We also compete against large companies that seek to license medical products and healthcare solutions technologies for themselves. We cannot assure you that we will be able to successfully compete against these competitors in the acquisition, development, or commercialization of any medical products and healthcare solutions, funding of medical products and healthcare solutions companies or marketing of our products and solutions. If we cannot compete effectively against our competitors, our business, financial condition and results of operations may be materially adversely affected.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND IF OUR INSURANCE IS NOT SUFFICIENT TO COVER PRODUCT LIABILITY CLAIMS OUR BUSINESS AND FINANCIAL CONDITION WILL BE MATERIALLY ADVERSELY AFFECTED.

The nature of our business exposes us to potential product liability risks, which are inherent in the distribution of medical equipment and healthcare products. We may not be able to avoid product liability exposure, since third parties develop and manufacture our equipment and products. If a product liability claim is successfully brought against us or any third party manufacturer then we would experience adverse consequences to our reputation, we might be required to pay damages, our insurance, legal and other expenses would increase, we might lose customers and/or suppliers and there may be other adverse results.

Through our subsidiary SurgiCount Medical, Inc. we have general liability insurance to cover claims up to $3,000,000. In addition, A Plus International, Inc., the manufacturer of our surgical sponges, maintains general liability insurance for claims up to $4,000,000. These general liability insurance policies cover product liability claims against SurgiCount Medical, Inc. There can be no assurance that one or more liability claims will not exceed the coverage limits of any of such policies. If we or our manufacturer are subjected to product liability claims, the result of such claims could harm our reputation and lead to less acceptance of our products in the healthcare products market. In addition, if our insurance or our manufacturer's insurance is not sufficient to cover product liability claims, our business and financial condition will be materially adversely affected.

RISKS RELATED TO OUR INVESTMENTS

WE MAY EXPERIENCE FLUCTUATIONS IN OUR QUARTERLY RESULTS DUE TO THE SUCCESS RATE OF INVESTMENTS WE HOLD.

We may experience fluctuations in our quarterly operating results due to a number of factors, including the success rate of our current investments, variations in and the timing of the recognition of realized and unrealized gains or losses, and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

WE HAVE INVESTED IN NON-MARKETABLE INVESTMENT SECURITIES WHICH MAY SUBJECT US TO SIGNIFICANT IMPAIRMENT CHARGES.

We have invested in illiquid equity securities acquired directly from issuers in private transactions. At December 31, 2006, 9.0% of our assets on a consolidated basis with subsidiaries was comprised of investment securities, the majority of which are illiquid investments. Investments in illiquid, or non-marketable, securities are inherently risky and a number of the companies we invest in are expected to fail. We review all of our investments quarterly for indicators of impairment; however, for non-marketable equity securities, the impairment analysis requires significant judgment to identify events or circumstances that would likely have a material adverse effect on the fair value of the investment. The indicators we use to identify those events or circumstances include as relevant, the nature and value of any collateral, the portfolio company's ability to make payments and its earnings, the markets in which the portfolio company does business, comparison to valuations of publicly traded companies, comparisons to recent sales of comparable companies, the discounted cash flows of the portfolio company and other relevant factors. Because such valuations are inherently uncertain and may be based on estimates, our determinations of fair value may differ materially from the values that would be assessed if a ready market for these securities existed. Investments identified as having an indicator of impairment are subject to further analysis to determine if the investment is other than temporarily impaired, in which case we write the investment down to its impaired value. When a company in which we hold investments is not considered viable from a financial or technological point of view, we write down the entire investment since we consider the estimated fair market value to be nominal. We recognized impairment charges of $1,445,000 and $50,000 for the fiscal years ended December 31, 2006 and 2005, respectively. Since a significant amount of our assets are comprised of non-marketable investment securities, any future impairment charges from the write down in value of these securities will most likely have a material adverse affect on our financial condition.

ECONOMIC RECESSIONS OR DOWNTURNS COULD IMPAIR INVESTMENTS AND HARM OUR OPERATING RESULTS.

Many of the companies in which we have made investments may be susceptible to economic slowdowns or recessions. An economic slowdown may affect the ability of a company to engage in a liquidity event such as a sale, recapitalization, or initial public offering. Our nonperforming assets are likely to increase and the value of our investments is likely to decrease during these periods. These conditions could lead to financial losses in our investments and a decrease in our revenues, net income, and assets. Our investments also may be affected by current and future market conditions. Significant changes in the capital markets could have an effect on the valuations of private companies and on the potential for liquidity events involving such companies. This could affect the amount and timing of gains or losses realized on our investments.

INVESTING IN PRIVATE COMPANIES INVOLVES A HIGH DEGREE OF RISK.

Our assets include an investment in a private company, a 1.6% equity interest in Alacra Corporation. Investments in private businesses involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. Because of the speculative nature and the lack of a public market for this investment, there is significantly greater risk of loss than is the case with traditional investment securities. We expect that some of our investments will be a complete loss or will be unprofitable and that some will appear to be likely to become successful but never realize their potential. During the year ended December 31, 2005, we wrote off our investment in the private company China Nurse LLC. The amount of the loss was $50,000. We have in the past relied, and we continue to rely to a large extent, upon proceeds from sales of investments rather than investment income or revenue generated from operating activities to defray a significant portion of our operating expenses.

THE LACK OF LIQUIDITY IN OUR INVESTMENT IN ALACRA MAY ADVERSELY AFFECT OUR BUSINESS.

Our investment in Alacra was acquired directly from the issuer in private transactions. Accordingly, the securities that we received from out investment in Alacra is subject to restrictions on resale and/or otherwise is illiquid. These securities are not eligible for sale to the public without registration under the Securities Act of 1933, which could prevent or delay any sale by us of such investments or reduce the amount of proceeds that might otherwise be realized therefrom. Restricted securities generally sell at a price lower than similar securities not subject to restrictions on resale. The illiquidity of our investment in Alacra may adversely affect our ability to dispose of debt and equity securities at times when it may be otherwise advantageous for us to liquidate such investments. In addition, if we were forced to immediately liquidate some or all of our investment, the proceeds of such liquidation may be significantly less than the value at which we acquired those investments.

WE MAY NOT REALIZE GAINS FROM OUR EQUITY INVESTMENT.

In the past, our investments have primarily been in equity securities of other companies. The equity interest in Alacra, our only remaining equity investment, may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interest, and any gains that we do realize on the disposition of our equity interest may not be sufficient to offset any other losses we experience.

THERE IS UNCERTAINTY REGARDING THE VALUE OF OUR INVESTMENTS THAT ARE NOT PUBLICLY TRADED SECURITIES, WHICH COULD ADVERSELY AFFECT THE DETERMINATION OF OUR ASSET VALUE.

The fair value of investments that are not publicly traded securities is not readily determinable. Therefore, we value these securities at fair value as determined in good faith by our Board of Directors. The types of factors that our Board of Directors takes into account include, as relevant, the nature and value of any collateral, the portfolio company's ability to make payments and its earnings, the markets in which the portfolio company does business, comparison to valuations of publicly traded companies, comparisons to recent sales of comparable companies, the discounted value of the cash flows of the portfolio company and other relevant factors. Because such valuations are inherently uncertain and may be based on estimates, our determinations of fair value may differ materially from the values that would be assessed if a ready market for these securities existed.

WE BORROW MONEY, WHICH MAGNIFIES THE POTENTIAL FOR GAIN OR LOSS ON AMOUNTS INVESTED AND MAY INCREASE THE RISK OF INVESTING IN US.

Borrowings, also known as leverage, magnify the potential for gain or loss on amounts invested and, therefore, increase the risks associated with investing in our securities. We may borrow from and issue senior debt securities to banks, insurance companies, and other lenders. Lenders of these senior securities have fixed dollar claims on our consolidated assets that are superior to the claims of our common shareholders. If the value of our consolidated assets increases, then leveraging would cause the value of our consolidated assets to increase more sharply than it would have had we not leveraged. Conversely, if the value of our consolidated assets decreases, leveraging would cause the value of our consolidated net assets to decline more sharply than it otherwise would have had we not leveraged. Similarly, any increase in our consolidated income in excess of consolidated interest payable on the borrowed funds would cause our net income to increase more than it would without the leverage, while any decrease in our consolidated income would cause net income to decline more sharply than it would have had we not borrowed.

RISKS RELATED TO OUR REAL ESTATE HOLDINGS

THE VALUE OF REAL ESTATE FLUCTUATES DEPENDING ON CONDITIONS IN THE GENERAL ECONOMY AND THE REAL ESTATE BUSINESS. THESE CONDITIONS MAY LIMIT THE PROCEEDS FROM SALES OF OUR REAL ESTATE PROPERTIES AND AVAILABLE CASH.

The value of our real estate holdings is affected by many factors including, but not limited to: national, regional and local economic conditions; consequences of any armed conflict involving or terrorist attacks against the United States; our ability to secure adequate insurance; local conditions such as an oversupply of space or a reduction in demand for real estate in a particular area; competition from other available space; whether tenants consider a property attractive; the financial condition of tenants, including the extent of tenant bankruptcies or defaults; whether we are able to pass some or all of any increased operating costs through to tenants; how well we manage our properties; fluctuations in interest rates; changes in real estate taxes and other expenses; changes in market rental rates; the timing and costs associated with property improvements and rentals; changes in taxation or zoning laws; government regulation; potential liability under environmental or other laws or regulations; and general competitive factors. The proceeds we expect to receive may not materialize as a result of adverse changes in any of these factors. If expected proceeds fail to materialize, we generally would expect to have less cash available to pay our operating costs. In addition, some expenses, including mortgage payments, real estate taxes and maintenance costs, generally do not decline when the related value of our real estate holdings decline.

OUR CURRENT REAL ESTATE HOLDINGS ARE CONCENTRATED IN HEBER SPRINGS, ARKANSAS AND SPRINGFIELD, TENNESSEE. ADVERSE CIRCUMSTANCES AFFECTING THESE AREAS GENERALLY COULD ADVERSELY AFFECT OUR BUSINESS.

A significant proportion of our real estate investments are in Heber Springs, Arkansas and Springfield, Tennessee and are affected by the economic cycles and risks inherent to those regions. Like other real estate markets, the real estate markets in these areas have experienced economic downturns in the past, and we cannot predict how the current economic conditions will impact these markets in both the short and long term. Further declines in the economy or a decline in the real estate markets in these areas could hurt our financial performance and the value of our properties. The factors affecting economic conditions in these regions include: business layoffs or downsizing; industry slowdowns; relocations of businesses; changing demographics; and any oversupply of or reduced demand for real estate.

RISKS RELATED TO OUR COMMON STOCK

OUR HISTORIC STOCK PRICE HAS BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK MAY CONTINUE TO BE VOLATILE. FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT.

The public market for our common stock has historically been very volatile. Over the past two fiscal years and the subsequent interim quarterly periods, the market price for our common stock has ranged from $0.30 to $7.33 (as adjusted to reflect a 3:1 forward stock split effective April 5, 2005). Any future market price for our shares may continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Our common stock is currently on the OTC Bulletin Board under the symbol PSTX. Prior thereto, the Company’s common stock was traded on the American Stock Exchange ("AMEX") under the symbol “PST.” As of December 17, 2007, the average daily trading volume of our common stock over the past three months was approximately 17,000 shares. The last reported sales price for our common stock on December 17, 2007, was $1.19 per share. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC, WHICH WOULD MAKE TRANSACTIONS IN OUR COMMON STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The SEC has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

  •   that a broker or dealer approve a person's account for transactions in penny stocks; and

  •   the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

  •   obtain financial information and investment experience objectives of the person; and

  •   make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

  • sets forth the basis on which the broker or dealer made the suitability determination; and

  • that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants for cash. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

BUSINESS OF PATIENT SAFETY TECHNOLOGIES, INC.

Organizational History

Patient Safety Technologies, Inc. currently conducts its operations through a single wholly-owned operating subsidiary: SurgiCount Medical, Inc., a California corporation. Beginning in July 2005 through August 2007, the Company’s wholly-owned subsidiary, Automotive Services Group, Inc. (formerly known as Ault Glazer Bodnar Merchant Capital, Inc.), a Delaware corporation, held the Company’s investment in Automotive Services Group, LLC (“ASG”), its wholly-owned express car wash subsidiary. During the period from June 29, 2007 to August 13, 2007, Automotive Services Group sold all the assets held by ASG.

The Company, including SurgiCount Medical Inc. (“SurgiCount”), is engaged in the acquisition of controlling interests in companies and research and development of products and services focused primarily in the health care and medical products field, particularly the patient safety markets. SurgiCount is a developer and manufacturer of patient safety products and services. In addition, the Company holds various other unrelated investments which it is in the process of liquidating. The unrelated investments are recorded on the Company’s balance sheet in “long-term investments”.

The Company was incorporated on March 31, 1987, under the laws of the state of Delaware. Beginning in July 1987 until March 31, 2005 we operated as an investment company registered pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”). In or about August 1997 our Board of Directors determined it would be in the best interest of the Company and our stockholders to elect to become a registered business development company (a “BDC”) under the 1940 Act. On September 9, 1997 our shareholders approved the proposal to be regulated as a BDC and on November 18, 1997 we filed a notification of election to become a BDC with the Securities and Exchange Commission (“SEC”).

On March 30, 2005, stockholder approval was obtained to withdraw our election to be treated as a BDC and on March 31, 2005 we filed an election to withdraw our election with the Securities and Exchange Commission. At December 31, 2006, 8.9% of our assets, consisting of our investments in Alacra Corporation, on a consolidated basis with subsidiaries were comprised of investment securities within the meaning of the 1940 Act (“Investment Securities”). If the value of our assets that consist of Investment Securities were to exceed 40% of our total assets (excluding government securities and cash items) on an unconsolidated basis we could be required to re-register as an investment company under the 1940 Act unless an exemption or exclusion applies. We continue to evaluate ways in which we can dispose of these Investment Securities and do not believe that the value of our Investment Securities will increase in an amount that would require us to re-register as a BDC. Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategy of equity growth through creating, building and operating companies in the patient safety medical products industry. Registration under the 1940 Act would also subject us to increased regulatory and compliance costs, and other restrictions on the way we operate and would change the method of accounting for our assets under GAAP.

Our operations currently focus on the acquisition of controlling interests in companies and research and development of products and services in the health care and medical products field, particularly the patient safety markets. In the past we also focused on the financial services and real estate industries. On October 2005 our Board of Directors authorized us to evaluate alternative strategies for the divesture of our non-healthcare assets. As an extension on our prior focus on real estate, in March 2006 we acquired the remaining 50% equity interest in ASG and upon doing so we entered the business of developing properties for the operation of automated express car wash sites. However, on March 29, 2006, our Board of Directors determined to focus our business exclusively on the patient safety medical products field. The Board of Directors established a special committee in January 2007 to evaluate potential divestiture transactions for ASG and our other real estate assets The divestiture of ASG was completed on August 13, 2007.

SurgiCount Medical, Inc., developer of the Safety-Sponge System, a wholly-owned operating subsidiary, was acquired to enhance our ability to focus our efforts in the health care and medical products field, particularly the patient safety markets. Currently, we are evaluating ways in which to monetize our remaining non-patient safety related assets (the “non-core assets”).

SurgiCount’s Safety-Sponge System helps reduce the number of retained sponges and towels in patients during surgical procedures and allows for faster and more accurate counting of surgical sponges. The SurgiCount Safety-Sponge System is a patented turn-key array of modified surgical sponges, line-of-sight scanning SurgiCounters, and printPAD printers integrated together to form a comprehensive counting and documentation system. The Safety-Sponge System works much like a grocery store checkout process: Every surgical sponge and towel is affixed with a unique inseparable two-dimensional data matrix bar code and used with a SurgiCounter to scan and record the sponges during the initial and final counts. Because each sponge is identified with a unique code, a SurgiCounter will not allow the same sponge to be counted more than one time. When counts have been completed at the end of a procedure, the system will produce a printed report, or can be modified to work with a hospital's paperless system. By scanning the surgical dressings in at the beginning of a surgical procedure and then scanning them out at the end of the procedure, the sponges can be counted faster and more accurately than traditional methods which require two medical personnel manually counting the used and un-used sponges. The Safety-Sponge System is the only FDA 510k approved computer assisted sponge counting system. SurgiCount is the first acquisition in our plan to become a leader in the patient safety market.

A summary of our investment portfolio, also known as our non-core assets, which is valued at $1,431,000 and represents 17.4% of our September 30, 2007 total assets, is reflected below. Excluding our real estate investments, our investment portfolio represents 12.2% of our total assets. The investment portfolio is classified as long-term investments.

	September 30,	December 31,
	2007	2006
Alacra Corporation	$1,000,000	$1,000,000
Investments in Real Estate	430,563	430,563
Digicorp	—	10,970
	$1,430,563	$1,441,533

At September 30, 2007, our investment in Alacra Corporation represented our only significant investment security.

Alacra Corporation

At September 30, 2007, we had an investment in Alacra Corporation ( “Alacra” ), valued at $1,000,000, which represents 12.2% of our total assets. On April 20, 2000, we purchased $1,000,000 worth of Alacra Series F Convertible Preferred Stock. Alacra has recorded revenue growth in every year since the Company’s original investment, further, Alacra is forecasting that 2007 revenues will be approximately $19.2 million, which would represent an increase of 22% over 2006 unaudited revenues and result in approximately $750,000 of net income. At December 31, 2006, Alacra reported in their unaudited financial statement, total assets of approximately $4.7 million with total liabilities of approximately $7.4 million. Deferred revenue, which represents subscription revenues are amortized over the term of the contract, which is generally one year, and represented approximately $3.7 million of the total liabilities. We have the right, subject to Alacra having the available cash, to have the preferred stock redeemed by Alacra over a period of three years for face value plus accrued dividends beginning on December 31, 2006. Pursuant to this right, in December 2006 we informed management of Alacra that we were exercising our right to put back one-third of our preferred stock. If Alacra has a sufficient amount of cash to redeem our preferred stock, which we believe it has, we would expect the redemption to occur in December 2007. In connection with this investment, the Company was granted observer rights on Alacra board of directors meetings.

Alacra, a privately held company based in New York, is a global provider of business and financial information. Alacra provides a diverse portfolio of online services that allow users to find, analyze, package and present business information. Alacra’s customers include more than 750 financial institutions, management consulting, law and accounting firms and other corporations throughout the world. Currently, Alacra’s largest customer segment is investment and commercial banking, followed closely by management consulting, law and multi-national corporations.

Alacra’s online service allows users to search via a set of tools designed to locate and extract business information from the Internet and from Alacra’s library of content. Alacra’s team of information professionals selects, categorizes and indexes more than 45,000 sites on the Web containing the most reliable and comprehensive business information. Simultaneously, users can search more than 100 premium commercial databases that contain financial information, economic data, business news, and investment and market research. Alacra provides information in the required format, gleaned from such prestigious content partners as Thomson Financial™, Barra, The Economist Intelligence Unit, Factiva, Mergerstat® and many others.

The information services industry is intensely competitive and we expect it to remain so. Although Alacra has been in operation since 1996 they are significantly smaller in terms of revenue than a large number of companies offering similar services. Companies such as ChoicePoint, Inc. (NYSE: CPS), LexisNexis Group, and Dow Jones Reuters Business Interactive, LLC report revenues that range anywhere from $100 million to several billion dollars, as reported by Hoovers, Inc. As such, Alacra’s competitors can offer a far greater range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, greater global reach and more established relationships with potential customers than Alacra has. These larger and better capitalized competitors may be better able to respond to changes in the financial services industry, to compete for skilled professionals, to finance investment and acquisition opportunities, to fund internal growth and to compete for market share generally.

Real Estate Investments

At September 30, 2007, we had several real estate investments, valued in the aggregate at $431,000, which represents 5.2% of our total assets. In the past we held our real estate investments in Ault Glazer Bodnar Capital Properties, LLC (“AGB Properties”). AGB Properties, which was closed during 2006, was a Delaware limited liability company and a wholly owned subsidiary. The real estate investments, consisting of approximately 8.5 acres of undeveloped land in Heber Springs, Arkansas and 0.61 acres of undeveloped land in Springfield, Tennessee, are currently being marketed for sale. During the year ended December 31, 2006, we received payment on loans that were secured by real estate of $50,000. During the year ended December 31, 2005, we liquidated properties with a cost basis of $113,000, which resulted in a gain of $28,000. We expect that any future gain or loss recognized on the liquidation of some or all of our real estate holdings would be insignificant primarily due to the short period of time that the properties were owned combined with the absence of any significant changes in property values in the real estate markets where the real estate holdings are located.

The Medical Products and Healthcare Solutions Industry

We believe that the healthcare delivery system is under tremendous pressure to identify and commercialize simple medical solutions quickly to lower costs, control infections, reduce liability and eliminate preventable errors. Increased litigation and a renewed focus on patient safety by regulators is spurring demand for new innovative medical devices. With the convergence of scientific, electronic and digital technologies, new breakthroughs in medical devices will play a critical role in solving problems in healthcare and enhancing patient safety in the future.

The medical community recognizes the importance of improving patient safety, not only to enhance the quality of care, but also to help manage medical costs and related litigation costs. We are confident the medical profession and healthcare professionals will rise to the occasion and help develop the medical solutions to revolutionize health care.

We are dedicated to leading this effort through the development and introduction of ground-breaking patient safety products such as our lead product, the patented Safety-Sponge™ System, which management believes will allow us to capture a significant portion of the United States and European surgical sponge sales. Based upon assumptions by our management that take into consideration factors such as the approximate number of hospitals and operating rooms in the United States and Europe, the approximate number of surgeries performed annually, and estimates for the average cost of surgical sponges per surgery, we believe that the existing market for surgical sponge sales in the United States and Europe represents a market opportunity equal to or in excess of $650 million in annual sales. Such estimate assumes approximately 61 million surgeries performed annually in the United States and Europe, and an average cost of surgical sponges of $10.60 per surgery. In addition, we believe that our Safety-Sponge™ System could save up to an estimated $1.0 billion annually in retained sponge litigation. The estimated size of the surgical sponge market and actual savings derived from utilizing the Safety-Sponge™ System from retained sponge litigation is based on management’s estimates and assumptions made by management. Although management took into consideration statistics from research and published articles by the American Hospital Association and New England Journal of Medicine, as well as various articles located through a search of retained sponge verdicts, the specific assumptions are management’s interpretation of multiple sources. Further, management believes that a large amount of the litigation relating to medical malpractice claims are settled under the terms of confidential agreements, thus the actual amount of many settlements are never disclosed and therefore subject to speculation.

We intend to target hospitals, physicians, nurses and clinics as our initial source of customers. In addition, we plan to develop strategic alliances with universities, medical facilities and notable medical researchers around the United States that will provide research, development and promotional support for our products and services.

Customers and Distribution

On April 5, 2005, we entered into a consulting agreement with Health West Marketing Incorporated, a California corporation ( “Health West” ), pursuant to which Health West agreed to help us establish a comprehensive manufacturing and distribution strategy for the Safety-Sponge™ System worldwide. The initial term of the agreement was for a period of two years, however, the agreement was terminated with the appointment of Bill Adams, Health West’s Chief Executive Officer, to the position of Chief Executive Officer of SurgiCount effective April 21, 2006. In consideration for Health West's services, the Company agreed to issue Health West 42,017 shares of the Company's common stock. Through December 31, 2006, the Company has issued 26,261 shares, valued at $156,000, primarily for Health West’s assistance in structuring a comprehensive manufacturing agreement with A Plus International Inc. (“A Plus”), which was entered into on August 17, 2005. The Company has agreed to issue the remaining 15,756 shares for Health West’s services in assisting with the development of a regional distribution network to integrate the Safety-Sponge™ System into the existing acute care supply chain. The remaining shares will be issued during 2007. As an additional incentive, the Company granted Health West warrants to purchase a total of 175,000 shares of the Company’s common stock with an exercise price of $5.95 per share.

On November 14, 2006, SurgiCount entered into a Supply Agreement with Cardinal Health 200, Inc. ("Cardinal"). Pursuant to the agreement, Cardinal shall act as the exclusive distributor of SurgiCount's products in the United States, with the exception that SurgiCount may sell its products to one other specified hospital supply company, solely for its sale/distribution to its hospital customers. Under the agreement, SurgiCount agrees to maintain a specified fill rate on all orders for products. The term of the agreement is 36 months, unless earlier terminated as set forth therein. Otherwise, the agreement automatically renews for successive 12 month periods.

If Cardinal receives an offer from another supplier to purchase any or all of the products supplied by SurgiCount under the agreement on more favorable terms and conditions, of better grade or quality, at a more favorable net price or with new or improved technology, Cardinal must provide SurgiCount with written notice of such offer. SurgiCount will have 15 days following the date of the notice to notify Cardinal that it agrees to meet or improve upon such offer. If SurgiCount fails to so notify Cardinal in writing that it will meet or improve upon such offer within such 15 day period, Cardinal may terminate the agreement with respect to the product in question upon written notice to SurgiCount, without further obligation or liability. SurgiCount's notice to Cardinal that it agrees to meet or improve upon such offer shall constitute an amendment to the agreement with respect to those products.

SurgiCount may not assign its interest under the agreement without Cardinal's prior written consent. Further as part of the agreement, SurgiCount executed a Continuing Guaranty agreeing, among other things, to indemnify Cardinal for any loss or claim a) for property damage on account of any SurgiCount product except as may be caused by gross negligence or reckless disregard on the part of Cardinal or any of its employees, or b) arising on account of any infringement by any SurgiCount product of any patent, trademark or other proprietary right of any other party

In addition, the agreement provides that if the Company decides to divest, spin-off or otherwise sell SurgiCount or any material assets of SurgiCount (such as intellectual property) during the term of the agreement, Cardinal shall have a right of first refusal to purchase SurgiCount.

Geographic Areas

We intend to market and sell our patient safety products and services in the United States and in Europe. However, the principal markets, products and methods of distribution will vary by country based on a number of factors, including healthcare regulations, insurance coverage and customer demographics. Business activities in some countries outside the United States are subject to higher risks than comparable U.S. activities because the business and commercial climate is influenced by restrictive economic policies and political uncertainties.

Product Development

Our Safety-SpongeTM System allows for faster and more accurate counting of surgical sponges. The Safety-SpongeTM System is a two-part system consisting of a handheld scanner/imager/computer and of SurgiCount supplied surgical dressings. Our sponges are unique in that they are individually labeled with a “bar code” at the point of manufacture. The sponges are scanned in by a handheld scanner at the beginning of a surgical procedure, and then scanned out at the end of a procedure after their use. Each sponge, having a unique bar code, can accurately be accounted for at the end of the procedure. Without using our Safety-SpongeTM System, in a typical surgical procedure, a nurse and a scrub tech manually count all sponges used and un-used. The core of the Safety-SpongeTM System is the ability to uniquely identify an individual dressing.

SurgiCount began developing the Safety-SpongeTM line of sponges in February 1994 and received confirmation from the U.S. Food and Drug Administration (“FDA”) that, due to the minor nature of the change in surgical sponges attributed to the Safety-SpongeTM line of sponges, a new product listing was not warranted and the Safety-SpongeTM product line was granted 510k exempt status on November 8, 1999. In 2005, SurgiCount requested, and received in March 2006, 510(k) clearance to market and sell its patented Safety-Sponge™ System, which included the Safety-SpongeTM line of sponges.  The Safety-SpongeTM System is an integrated turn-key program of thermally affixed, data matrix tagged surgical sponges, line-of-sight scanning technology, and documentation that offers surgeons and hospitals a solution to gossypiboma - the term for surgical sponges accidentally left inside a human body after surgery.  The Safety-SpongeTM System is the first computer-assisted program of counting sponges ever cleared by the FDA.  The Safety-SpongeTM line of sponges has passed required FDA biocompatibility tests including ISO sensitization, cytotoxicity and skin irritation tests. The Center for Devices and Radiological Health (“CDRH”) handles the premarket notification process for medical devices at the FDA. The CDRH requires the biological evaluation of medical devices to determine the potential toxicity resulting from contact of the component materials of the device with the human body. Evaluation of any new device intended for human use requires data from systemic testing to ensure that the benefits provided by the final product will exceed any potential risk produced by device materials. CDRH Blue Book Memo G95-1 provides guidance for required biocompatibility testing procedures for medical devices. SurgiCount requested specific guidance from the CDRH as to the required biocompatibility tests for the Safety-SpongeTM line of products. The CDRH specifically guided SurgiCount to three required biocompatibility tests for the Safety-SpongeTM line: Cytotoxicity, Sensitization and Irritation/Intracutaneous Reactivity. SurgiCount has performed and in 2003 passed all three of these required biocompatibility tests. Cytotoxicity testing is conducted to determine whether or not the materials used in a medical device are harmfully reactive to certain biological elements on a cellular level. Sensitization or hypersensitivity reactions usually occur as a result of prolonged contact with a chemical substance that interacts with the body’s immune system. The tests are used to eliminate the possibility that patients will be exposed to strong sensitizing chemicals extracted from the medical device.

The tests were completed prior to our acquisition of SurgiCount, which occurred in February 2005. At the time the acquisition was completed we focused on developing the product for commercialization. Although passing the three biocompatibility tests was necessary to satisfy any questions as to whether or not the product was safe for use in the body it was only a part of the process required to commercialize the product. In order to utilize the product as designed, investment in specialized software, hardware as well as modification of current operating room procedures was needed.

At the time that we acquired SurgiCount we believed that sales of the Safety-SpongeTM System would begin to materialize during the first half of 2005, however, this expectation did not properly take into account the level of work required on software development. Software development, which was initially expected to take a few months, required approximately nine months for completion. Initially, we expected that basic modification to existing software would be sufficient; however, based upon feedback from third party users and consultants we abandoned our plan to modify existing software currently in use and developed our own proprietary software for the system. By developing our own proprietary software we extended the time required to bring Safety-SpongeTM System to market by approximately seven months.

We also did not adequately account for the level of testing that would be performed by the adopters of our Safety-SpongeTM System. Our expectation was that despite the pricing of our sponges, which is on average four times the cost of traditional sponges, hospitals would be eager to order the Safety-SpongeTM System solely because of the anticipated improved level of safety which we believe it provides patients undergoing surgery. Due to the nature of the medical products business, in spite of expectations for improved safety, any change in the procedures requires rigorous rounds of testing and review in every adopter.  Demonstrations are given to relevant parties and small “in-service” (an in-hospital teaching of how to use the system to the relevant staff members) sessions are performed with the results evaluated.  If the results are viewed positively a second larger in-service session is usually performed, which results are again reviewed.  Assuming a positive outcome of the in-service sessions, the entire staff must then be trained to use the system prior to the placement of any order. We currently estimate that the rounds of testing by an adopter could range between one to three months before a final decision is made to purchase our Safety-SpongeTM System. We have seen several successful in-service sessions and began receiving orders for the Safety-SpongeTM System, in limited quantities, during the quarter ended December 31, 2006.

The Safety-SpongeTM System is presently in the optimization and commercialization phase. Development of the Safety-SpongeTM System has been completed and the system is currently being rolled out into the market as a commercial product. As an exhibitor at the 54th Annual AORN Congress (Association of Perioperative Nurses) we demonstrated the Safety-SpongeTM System to the Health Care Community and officially began the national rollout of the Safety-SpongeTM System.

We intend to conduct further research and development to advance our products. However, we expect that any costs associated with R&D on our Safety-SpongeTM product will be insignificant and intend to outsource much of the R&D functions so that we may focus our direct efforts on optimizing the Safety-SpongeTM product and establishing distribution channels with strategic alliances with hospitals to deploy the product. We also seek qualified input from professionals in the healthcare profession as well as University hospitals such as Harvard and the University of California, San Francisco (“UCSF”). These physicians and researchers maintain medical practices primarily at University hospitals and are involved in various research and clinical development programs. We meet on an as needed basis to discuss medical, technology and development issues. Through direct contracts and sponsorship of studies, recommendations from these professionals have improved various aspects of the Safety-SpongeTM System. Examples where recommendations were utilized include: the ideal location for labels, label coarseness and thickness, improved operating room procedures, label structure and scanner functionality.

In the past we have relied on the professional advice of Dr. Jeffrey Pearl relating to operating room procedures and how to best adapt the Safety-SpongeTM for use in an operating room. Dr. Pearl is the Vice-chair of the Department of Surgery at UCSF, as well as the vice dean of the medical school and a highly respected medical researcher. In August of 2005, Dr. Pearl accepted a one-year consulting contract for continued services relating to operating room procedures and integration of the Safety-SpongeTM System. Integration of the Safety-SpongeTM System covers areas such as teaching nurses to use the system, optimum locations in the operating room, and optimum procedures for how to perform the count. The contract provided for a monthly cash payment of $2,000 and warrants to purchase 12,500 shares of our common stock.

We entered into a clinical trial agreement with Brigham and Women's Hospital, the teaching affiliate of Harvard Medical School, relating to SurgiCount's Safety-Sponge TM System. The clinical trial is the result of an on-going collaboration between Harvard and SurgiCount to refine the Safety-SpongeTM System in a clinical optimization study. Under terms of the agreement, Brigham and Women's Hospital collected data on how the Safety-Sponge System saves time, reduces costs and increases patient safety in the operating room. The study also assisted to refine the system's technical processes in the operating room to provide clear guidance and instruction to hospitals, easily integrating the Safety-SpongeTM System into operating rooms. Brigham and Women's Hospital received a non-exclusive license to use the Safety-SpongeTM System, while we will own all technical innovations and other intellectual properties derived from the study. We provided a research grant to Brigham and Women’s Hospital over the course of the clinical trial in the aggregate amount of $431,000 of which $108,000 was paid in 2005. The clinical trials were completed around September 2006.

Manufacturing

We believe that the raw materials used in our products are readily available and can be purchased and/or produced by several different vendors and, therefore, we do not anticipate being dependent on any one vendor for our raw materials.

In order to meet the expected demand for bar-coded surgical dressings SurgiCount entered into an agreement on August 17, 2005 for A Plus to be the exclusive manufacturer and provider of the Safety-Sponge™ products, which includes bar coded gauze sponges, bar coded laparotomy sponges, bar coded O.R. towels and bar coded specialty sponges. Services to be provided by A Plus include manufacturing, packaging, sterilization, logistics and all related quality and regulatory compliance. During the term of the agreement, A Plus agreed not to manufacture, distribute or otherwise supply any bar coded gauze sponges, bar coded laparotomy sponges, bar coded O.R. towels or bar coded specialty sponges manufactured in China for any third party except for SurgiCount. A Plus was founded in 1988 and is a global manufacturer of surgical dressings, patient drapes and surgical gowns. A Plus provides OEM support to the largest healthcare manufacturers and distributors in the world. A Plus employs over 6,000 people in seven factories throughout China and maintains over 200,000 sq. ft. of warehouse space in the United States. While we believe the manufacturing capacity of A Plus will be sufficient to meet our expected demand, in the event A Plus cannot meet our requirements the agreement allows us to retain additional providers of the Safety-Sponge™ products. The term of the agreement was for a period of five years and automatically renewed for successive three-year periods. Either party had the right to terminate the agreement without cause at any time after eight years upon delivery of 90 days prior written notice.

On January 29, 2007, on behalf of SurgiCount, we entered into an Exclusive License and Supply Agreement (the “Supply Agreement”) with A Plus. Pursuant to the agreement, A Plus agreed to act as the exclusive manufacturer for SurgiCount's products. A Plus was previously engaged in the manufacturing of SurgiCount's products under a Supply Agreement dated August 17, 2005, but was not previously granted the exclusive, world-wide license to manufacture and import SurgiCount's products. Pursuant to the Supply Agreement, A Plus was granted the exclusive, world-wide license to manufacture and import SurgiCount's products, including the right to sublicense to the extent necessary to carry out the grant. The Supply Agreement is a requirements contract, with projections of the maximum/minimum level of required inventory to be provided to A Plus on a quarterly basis. The pricing schedule shall remain at its current price for the first three (3) years of the Supply Agreement; thereafter, the pricing schedule shall be based upon the Cotlook Index and the RMB exchange rate. The term of Supply Agreement is eight years.

In conjunction with entering into the Supply Agreement we also entered into a subscription agreement with A Plus, in which we sold to A Plus 800,000 shares of our Common Stock and a warrant to purchase 300,000 shares of our common stock. The warrants have a term of five (5) years and have an exercise price equal to $2.00 per share. We received gross proceeds of $500,000 in cash and will receive $500,000 in product over the course of the next twelve (12) months. As of September 30, 2007, the Company had received $401,000 in product. Pursuant to the subscription agreement with A Plus, we agreed to appoint Wayne Lin, the President and Founder of A Plus, to our Board of Directors.

Research and Development

Research and development activities are important to our business. However, at this time we do not have a research facility but rather focus our efforts on acquisitions of companies operating within our target industries that have demonstrated product viability through their own research and development activities. We intend to outsource much of the research and development activities related to improving our existing products or expanding our intellectual property to similar products or products that have similar characteristics in our target industries. We did not incur any costs during the fiscal years ended December 31, 2006 or 2005 relating to the development of new products, the improvement of existing products, technical support of products and compliance with governmental regulations for the protection of consumers. In the future, these costs will be charged directly to income in the year in which they are incurred.

Patents and Trademarks

We intend to make a practice of obtaining patent protection on our products and processes where possible. Our patents and trademarks are protected by registration in the United States and other countries where our products are marketed.

We currently own patents issued in the United States and Europe related to the Safety-Sponge™ System. This is covered by patent #5,931,824 registered with the United States Patent and Trademark Office and patent #1 032 911 B1 registered with the European Patent Office, which permits the holder to label or identify a dressing with a unique identifier. Patent #5,931,824 and #1 032 911 B1 will expire in August of 2019 and March of 2017, respectively. U.S Patent Number 5,931,824 currently underwent a reexamination proceeding in the U.S. Patent Office.  During 2007, we received notification from the U. S. Patent Office that a reexamination certificate will be granted affirming the validity of the reexamined patent with certain amendments to the claims.  Our counsel has reviewed the amended claims and believes that they will cover the Safety-Sponge™ System as well as a broad range of commercially equivalent systems.  In addition to the reexamined patent and the European patent, we have filed one additional U. S. Patent application and one international patent application covering improved methods and systems for the automated counting and tracking of surgical articles, that would provide the Company’s Safety-SpongeTM System with an additional level of protection to prevent competitors from attempting to replicate and market a similar version of the Company’s Safety-SpongeTM System.

Sales of the Safety-Sponge™ System in the future are expected to contribute a significant part of our total revenue. We consider these patents and trademarks in the aggregate to be of material importance in the operation of our business. The loss or expiration of any product patent or trademark could result in a loss of market exclusivity and can result in a significant reduction in sales.

Competition

The medical products and healthcare solutions industry is highly competitive. We expect that if our business strategy proves to be successful, our current competitors in the medical products and healthcare solutions market may duplicate our strategy and new competitors may enter the market. We compete against other medical products and healthcare solutions companies, some of which are much larger and have significantly greater financial resources than we do. We also compete against large companies that seek to license medical products and healthcare solutions technologies for themselves. We cannot assure you that we will be able to successfully compete against these competitors in the acquisition, development, or commercialization of any medical products and healthcare solutions, funding of medical products and healthcare solutions companies or marketing of our products and solutions.

Competition in research, involving the development of new products and processes and the improvement of existing products and processes, is particularly significant and results from time to time in product and process obsolescence. The development of new and improved products is important to our success in all areas of our business. This competitive environment requires substantial investments in continuing research, multiple sales forces and strategic alliances. In addition, the winning and retention of customer acceptance of our patient safety products involves heavy expenditures for health care regulatory compliance, advertising, promotion and selling.

Because we have only begun selling and generating revenue from our patient safety products, our competitive position in the medical products and healthcare solutions industry cannot be determined.

Competitive Advantages

We believe that we are well positioned to provide financing and research and development resources to medical products and health care-related companies for the following reasons:

•	Focus on innovative technologies, products and services;

•	Network of well respected industry affiliations and medical expertise; and

•	Established deal sourcing network.

Though by the nature of our patents, we can have no direct competition, there are several existing individuals/companies that are trying to address the same issues as SurgiCount's Safety-Sponge System.  Among these are a medical malpractice lawyer named Daniel Ballard and two radio frequency identification (“RFID”)-based companies, RF Surgical and ClearCount Medical.

Mr. Ballard’s invention and patent revolves around imbedding radio-opaque pellets (similar to BB’s) into the sponges. These would be read by placing the used sponges into a special machine after a surgery that would count the pellets, and thus the sponges placed in the machine.

The RFID companies both have similar approaches to solving retained sponges. Their approach is to “impregnate” sponges with RFID tags. RFID-reading wands would be held over the patients at the end of surgeries to ensure that no sponges are left behind. It is our understanding from limited discussions with the principals of RF Surgical and ClearCount Medical, and from discussions with sponge manufacturers, that the RFID companies are still in the development stage with their competing products. SurgiCount has received FDA exemption for its Safety-Sponge System and its scanner is currently registered in the FDA’s database as non-interfering medical equipment. Since SurgiCount’s Safety-Sponge System is fully developed and ready for manufacturing and distribution, we believe this provides an advantage over the above competing products.

Regulation of the Medical Products and Healthcare Industry

The healthcare industry is affected by extensive government regulation at the federal and state levels. In addition, our business may also be subject to varying degrees of governmental regulation in the countries in which operations are conducted, and the general trend is toward regulation of increasing stringency. In the United States, the drug, device, diagnostics and cosmetic industries have long been subject to regulation by various federal, state and local agencies, primarily as to product safety, efficacy, advertising and labeling. The exercise of broad regulatory powers by the Food and Drug Administration (“FDA”) continues to result in increases in the amounts of testing and documentation required for FDA clearance of new drugs and devices and a corresponding increase in the expense of product introduction. Similar trends toward product and process regulation are also evident in a number of major countries outside of the United States, especially in the European Community where efforts are continuing to harmonize the internal regulatory systems.

The FDA administers the Food, Drug and Cosmetics Act (the “FDC Act”). Under the FDC Act, most medical devices must receive FDA clearance through the Section 510(k) notification process (“510(k)”) or the more lengthy premarket approval (“PMA”) process before they can be sold in the United States. All of our products, currently consisting only of the Safety-Sponge™ System, must receive 510(k) clearance or PMA approval. The Center for Devices and Radiological Health (“CDRH”) handles the PMA approval process for medical devices at the FDA. The CDRH places medical devices into one of many predefined groups, then classifies each group into one of three classes (Class I, II or III) based on the level of controls necessary to assure the safety and effectiveness of the specific device group. Class I and II devices also have subsets of “exempt devices” which are exempt from the PMA approval requirement subject to certain limitations. 21 CFR 878.4450 (”Gauze/Sponge, Internal, X-Ray Detectable”) is the defined device group that the Safety-Sponge line of products falls into. This defined device group is specifically denoted as “exempt” from the premarket notification process. SurgiCount submitted specific information on its Safety-Sponge product directly to the CDRH and received confirmation of the 501(k) exempt status of this line of products.

To obtain 510(k) marketing clearance, a company must show that a new product is “substantially equivalent” in terms of safety and effectiveness to a product already legally marketed and which does not require a PMA. Therefore, it is not always necessary to prove the actual safety and effectiveness of the new product in order to obtain 510(k) clearance for such product. To obtain a PMA, we must submit extensive data, including clinical trial data, to prove the safety, effectiveness and clinical utility of our products. FDA’s quality system regulations also require companies to adhere to certain good manufacturing practices requirements, which include testing, quality control, storage, and documentation procedures. Compliance with applicable regulatory requirements is monitored through periodic site inspections by the FDA. In addition, we are required to comply with FDA requirements for labeling and promotion. The Federal Trade Commission also regulates most device advertising.

The costs of human health care have been and continue to be a subject of study, investigation and regulation by governmental agencies and legislative bodies in the United States and other countries. In the United States, attention has been focused on drug prices and profits and programs that encourage doctors to write prescriptions for particular drugs or recommend particular medical devices. Managed care has become a more potent force in the market place and it is likely that increased attention will be paid to drug and medical device pricing, appropriate drug and medical device utilization and the quality of health care.

The regulatory agencies under whose purview we operate have administrative powers that may subject us to such actions as product recalls, seizure of products and other civil and criminal sanctions. In some cases we may deem it advisable to initiate product recalls voluntarily. We are also subject to the Safe Medical Devices Act of 1990, which imposes certain reporting requirements on distributors in the event of an incident involving serious illness, injury or death caused by a medical device.

In addition, sales and marketing practices in the health care industry have come under increased scrutiny by government agencies and state attorney generals and resulting investigations and prosecutions carry the risk of significant civil and criminal penalties.

Changes in regulations and healthcare policy occur frequently and may impact our results, growth potential and the profitability of products we sell. There can be no assurance that changes to governmental reimbursement programs will not have a material adverse effect on the Company and our operations.

Properties.

We do not own any real estate or other physical properties materially important to our operation. Our headquarters are located at 27555 Ynez Road, Suite 330, Temecula, CA 92591. We are responsible for paying approximately $4,300 per month for the lease expense associated with our headquarters. Our office space is currently approximately 2,000 square feet.

We also have several real estate investments. These investments range in cost, as carried in our financial statements, from $180,000 to $250,000 and are comprised of approximately 8.5 acres of undeveloped land in Heber Springs, Arkansas and 0.61 acres of undeveloped land in Springfield, Tennessee. Management does not currently believe that the Company’s real estate holdings represent a material risk to the Company.

Legal Proceedings.

On July 28, 2005, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed a lawsuit in the Superior Court of the State of California for the county of Los Angeles, Central District against us and five other defendants affiliated with Winstar Communications, Inc. The plaintiffs are attempting to collect a default judgment of $5,014,000 entered against Winstar Global Media, Inc. (“WGM”) by a federal court in New York, by attempting to enforce the judgment against us and the other defendants, none of whom are judgment debtors. Further, the plaintiffs are attempting to enforce their default judgment against us when their initial lawsuit in federal court against us was dismissed on the merits. The Court granted plaintiffs leave to amend the current Complaint after twice granting our motions to dismiss.   Plaintiffs made some changes to their Complaint and dropped two other defendants. On April 18, 2007, we filed our Answer setting forth our numerous defenses.  We believe the lawsuit is without merit and will be dismissed upon Summary Judgment.  In any event we intend to vigorously defend against the lawsuit.  However, an unfavorable outcome may have a material adverse effect on our business, financial condition and results of operations.

On February 3, 2006, WGM filed a lawsuit against us in the United States District Court, Southern District of New York. The WGM lawsuit attempts to collect upon the $1,000,000 note between the Company and Winstar Communications, Inc. (“Winstar”). As part of the purchase price paid by us on August 28, 2001 for an investment in Excelsior Radio Networks, Inc., we issued a $1,000,000 note to Winstar. This note was due February 28, 2002 with interest at 3.54% but in accordance with the terms of the purchase the Company had a right of offset against certain representations and warranties made by Winstar. On September 5, 2006, the Company reached a settlement agreement with WGM whereas the Company agreed to pay Winstar $750,000, pursuant to an agreed upon payment schedule, on or before July 2, 2007. On November 7, 2006, The United States Bankruptcy Court for the District of Delaware, approved the Company’s settlement agreement with WGM.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Prices

The Company’s common stock has been quoted on the OTC Bulletin Board since February 16, 2007 under the symbol PSTX. Prior thereto, the Company’s common stock was traded on the American Stock Exchange under the symbol “PST.” The following table sets forth the range of the high and low selling price of the Company’s common stock for the periods indicated below, as reported by the American Stock Exchange and OTC Bulletin Board.

Period	Prices (Low)	Prices (High)

2005
First Quarter	$4.18	$7.33
Second Quarter	$3.20	$6.23
Third Quarter	$2.90	$3.90
Fourth Quarter	$3.21	$4.64

2006
First Quarter	$2.27	$4.70
Second Quarter	$2.60	$4.30
Third Quarter	$1.45	$3.25
Fourth Quarter	$0.57	$3.97

2007
First Quarter	$1.01	$2.50
Second Quarter	$1.35	$1.85
Third Quarter	$0.85	$1.52

Our common stock is subject to Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, which impose certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 individually or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.

Stockholders

As of November 16, 2007, there were approximately 635 holders of record of the Company’s common stock. The Company has 25,000,000 shares of common stock authorized, of which 11,972,710 were issued and outstanding at November 16, 2007. The Company has 1,000,000 shares of convertible preferred stock authorized, of which 10,950 were issued and outstanding at November 16, 2007.

SELECTED CONSOLIDATED FINANCIAL DATA.

The following table sets forth selected summary historical financial data of the Company. The information presented below is derived from our audited financial statements as of December 31, 2006, 2005, 2004, 2003, and 2002 and our unaudited financial statements as of September 30, 2006 and 2007. This information is only a summary. The data should be read in conjunction with our financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	YEAR ENDED DECEMBER 31,					NINE MONTHS ENDED SEPTEMBER 30, (UNAUDITED)
BALANCE SHEET DATA	2006	2005	2004	2003	2002	2007	2006

Total assets	$11,181,446	$16,033,865	$6,934,243	$3,258,032	$4,632,338	$8,205,147	$11,654,435

Liabilities	$9,638,092	$6,659,923	$3,367,974	$1,233,894	$1,364,798	$6,714,089	$9,419,058

Net assets	$1,543,354	$9,120,950	$3,566,269	$2,024,138	$3,267,540	$1,491,058	$2,235,377

Shares outstanding	6,874,889	5,672,445	4,670,703	3,060,300	3,148,800	10,643,686	6,561,195

OPERATING DATA	2006	2005	2004	2003	2002	2003	2002

Revenues	$244,529	$562,374	—	$180,000	$450,000	$833,618	$122,389

Interest, dividend income and other, net	$2,251	$42,476	$11,056	$3,159	$5,081	$4,287	$2,250

Operating expenses	$7,850,090	$8,384,525	$2,923,983	$1,236,623	$1,950,049	$4,484,581	$6,473,813

Realized gains on investments, net	$(1,541,056)	$2,014,369	$1,591,156	$430,883	$237,327	$22,394	$(1,437,481)

Unrealized gains (losses) on marketable securities, net	$16,901	$32,335	$(1,054,702)	$(475,605)	$1,663,304	—	$16,901

Net gain (loss) applicable to common shareholders	$(13,699,802)	$(5,983,223)	$(2,485,407)	$(1,217,741)	$255,110	$(5,178,240)	$(12,167,584)

Basic and diluted net income (loss) per common share	$(2.15)	$(1.11)	$(0.75)	$(0.39)	$0.08	$(0.55)	$(1.94)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained elsewhere in this prospects. This discussion contains forward-looking statements that involve risks and uncertainties. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In many cases, you can identify forward-looking statements by terminology, such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from those projected in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

The following “Overview” section is a brief summary of the significant issues addressed in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”). Investors should read the relevant sections of the MD&A for a complete discussion of the issues summarized below.

Overview

Patient Safety Technologies, Inc. currently conducts its operations through a single wholly-owned operating subsidiary: SurgiCount Medical, Inc., a California corporation. Beginning in July 2005 through August 2007, the Company’s wholly-owned subsidiary, Automotive Services Group, Inc. (formerly known as Ault Glazer Bodnar Merchant Capital, Inc.), a Delaware corporation, held the Company’s investment in Automotive Services Group, LLC (“ASG”), its wholly-owned express car wash subsidiary. During the period from June 29, 2007 to August 13, 2007, Automotive Services Group sold all the assets held by ASG.

The Company, including SurgiCount Medical Inc. (“SurgiCount”), is engaged in the acquisition of controlling interests in companies and research and development of products and services focused primarily in the health care and medical products field, particularly the patient safety markets. SurgiCount is a developer and manufacturer of patient safety products and services. In addition, the Company holds various other unrelated investments which it is in the process of liquidating. The unrelated investments are recorded on the Company’s balance sheet in “long-term investments”.

The Company was incorporated on March 31, 1987, under the laws of the state of Delaware. Beginning in July 1987 until March 31, 2005 we operated as an investment company registered pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”). In or about August 1997 our Board of Directors determined it would be in the best interest of the Company and our stockholders to elect to become a registered business development company (a “BDC”) under the 1940 Act. On September 9, 1997 our shareholders approved the proposal to be regulated as a BDC and on November 18, 1997 we filed a notification of election to become a BDC with the Securities and Exchange Commission (“SEC”).

On March 30, 2005, stockholder approval was obtained to withdraw our election to be treated as a BDC and on March 31, 2005 we filed an election to withdraw our election with the SEC. At September 30, 2007, 12.2% of our assets, consisting primarily of our investment in Alacra Corporation, on a consolidated basis with our subsidiary were comprised of investment securities within the meaning of the 1940 Act (“Investment Securities”). If the value of our assets that consist of Investment Securities were to exceed 40% of our total assets (excluding government securities and cash items) on an unconsolidated basis we could be required to re-register as an investment company under the 1940 Act unless an exemption or exclusion applies. We continue to evaluate ways in which we can dispose of these Investment Securities and do not believe that the value of our Investment Securities will increase in an amount that would require us to re-register as a BDC. Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategy of equity growth through creating, building and operating companies in the patient safety medical products industry. Registration under the 1940 Act would also subject us to increased regulatory and compliance costs, and other restrictions on the way we operate and would change the method of accounting for our assets under GAAP.

Our operations currently focus on the acquisition of controlling interests in companies and research and development of products and services in the health care and medical products field, particularly the patient safety markets. In the past we also focused on the financial services and real estate industries. On October 2005 our Board of Directors authorized us to evaluate alternative strategies for the divesture of our non-healthcare assets. As an extension on our prior focus on real estate, in March 2006 we acquired the remaining 50% equity interest in ASG and upon doing so we entered the business of developing properties for the operation of automated express car wash sites. However, on March 29, 2006, our Board of Directors determined to focus our business exclusively on the patient safety medical products field. The Board of Directors established a special committee in January 2007 to evaluate potential divestiture transactions for ASG and our other real estate assets. The divestiture of ASG was completed on August 13, 2007.

SurgiCount Medical, Inc., developer of the Safety- Sponge™ System was acquired to enhance our ability to focus our efforts in the health care and medical products field, particularly the patient safety markets. Currently, we are evaluating ways in which to monetize our remaining non-patient safety related assets (the “non-core assets”).

SurgiCount’s Safety-Sponge System helps reduce the number of retained sponges and towels in patients during surgical procedures and allows for faster and more accurate counting of surgical sponges. The SurgiCount Safety-Sponge System is a patented turn-key array of modified surgical sponges, line-of-sight scanning SurgiCounters, and printPAD printers integrated together to form a comprehensive counting and documentation system. The Safety-Sponge System works much like a grocery store checkout process: Every surgical sponge and towel is affixed with a unique inseparable two-dimensional data matrix bar code and used with a SurgiCounter to scan and record the sponges during the initial and final counts. Because each sponge is identified with a unique code, a SurgiCounter will not allow the same sponge to be counted more than one time. When counts have been completed at the end of a procedure, the system will produce a printed report, or can be modified to work with a hospital's paperless system. By scanning the surgical dressings in at the beginning of a surgical procedure and then scanning them out at the end of the procedure, the sponges can be counted faster and more accurately than traditional methods which require two medical personnel manually counting the used and un-used sponges. The Safety-Sponge System is the only FDA 510k approved computer assisted sponge counting system. SurgiCount is the first acquisition in our plan to become a leader in the patient safety market.

Critical accounting policies and estimates

The below discussion and analysis of our financial condition and results of operations is based upon the accompanying financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Critical accounting policies are those that are both important to the presentation of our financial condition and results of operations and require management's most difficult, complex, or subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our most critical accounting policy relates to the valuation of our investments in non-marketable equity securities, valuation of our intangible assets and stock based compensation.

Valuation of Non-Marketable Equity Securities

In the past we invested in illiquid equity securities acquired directly from issuers in private transactions. These investments are generally subject to restrictions on resale or otherwise are illiquid and generally have no established trading market. Additionally, our investment in Alacra, our only remaining investment in a privately held company, will not be eligible for sale to the public without registration under the Securities Act of 1933. Because of the type of investments that we made and the nature of our business, our valuation process requires an analysis of various factors.

Investments in non-marketable securities are inherently risky and the one remaining privately held company that we have invested in may fail. Its success (or lack thereof) is dependent upon product development, market acceptance, operational efficiency and other key business success factors. In addition, depending on its future prospects, it may not be able to raise additional funds when needed or it may receive lower valuations with less favorable investment terms than in previous financings, thus causing our investments to become impaired.

We review all of our investments quarterly for indicators of impairment; however, for non-marketable equity securities, the impairment analysis requires significant judgment to identify events or circumstances that would likely have a material adverse effect on the fair value of the investment. The indicators that we use to identify those events or circumstances includes as relevant, the nature and value of any collateral, the portfolio company’s ability to make payments and its earnings, the markets in which the portfolio company does business, comparison to valuations of publicly traded companies, comparisons to recent sales of comparable companies, the discounted value of the cash flows of the portfolio company and other relevant factors. Because such valuations are inherently uncertain and may be based on estimates, our determinations of fair value may differ materially from the values that would be assessed if a liquid market for these securities existed.

Investments identified as having an indicator of impairment are subject to further analysis to determine if the investment is other than temporarily impaired, in which case we write the investment down to its impaired value. When a portfolio company is not considered viable from a financial or technological point of view, we write down the entire investment since we consider the estimated fair market value to be nominal. If a portfolio company obtains additional funding at a valuation lower than our carrying amount or requires a new round of equity funding to stay in operation and the new funding does not appear imminent, we presume that the investment is other than temporarily impaired, unless specific facts and circumstances indicate otherwise.

Security investments which are publicly traded on a national securities exchange or over-the-counter market are stated at the last reported sale price on the day of valuation or, if no sale was reported on that date, then the securities are stated at the last quoted bid price. We may determine, if appropriate, to discount the value where there is an impediment to the marketability of the securities held.

Valuation of Intangible Assets

We assess the impairment of intangible assets when events or changes in circumstances indicate that the carrying value of the assets or the asset grouping may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant under-performance of a product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in our use of the assets. Recoverability of intangible assets that will continue to be used in our operations is measured by comparing the carrying amount of the asset grouping to our estimate of the related total future net cash flows. If an asset grouping’s carrying value is not recoverable through the related cash flows, the asset grouping is considered to be impaired. The impairment is measured by the difference between the asset grouping’s carrying amount and its fair value, based on the best information available, including market prices or discounted cash flow analysis. Impairments of intangible assets are determined for groups of assets related to the lowest level of identifiable independent cash flows. Due to our limited operating history and the early stage of development of some of our intangible assets, we must make subjective judgments in determining the independent cash flows that can be related to specific asset groupings. To date we have not recognized impairments on any of our intangible assets related to the Safety Sponge™ System.

Stock-Based Compensation

We have adopted the provisions of SFAS No. 123(R), Share-Based Payment, effective January 1, 2005 using the modified retrospective application method as provided by SFAS 123(R) and accordingly, financial statement amounts for the prior periods in which the Company granted employee stock options have been restated to reflect the fair value method of expensing prescribed by SFAS 123(R). The fair value of each option grant, nonvested stock award and shares issued under the employee stock purchase plan were estimated on the date of grant using the Black-Scholes option pricing model and various inputs to the model. Expected volatilities were based on historical volatility of our stock. The expected term represents the period of time that grants and awards are expected to be outstanding. The risk-free interest rate approximates the U.S. treasury rate corresponding to the expected term of the option, and dividends were assumed to be zero. These inputs are based on our assumptions, which include complex and subjective variables. Other reasonable assumptions could result in different fair values for our stock-based awards.

Stock-based compensation expense, as determined using the Black-Scholes option pricing model, is recognized on a straight line basis over the service period, net of estimated forfeitures. Forfeiture estimates are based on historical data. To the extent actual results or revised estimates differ from the estimates used, such amounts will be recorded as a cumulative adjustment in the period that estimates are revised.

New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. The Company adopted FIN 48 on January 1, 2007. The adoption of FIN 48 did not have a material impact on our financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 does not require new fair value measurements but rather defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are currently assessing the impact of SFAS 157 on our consolidated financial position and results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115 (“SFAS 159”). This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement of accounting for financial instruments. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently assessing the impact adoption of SFAS No. 159 will have on our consolidated financial statements.

Financial Condition, Liquidity and Capital Resources

Our cash balance was $84,000 at September 30, 2007, versus $4,000 at December 31, 2006. Total current liabilities were $2,798,000 at September 30, 2007, versus $5,637,000 at December 31, 2006. The minor amount of cash, combined with relatively insignificant amounts of other current assets, resulted in working capital deficit of approximately $2,434,000 at September 30, 2007. Since we continue to have recurring losses we have relied upon private placements of equity and debt securities and we may rely on private placements to fund our capital requirements in the future. From August 2006 through the date of this prospectus we have sold to accredited investors in our private placements, as reflected below, $5,828,000 in equity securities.

2006 private placements

Between August 17, 2006 and December 15, 2007, we entered into various subscription agreements with accredited investors in private placements exempt from the registration requirements of the Securities Act. We issued and sold to these accredited investors an aggregate of 438,000 shares of our common stock and warrants to purchase an additional 119,000 shares of our common stock. The warrants are exercisable for a period of three years with an exercise price equal to $2.00. These issuances resulted in gross cash proceeds to us of $548,000. We used the net proceeds from these private placement transactions primarily for general corporate purposes and repayment of existing liabilities.

2007 private placements

Between January 29, 2007 and June 8, 2007, we entered into various subscription agreements with accredited investors in private placements exempt from the registration requirements of the Securities Act. We issued and sold to these accredited investors an aggregate of 2,952,000 shares of our common stock and warrants to purchase an additional 1,376,000 shares of our common stock. The warrants are exercisable for a period of three to five years with an exercise price equal to $2.00. These issuances resulted in aggregate gross proceeds to us of $3,690,000, of which $3,190,000 was in cash and $500,000 was in product which we will receive over the course of a twelve (12) month period. We used the net proceeds from these private placement transactions primarily for general corporate purposes and repayment of existing liabilities

On October 17, 2007, we entered into a securities purchase agreement with Francis Capital Management, LLC (“Francis Capital”), an accredited investor, in a private placement exempt from the registration requirements of the Securities Act. We issued and sold to Francis Capital an aggregate of 1,270,000 shares of our common stock and warrants to purchase an additional 763,000 shares of our common stock. The warrants are exercisable for a period of five years at an exercise price equal to $1.40 per share. These issuances resulted in aggregate gross proceeds to us of $1,500,000 in cash and the extinguishment of $90,000 in existing debt owed to Francis Capital by us. Pursuant to the terms of the securities purchase agreement, the Company may sell up to an aggregate of $3,000,000 in common stock and warrants under the securities purchase agreement by no later than November 16, 2007. We intend to use the net proceeds from this private placement transaction primarily for general corporate purposes and repayment of existing liabilities.

In addition to our private placements, we have also received a significant amount of funding from Ault Glazer Capital Partners, LLC (formerly AGB Acquisition Fund) (the “Fund”). AG Management is the managing member of the Fund. The managing member of AG Management is The Ault Glazer Group, Inc. (“The AG Group”) (f/k/a Ault Glazer Bodnar & Company, Inc.). The Company’s former Chairman and former Chief Executive Officer, Milton “Todd” Ault, III, is Chairman, Chief Executive Officer and President of The AG Group. At September 30, 2007 the outstanding principal balance of the loan that we entered into with the Fund was $2,531,000. At September 30, 2007 we also had outstanding promissory notes primarily to two additional lenders in the principal amount of $1,000,000.

On May 1, 2006, Herbert Langsam, a Class II Director of the Company, loaned the Company $500,000. The loan is documented by a $500,000 Secured Promissory Note (the “Langsam Note”). The Langsam Note accrues interest at the rate of 12% per annum and had a maturity date of November 1, 2006. The Langsam Note is in default and classified with current liabilities on the balance sheet. As a result of the default, the interest rate increased to 16% per annum.

On November 13, 2006, Mr. Langsam loaned the Company an additional $100,000. The loan is documented by a $100,000 Secured Promissory Note (the “Second Langsam Note”). The Second Langsam Note accrues interest at the rate of 12% per annum and had a maturity date of May 13, 2007. The Second Langsam Note is in default and classified with current liabilities on the balance sheet. As a result of the default the interest rate increased to 16% per annum.

Pursuant to the terms of Security Agreements dated May 1, 2006 and November 13, 2006, the Company granted the Herbert Langsam Revocable Trust a security interest in all of the Company’s assets as collateral for the satisfaction and performance of the Company’s obligations under the terms of the Langsam Note and the Second Langsam Note.

On November 3, 2006, we entered into a convertible promissory note in the principal amount of $400,000 with Charles J. Kalina, III (the “Kalina Note”). The Kalina Note bears interest at the rate of 12% per annum, is due to be paid on January 31, 2008, and is convertible into shares of the Company’s common stock at $1.25 per share.

During the period from June 29, 2007 to August 13, 2007, Automotive Services Group sold all the assets held by ASG thereby completing the liquidation of Automotive Services Group. We received net proceeds, after expenses of the sales, of $3,178,000 which resulted in a gain of $10,000. The majority of the proceeds from the sales were used to repay existing debt. By selling these assets the Company has positioned itself to aggressively pursue the market for surgical sponges in the United States and Europe, which we believe represents a market opportunity equal to or in excess of $650 million in annual sales.

Management is currently seeking additional financing and believes that it will be successful. However, in the event management is not successful in obtaining additional financing, existing cash resources, together with proceeds from investments and anticipated revenues from operations, may not be adequate to fund our operations for the twelve months subsequent to September 30, 2007. However, ultimately long-term liquidity is dependent on our ability to attain future profitable operations. We intend to undertake additional debt or equity financings to better enable us to grow and meet future operating and capital requirements.

As of September 30, 2007, other than our office lease and employment agreements with key executive officers, we had no commitments as liabilities not reflected in our consolidated financial statements.

Cash increased by $80,000 to $84,000 during the nine months ended September 30, 2007, compared to a decrease of $53,000 during the nine months ended September 30, 2006.

Operating activities used $2,585,000 of cash during the nine months ended September 30, 2007, compared to $2,030,000 during the nine months ended September 30, 2006.

Operating activities for the nine months ended September 30, 2007, exclusive of changes in operating assets and liabilities, used $2,919,000 of cash, as the Company's net cash used in operating activities of $2,585,000 included non-cash charges for depreciation and amortization of $377,000, debt discount of $1,045,000 and stock based compensation of $901,000. For the nine months ended September 30, 2006, operating activities, exclusive of changes in operating assets and liabilities, used $3,610,000 of cash, as the Company's net cash used in operating activities of $2,030,000 included non-cash charges for depreciation and amortization of $313,000 and interest of $2,880,000, realized losses of $1,437,000 and stock based compensation of $3,004,000.

Changes in operating assets and liabilities used cash of $334,000 during the nine months ended September 30, 2007, principally due to decreases in the level of accounts payable which were partially offset by an increase in accrued liabilities and a decrease in prepaid expenses. During the nine months ended September 30, 2006, changes in operating assets and liabilities produced cash of $1,580,000 during the nine months ended September 30, 2006, principally due to net proceeds received from marketable securities, decreases in our receivables from investments and increases in the level of accounts payable and accrued liabilities which were partially offset by decreases in the amounts due to our broker. The amount due to our broker was directly attributable to purchases of marketable investment securities that were purchased on margin or to securities that were margined subsequent to their purchase. During the three months ended March 31, 2006, we invested our cash balances in the public equity and debt markets in an attempt to maximize the short-term return on such assets. The amount due to our broker varied throughout the year depending upon the aggregate amount of marketable investment securities held by us and the level of borrowing against our available-for-sale securities. The actual amount of marketable investment securities held was influenced by several factors, including but not limited to, our expectations of potential returns available from what we considered to be mispriced securities as well as the cash needs of our operating activities. During times when we were heavily invested in marketable investment securities, our liquidity position was significantly reduced. We no longer make a practice of investing in marketable investment securities.

The principal factor in the $2,834,000 of cash provided by investing activities during the nine months ended September 30, 2007 was the sale of our express car wash and undeveloped land in Alabama for $3,178,000. This was partially offset by capitalized costs of $286,000 related to the ongoing development of purchased software related to our Safety-Sponge System. The principal factor in the $2,040,000 of cash used in investing activities during the nine months ended September 30, 2006 was the purchase of land of $1,697,000, capitalized construction costs of $383,000 related to ASG, and capitalized costs of $159,000 related to the ongoing development of software related to our Safety-Sponge System offset by proceeds from the sale of long-term investments of $250,000.

Cash used by financing activities during the nine months ended September 30, 2007 of $169,000 resulted primarily from net proceeds from the issuance of common stock and warrants of $3,051,000 offset by the repayment of the Winstar Note in the amount of $450,000 and other notes in the amount of $2,851,000. Cash provided by financing activities during the nine months ended September 30, 2006, of $4,017,000 resulted from the net proceeds from notes payable of $3,767,000 and the proceeds from the issuance of common stock for $250,000.

Investments

Our financial condition is partially dependent on the success of our existing investments. On March 29, 2006 our Board of Directors directed us to liquidate all of our investments and other assets that do not relate to the patient safety medical products business. Some of our investments are subject to restrictions on resale under federal securities laws and otherwise are illiquid, which will make it difficult to dispose of the securities quickly. Since we will be forced to liquidate some or all of the investments on an accelerated timeline, the proceeds of such liquidation may be significantly less than the value at which we acquired the investments. The following is a discussion of our most significant investments at September 30, 2007.

A summary of our investment portfolio, which is valued at $1,431,000 and represents 17.4% of our total assets, is reflected below. Excluding our real estate investments, our investment portfolio represents 12.2% of our total assets. The investment portfolio is classified as long-term investments.

September 30,
2007
Alacra Corporation	$1,000,000
Real Estate	430,563
$1,430,563

Alacra Corporation

At September 30, 2007, we had an investment in Alacra Corporation ( “Alacra” ), valued at $1,000,000, which represents 12.2% of our total assets. On April 20, 2000, we purchased $1,000,000 worth of Alacra Series F Convertible Preferred Stock. Alacra has recorded revenue growth in every year since the Company’s original investment. Further, Alacra is forecasting that 2007 revenues will be approximately $19.2 million, which would represent an increase of 22% over 2006 unaudited revenues and result in net income of approximately $750,000. At December 31, 2006, Alacra reported in their unaudited financial statements, total assets of approximately $4.7 million with total liabilities of approximately $7.4 million. Deferred revenue, which represents subscription revenues that are amortized over the term of the contract, which is generally one year, represented approximately $3.7 million of the total liabilities. We have the right, subject to Alacra having the available cash, to have the preferred stock redeemed by Alacra over a period of three years for face value plus accrued dividends beginning on December 31, 2006. Pursuant to this right, in December 2006 we informed management of Alacra that we were exercising our right to put back one-third of our preferred stock. If Alacra has a sufficient amount of cash to redeem our preferred stock, which we believe it has, we would expect the redemption to occur in December 2007. In connection with this investment, the Company was granted observer rights on Alacra board of directors meetings.

Alacra, a privately held company based in New York, is a global provider of business and financial information. Alacra provides a diverse portfolio of fast, sophisticated online services that allow users to quickly find, analyze, package and present business information. Alacra’s customers include more than 750 leading financial institutions, management consulting, law and accounting firms and other corporations throughout the world. Currently, Alacra’s largest customer segment is investment and commercial banking, followed closely by management consulting, law and multi-national corporations.

Alacra’s online service allows users to search via a set of tools designed to locate and extract business information from the Internet and from Alacra’s library of content. Alacra’s team of information professionals selects, categorizes and indexes more than 45,000 sites on the Web containing the most reliable and comprehensive business information. Simultaneously, users can search more than 100 premium commercial databases that contain financial information, economic data, business news, and investment and market research. Alacra provides information in the required format, gleaned from such prestigious content partners as Thomson Financial™, Barra, The Economist Intelligence Unit, Factiva, Mergerstat® and many others.

The information services industry is intensely competitive and we expect it to remain so. Although Alacra has been in operation since 1996, they are significantly smaller in terms of revenue than a large number of companies offering similar services. Companies such as ChoicePoint, Inc. (NYSE: CPS), LexisNexis Group, and Dow Jones Reuters Business Interactive, LLC report revenues that range anywhere from $100 million to several billion dollars, as reported by Hoovers, Inc. As such, Alacra’s competitors can offer a far greater range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, greater global reach and more established relationships with potential customers than Alacra has. These larger and better capitalized competitors may be better able to respond to changes in the financial services industry, to compete for skilled professionals, to finance investment and acquisition opportunities, to fund internal growth and to compete for market share generally.

Investments in Real Estate

At September 30, 2007, we had real estate investments valued at $431,000, which represents 5.2% of our total assets. In the past we held our real estate investments in Ault Glazer Bodnar Capital Properties, LLC (“AGB Properties”). AGB Properties, which was closed during 2006, was a Delaware limited liability company and a wholly owned subsidiary. The real estate investments, consisting of approximately 8.5 acres of undeveloped land in Heber Springs, Arkansas and 0.61 acres of undeveloped land in Springfield, Tennessee, are currently being marketed for sale. During the year ended December 31, 2006, we received payment on loans that were secured by real estate of $50,000. We expect that any future gain or loss recognized on the liquidation of some or all of our real estate holdings would be insignificant primarily due to the short period of time that the properties were owned combined with the absence of any significant changes in property values in the real estate markets where the real estate holdings are located.

Results of Operations

We account for our operations under accounting principles generally accepted in the United States. The principal measure of our financial performance is captioned “Loss available to common shareholders,” which is comprised of the following:

•	"Revenues," which is the amount we receive from sales of our products;

•	“Operating expenses,” which are the related costs and expenses of operating our business;

•	“Interest, dividend income and other, net,” which is the amount we receive from interest and dividends from our short term investments and money market accounts;

•	“Realized gains (losses) on investments, net,” which is the difference between the proceeds received from dispositions of investments and their stated cost; and

•
“Unrealized gains (losses) on marketable securities, net,” which is the net change in the fair value of our marketable securities, net of any (decrease) increase in deferred income taxes that would become payable if the unrealized appreciation were realized through the sale or other disposition of the investment portfolio.

Revenues

Three and nine months ended September 30, 2007 and 2006

We recognized revenues of $213,000 and $19,000 during the three months and $834,000 and $122,000 during the nine months ended September 30, 2007 and 2006, respectively. All of the revenues generated during the three and nine months ended September 30, 2007 related to sales of our Safety-Sponge System. Revenues during the three and nine months ended September 30, 2007 from sales of our Safety-Sponge System consisted of sales from the safety sponge of $213,000 and $728,000, respectively, and sales from hardware and supplies of $106,000 during the nine months ended September 30, 2007. Although hardware sales are not considered a recurring item, we expect that once an institution adopts our system, they will be committed to its use and therefore provide a recurring source of revenues for sales of the safety sponge.

We attribute a significant amount of the increase in sales generated by our Safety-Sponge System to increased product awareness and demand. The Safety-Sponge System is currently being evaluated by more than 10 medical institutions, the adoption by any one of which would have a material impact on our revenues. We expect that small medical institutions which adopt the Safety-Sponge System will represent approximately $100,000 in annual revenue whereas the larger institutions could represent annual recurring revenues of $600,000 or more. The adoption by the University of California San Francisco Medical Center in February 2007 of our Safety-Sponge System reflects current demand which we expect will begin to accelerate.

Excluding the $19,000 of revenues earned during the three months ended September 30, 2006, all of the revenues earned during the nine months ended September 30, 2006 were the result of a consulting agreement, consented to by IPEX, whereby the majority shareholder of IPEX and former President, former Chief Executive Officer and former director of IPEX (“Majority Shareholder”), retained us to serve as a business consultant to IPEX. In consideration for the services, during December 2005 the Majority Shareholder personally transferred us 500,000 shares of common stock of IPEX as a non-refundable consulting fee. This consulting agreement reflected our prior focus in the financial services and real estate industries. Since we now only focus our efforts on the patient safety markets, we do not expect to recognize revenue from these types of consulting agreements in the future.

Year 2006, 2005 and 2004

We recognized revenues of $245,000, $562,000, and nil for the years ended December 31, 2006, 2005 and 2004, respectively. Of these revenues, only $141,000 related to sales of our Safety-SpongeTM System. As expected, these initial revenues did not have a significant impact on our results of operations, however, we expect revenues will increase significantly during 2007 and the revenues from our Safety-SpongeTM System will in all probability become a continual source of funds to cover a portion of our operating costs.

Of the revenue earned during the years ended December 31, 2006 and 2005, 104,000 and $562,000, respectively, was the result of a consulting agreement, consented to by IPEX, whereby the majority shareholder of IPEX and former President, former Chief Executive Officer and former director of IPEX (“Majority Shareholder”), retained us to serve as a business consultant to IPEX. In consideration for the services, during December 2005, the Majority Shareholder personally transferred us 500,000 shares of common stock of IPEX as a non-refundable consulting fee. Services stipulated under the terms of the consulting agreement included, but were not limited to,: (i) a review of the business and operations (ii) advice in connection with IPEX’s purchase of certain intellectual property assets; (iii) the hiring by IPEX of a new Chief Executive Officer, Chief Operating Officer and a Vice President of Research & Development; and (iv) IPEX’s appointment of two new members to its Board of Directors. This consulting agreement reflected our prior focus in the financial services and real estate industries. Since we now only focus our efforts on the patient safety markets, we do not expect to revenue from these types of consulting agreements to be a source of recurring revenue.

On November 14, 2006, SurgiCount entered into a Supply Agreement with Cardinal Health 200, Inc., a Delaware corporation ("Cardinal"). Pursuant to the agreement, Cardinal shall act as the exclusive distributor of SurgiCount's products in the United States, with the exception that SurgiCount may sell its products to one other hospital supply company, named in the agreement, solely for the sale and distribution to its hospital customers. The term of the agreement is 36 months, unless earlier terminated as set forth therein. Otherwise, the agreement automatically renews for successive 12 month periods. Although we cannot reasonably predict or estimate the financial impact of the agreement with Cardinal we believe it will have a material impact on our results of operations due to the coordination of our sales efforts with Cardinal and their significant presence in the major medical institutions.

Expenses

Three and nine months ended September 30, 2007 and 2006

Operating expenses were $1,352,000 and $1,544,000 for the three months and $4,485,000 and $6,474,000 for the nine months ended September 30, 2007 and 2006, respectively.

The decrease in operating expenses of $1,989,000, for the nine months ended September 30, 2007 when compared to the nine months ended September 30, 2006, was primarily the result of salaries and employee benefits, which decreased by $1,500,000. Our Compensation Committee, currently comprised of two independent directors, determines and recommends to our Board the cash and stock based compensation to be paid to our executive officers and also reviews the amount of salary and bonus for each of our other officers and employees. The most significant component of employee compensation is stock based compensation expense.

For the nine months ended September 30, 2007, we recorded $422,000 related to grants of nonqualified stock options and $295,000 related to restricted stock awards to our employees and $126,000 related to restricted stock awards to our non-employee directors. During the nine months ended September 30, 2006, we recorded $1,297,000 relating to grants of nonqualified stock options and $1,102,000 related to restricted stock awards to our employees and non-employee directors. The issuance of stock options and restricted stock awards to our employees and non-employee directors, adjusted for the $126,000 in restricted stock awards to our non-employee directors which is recorded in general and administrative expenses, resulted in a decrease in stock based compensation expense of $1,682,000 for the nine months ended September 30, 2007. Therefore, excluding stock based compensation, salaries and employee benefits increased by $182,000.

At September 30, 2007, two of our executives were covered under employment agreements. Our Chief Executive Officer of SurgiCount Medical, Inc., Bill Adams is covered under a three year employment agreement with annual base compensation of $300,000 and; our President of Sales and Marketing of SurgiCount Medical, Inc., Richard Bertran, is covered under a three year employment agreement with annual base compensation of $250,000. None of our other executives our currently covered under an employment agreement, therefore, we are under no financial obligation, other than monthly salaries, for our other executive officers. Currently, monthly gross salaries for all of our employees are $135,000. However, prior to the elimination of three positions, monthly gross salaries for all of our employees were $155,000 at September 30, 2007 as opposed to $110,000 at September 30, 2006. We believe, as with all our operating expenses, that our existing cash resources, together with proceeds from investments, anticipated financings and expected revenues from our operations, should be adequate to fund our salary obligations.

The second largest component of our operating expenses is professional fees which decreased by $963,000 during the nine months ended September 30, 2007 compared to the amount reported during the nine months ended September 30, 2006. This decrease is primarily comprised of decreases in stock based compensation to outside consultants of $547,000. During the nine months ended September 30, 2006, stock based compensation expense of $604,000 was the most significant component of professional fees. The majority of the $604,000 that was recorded in stock based compensation related to a consulting agreement that we entered into in February 2006 with Analog Ventures, LLC (“Analog Ventures”) whereby Analog Ventures agreed to consult with us on matters relating primarily to the divestiture of our non-core assets and assist us in our efforts to focus our business exclusively on the patient safety medical products field. As an incentive for entering into the agreement, we agreed to issue Analog Ventures a warrant to purchase 175,000 shares of our common stock at an exercise price of $3.95, exercisable for 3 years. We recognized an expense of $405,000 related to these warrants.

The remaining decrease in professional fees, of $359,000, is primarily attributed to our clinical trial agreement with Brigham and Women's Hospital, the teaching affiliate of Harvard Medical School, relating to SurgiCount's Safety-Sponge System. The clinical trial is the result of an on-going collaboration between Harvard and SurgiCount to refine the Safety-Sponge System in a clinical optimization study. Under terms of the agreement, Brigham and Women's Hospital collected data on how the Safety-Sponge System saves time, reduces costs and increases patient safety in the operating room. The study also assisted in refining the system's technical processes in the operating room to provide clear guidance and instruction to hospitals, easily integrating the Safety-Sponge System into operating rooms. Brigham and Women's Hospital received a non-exclusive license to use the Safety-Sponge System, while we will own all technical innovations and other intellectual properties derived from the study. We provided a research grant to Brigham and Women’s Hospital over the course of the clinical trial in the aggregate amount of $431,000 of which $280,000 was expensed during the nine months ended September 30, 2006. The clinical trials were completed around September 2006.

All of our stock based compensation issued to employees, non-employee directors and consultants were expensed in accordance with SFAS 123(R). We valued the nonqualified stock options and warrants using the Black-Scholes valuation model assuming expected dividend yield, risk-free interest rate, expected life and volatility of 0%, 3.00% to 4.50%, three to five years and 63% to 102%, respectively. The restricted stock awards were valued at the closing price on the date the restricted shares were granted.

The increase in cost of sales of $412,000 reflects a shift in our revenue mix from revenue generated primarily through consulting services which do not have any costs of sales to that of sales of our Safety-Sponge System.

General and administrative expenses experienced an increase of $75,000 during the nine months ended September 30, 2007 over the prior year. During the nine months ended September 30, 2007, we recorded restricted stock awards to our non-employee directors of $126,000 in general and administrative expenses. After adjusting for these non-cash expenses general and administrative expenses reflected a decrease of $51,000. As discussed above, in Financial Condition, Liquidity and Capital Resources, we have a working capital deficit of $2,404,000 and have experienced continued losses. These financial constraints have required us to be selective in the expenses that we incur and where possible delay or forego an expense. This overall condition has resulted in a slight decrease in our cash based general and administrative expense. General and administrative expenses are comprised of a combination of a several types of expenses, none of which are significant individually.

Year 2006 compared to Year 2005

Operating expenses were $7,850,000, 8,385,000, and $2,924,000 for the years ended December 31, 2006, December 31, 2005 and December 31, 2004, respectively.

The decrease in operating expenses of $535,000, for the year ended December 31, 2006 when compared to December 31, 2005, was primarily the result of salaries and employee benefits, which decreased by $460,000. Our Compensation Committee, currently comprised of two independent directors, determines and recommends to our Board the cash and stock based compensation to be paid to our executive officers and also reviews the amount of salary and bonus for each of our other officers and employees. The most significant component of employee compensation is stock based compensation expense.

For the year ended December 31, 2006, we recorded $1,118,000 related to grants of nonqualified stock options, of which $114,000 was attributed to grants of nonqualified stock options to Darrell W. Grimsley, the Chief Executive Officer of our discontinued car wash segment. For comparison purposes, stock based compensation expense attributed to the discontinued car was segment will not be considered in an analysis of stock based compensation annual variances since expenses attributed to the discontinued operations are included as a separate line in our Consolidated Statements of Operations and Comprehensive Loss - Loss from discontinued car was segment. During the year ended December 31, 2006, we also recorded $1,105,000 related to restricted stock awards to our employees and non-employee directors. During the year ended December 31, 2005, we recorded $1,597,000 relating to grants of nonqualified stock options and $1,520,000 related to restricted stock awards to our employees and non-employee directors. The issuance of stock options and restricted stock awards to our employees and non-employee directors, excluding the value of the grant to Mr. Grimsley, resulted in a decrease in stock based compensation expense of $1,008,000 for the year ended December 31, 2006. Therefore, excluding stock based compensation, salaries and employee benefits increased by $548,000.

The increase in employee compensation of $548,000 is attributed to a combination of factors. During the six months ended June 30, 2005 we did not incur any salary expense on four highly compensated employees. During the quarter ended September 30, 2005 we entered into employment agreements with three of these highly compensated employees, which reflected annualized salaries of $450,000 and during the quarter ended June 30, 2006 we entered into the fourth employment contract with an annualized salary of $300,000. Excluding benefits, the absence of salary expense on these four highly compensated employees for either all or part of 2005 resulted in an increase of $436,000. In January 2006 we also entered into a non-recurring severance package of $180,000 that was paid to Milton “Todd” Ault III, our former Chairman and Chief Executive Officer. This severance package represented a $30,000 increase over Mr. Ault’s 2005 salary. In July 2006, subsequent to the payment of Mr. Ault’s severance package, Mr. Ault was re-appointed as our Chief Executive Officer at a nominal salary.

At December 31, 2006, four of our executives were covered under employment agreements. Our Chief Executive Officer, William B. Horne, is covered under a two year employment agreement with annual base compensation of $150,000; our Chief Executive Officer of SurgiCount Medical, Inc., Bill Adams is covered under a three year employment agreement with annual base compensation of $300,000; our President of Sales and Marketing of SurgiCount Medical, Inc., Richard Bertran, is covered under a three year employment agreement with annual base compensation of $200,000 and; our Chief Operating Officer of SurgiCount Medical, Inc., James Schafer, is covered under a two year employment agreement with annual base compensation of $100,000. As discussed above, the addition of these employment contracts effectively increased employee compensation during the year ended December 31, 2006 by $436,000. The remaining increase in employee compensation is attributed to an overall increase in benefits associated with the individuals that are covered under employment contracts. None of our other executives our currently covered under an employment agreement, therefore, we are under no financial obligation, other than monthly salaries, for our other executive officers. Currently, monthly gross salaries for all of our employees are $135,000. We believe, as with all our operating expenses, that our existing cash resources, together with proceeds from investments, anticipated financings and expected revenues from our operations, should be adequate to fund our salary obligations.

The second largest component of our operating expenses is professional fees, which decreased by $362,000 during the year ended December 31, 2006 compared to the amount reported during the previous year. This decrease is primarily comprised of decreases in stock based compensation to outside consultants of $489,000 offset by an overall increase in cash payments to consultants who are utilized to generate awareness and train health care professionals in the use of our Safety-SpongeTM System. As in employee compensation, stock based compensation expense is the most significant component of professional fees. During the year ended December 31, 2006 and 2005, professional fees included stock based compensation related to the issuances of restricted stock and warrants of $898,000 and $1,388,000, respectively. The decrease in stock based compensation of $490,000 paid to our outside consultants is the primary component of our decrease in professional fees. This $490,000 decrease was primarily caused from warrant issuances during the year ended December 31, 2006 and 2005, of $593,000 and $918,000, respectively, a decrease of $325,000. A significant amount of the warrants issued during the year ended December 31, 2006, relate to a consulting agreement that we entered into in February 2006 with Analog Ventures, LLC (“Analog Ventures”) whereby Analog Ventures agreed to consult with us on matters relating primarily to the divestiture of our non-core assets and assist us in our efforts to focus our business exclusively on the patient safety medical products field. As an incentive for entering into the agreement, we agreed to issue Analog Ventures a warrant to purchase 175,000 shares of our common stock at an exercise price of $3.95, exercisable for 3 years. We recognized an expense of $405,000 related to these warrants. In addition to the stock based compensation from the Analog Ventures warrant, we issued 75,380 warrants to purchase shares of our common stock at prices ranging from $1.25 to $2.00 per share to our placement agent, Ault Glazer & Co., LLC, (the “Placement Agent”). These warrants, which were valued at $79,000, were issued to the Placement Agent for their successful efforts in assisting us with raising debt and equity financing.

During the year ended December 31, 2005 the primary amount of the warrants issued related to a consulting agreement with Health West Marketing Incorporated (“Health West”) that we entered into in April 2005. As an incentive for entering into the agreement, we agreed to issue Health West a callable warrant to purchase 150,000 shares of our common stock at an exercise price of $5.95, exercisable for 5 years. We recognized an expense of $528,000 related to these warrants. In addition to the stock based compensation that we recognized as a result of our agreement with Health West, we issued additional warrants during the year ended December 30, 2005, valued at $361,000, to purchase shares of common stock to two consultants performing investor relations services.

In the past we have also issued shares of our common stock to consultants for payment of professional services. Pursuant to the April 2005 consulting agreement with Health West, we have recognized expenses of $250,000 related to the issuance 26,261 shares and future issuance of 15,756 shares of our common stock to Health West. We recognized $94,000 in 2006 as a result of Health West’s assistance in developing a regional distribution network to integrate the Safety-SpongeTM System into the existing acute care supply chain. The remaining $156,000 was recognized in 2005, a percentage upon the execution of our consulting agreement with Health West and the remaining amount upon our entering into a comprehensive manufacturing agreement with A Plus Manufacturing, Inc. The $62,000 decrease in expense from the issuance and future issuances of common stock to Health West combined with the $325,000 decrease in expense from warrants is the primary cause of the decrease in professional fees.

All of our stock based compensation issued to employees, non-employee directors and consultants were expensed in accordance with SFAS 123(R). We valued the nonqualified stock options and warrants using the Black-Scholes valuation model assuming expected dividend yield, risk-free interest rate, expected life and volatility of 0%, 3.00% to 4.50%, three to five years and 63% to 102%, respectively. The restricted stock awards were valued at the closing price on the date the restricted shares were granted.

The increase in cost of sales of $159,000 reflects a shift in our revenue mix from revenue generated primarily through consulting services which do not have any costs of sales to that of sales of our Safety-SpongeTM System.

The increase in amortization expense, which reflected an increase of $54,000, of our patents was caused by the full quarter of amortization during the three months ended March 31, 2006 as opposed to a partial quarter during the three months ended March 31, 2005. The entire capitalized costs of SurgiCount’s patents, valued at $4,685,000, are being amortized over their approximate useful life of 14.4 years. Since the SurgiCount patents were not acquired until the end of February 2005, amortization for the three months ended March 31, 2005 was only $27,000 as opposed to $81,000 during the three months ended March 31, 2006.

General and administrative expenses experienced an increase of $60,000 during the year ended December 31, 2006 over the prior year. Travel related expenses are a large component of general and administrative expenses and represented an increase of $187,000. This increase was attributed to expenses incurred in marketing our Safety-SpongeTM System to hospitals throughout the United States, attendance at trade shows and conventions to promote the Company’s Safety-SpongeTM System, and travel abroad to inspect the manufacturing facilities for our Safety-SpongeTM System. The offsetting decrease in general and administrative expenses is a combination of a several types of expenses, none of which are significant individually.

Year 2005 compared to Year 2004

The increase in operating expenses for the year ended December 31, 2005 when compared to December 31, 2004, was primarily the result of stock based compensation expenses, and to a lesser extent printing, stock exchange and transfer agent fees. Until October 22, 2004, the date our shareholders approved certain proposals relating to our restructuring plan to change from a business development company to an operating company, our principal activities involved the management of existing investments. As such, compensation expense during 2004 was primarily the salaries of our Chief Executive Officer and to a lesser extent the Chief Financial Officer. Since the restructuring plan, we have aggressively focused on expanding into the health care and medical products field, particularly the patient safety markets. A significant component of this strategy has resulted in the acquisition of assets. We have hired personnel in order to meet the increased needs of our current business focus which has resulted in increases in almost every expense category.

Printing, Amex stock exchange, and transfer agent fees for the year ended December 31, 2005 increased by $50,000, $62,000 and $55,000, respectively, over the year ended December 31, 2005. The increase is primarily attributable to work performed on our proxy statements, registration statements, annual report and related annual meeting of shareholders. All of these reports required a significant amount of additional time to prepare due to our change from a business development company to an operating company. Printing fees increased as a direct result of the greater number of printed documents, including business cards and stationary, as well as revisions to those documents. Amex stock exchange fees primarily increased as a result of a non-recurring fee associated with our 3 for 1 stock split.

Printing, Amex stock exchange, and transfer agent fees are a component of the $835,000 increase reflected in general and administrative expenses for the year ended December 31, 2005. An increase in travel related expenses of $240,000, sample product of $62,000, and a research grant to Brigham and Women’s Hospital of $108,000, also contributed to the overall increase in general and administrative expenses. Travel related expenses increased as a result of expenses incurred in identifying and reviewing investment opportunities and attendance at trade shows and conventions to promote our patient safety products. Travel related expenses also increased because of the need to visit prospective customers and demonstrate our Safety-SpongeTM System. These demonstrations created a need to order sample product for distribution at trade shows as well as to prospective customers.

On April 26, 2005 we entered into a clinical trial agreement with Brigham and Women's Hospital, the teaching affiliate of Harvard Medical School, relating to our Safety-SpongeTM System. The clinical trial is the result of an on-going collaboration between Harvard and us to refine the Safety-SpongeTM System in a clinical optimization study. Under terms of the agreement, Brigham and Women's Hospital collected data on how the Safety-SpongeTM System saves time, reduces costs and increases patient safety in the operating room. The study also assists us to refine the system's technical processes in the operating room to provide clear guidance and instruction to hospitals, easily integrating the Safety-SpongeTM System into operating rooms. Brigham and Women's Hospital received a non-exclusive license to use the Safety-SpongeTM System, while we will own all technical innovations and other intellectual properties derived from the study. Unless the clinical trial agreement is terminated by either us or Brigham and Women’s Hospital, we will provide a research grant to Brigham and Women’s Hospital over the course of the clinical trial in the aggregate amount of $431,000 of which $108,000 was paid in 2005. We anticipate that the remaining amount of the research grant, of $323,000 will be paid during the year ended December 31, 2007. The remaining increase in general and administrative expenses is a direct result of an overall increase in business activity associated with being an operating company with increased personnel. These expenses, which are not significant individually, include but are not limited to office supplies, research material, postage, marketing and maintenance costs.

A majority of our operating expenses consist of employee compensation, which increased by $3,200,000. The most significant component of employee compensation is stock based compensation expense. For the year ended December 31, 2005, we recorded approximately $1,597,000 relating to grants of nonqualified stock options and $1,520,000 related to restricted stock awards to our employees and non-employee directors, all of which were expensed in accordance with SFAS 123(R). During the year ended December 31, 2004, our total stock based compensation expense, which was caused from the issuance of 26,250 options to members of our Board of Directors, was $5,000. Thus, the increase in expenses related to the issuance of stock options and restricted stock awards to our employees and non-employee directors amounted to $3,112,000. The remaining increase in employee compensation of $171,000 is attributed to an increase in salaries and benefits of $662,000, attributed to the increased number of employees, offset by the lack of severance payments. At December 31, 2005, we had 13 full time employees as opposed to 7 full time employees at December 31, 2004. Further, of our full time employees at December 31, 2004, 3 were hired during the three months ended December 31, 2004. Included in compensation expense for the year ended December 31, 2004, was a non-recurring severance package paid to Stephen L. Brown, our former Chairman and Chief Executive Officer, of $483,000.

The second largest component of our operating expenses is professional fees, which increased by $1,039,000. As in employee compensation, stock based compensation expense is the most significant component of professional fees for year ended December 31, 2005. We incurred approximately $918,000 relating to the issuance of warrants and $470,000 related to restricted stock awards to our consultants performing services for us.

As discussed in our analysis of Year 2006 compared to Year 2005, a significant amount of stock based compensation expense during the year ended December 31, 2005 was attributed to the warrants issued to Health West, valued at $528,000, combined with warrant issued to two consultants performing investor relations services, valued at $361,000. Conversely, during the year ended December 31, 2004, we did not incur any charges related to warrant issuances to outside consultants.

During 2005 we also issued 150,000 warrants, valued at $537,000, to Aegis Securities Corp., a nonaffiliated consultant, for providing advisory services in connection with the acquisition of SurgiCount Medical, Inc. The services provided by Aegis Securities Corp. included an evaluation of and oversight over completion of the transaction. The value of the warrants, along with the purchase price and direct costs incurred as a result of the transaction, were capitalized. The entire capitalized costs, valued at $4,685,000, have been allocated to SurgiCount’s patents, with an approximate useful life of 14.4 years. Amortization expense related to the patents, for the year ended December 31, 2005, was approximately $270,000 as opposed to no expense during the year ended December 31, 2004.

During the years ended December 31, 2006, 2005 and 2004, all of our stock based compensation issued to employees, non-employee directors and consultants were expensed in accordance with SFAS 123(R). We valued the nonqualified stock options and warrants using the Black-Scholes valuation model assuming expected dividend yield, risk-free interest rate, expected life and volatility of 0%, 3.00% to 4.50%, three to five years and 63% to 102%, respectively. The restricted stock awards were valued at the closing price on the date the restricted shares were granted.

Interest, dividend income and other, net

We had interest income of $4,000 and $2,000 for the nine months ended September 30, 2007 and 2006, respectively.

The increase in interest income for the nine months ended September 30, 2007 when compared to September 30, 2006 was primarily the result of an overall increase in cash during the nine months ended September 30, 2007.

We had interest income of $2,000, $42,000 and $11,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

The decrease in interest income for the year ended December 31, 2006 when compared to December 31, 2005 was primarily the result of a decreased amount of fixed income investments held throughout the period, primarily during the first quarter of 2005. At March 31, 2005, we held in marketable securities approximately $2.5 million in U.S. Treasuries as opposed to no investments in U.S. Treasuries during the year ended December 31, 2006. Interest income recognized during the year ended December 31, 2004 was generated primarily from during December 2004 from the proceeds of our equity financing in which we received net proceeds of $3,925,000. Based upon our current cash position and future cash requirements we only expect to generate an immaterial amount of interest income during the current year.

Realized gains (losses) on investments, net

During the nine months ended September 30, 2007 we realized a net gain of $22,000 compared to a loss of $1,437,000 during the nine months ended September 30, 2006. Realized gains (losses) during the nine months ended September 30, 2007 reflect the sale of certain non-operating assets. The realized loss during the nine months ended September 30, 2006 was primarily due to our write down of 950,000 shares of IPEX common stock with a cost base of $1,458,000.

During the year ended December 31, 2006, we realized net losses of $1,542,000 which primarily related to our investment in IPEX. During 2006, we sold 95,000 shares of IPEX common stock for $8,000 and, because IPEX is no longer conducting business operations, we wrote down the carrying value of 950,000 shares of IPEX common stock. Our investment in IPEX had a cost basis of $1,458,000.

During the years ended December 31, 2005, we realized net gains of $2,014,000 primarily from our stock appreciation rights in our holding in Excelsior for $1,747,000.

During the year ended December 31, 2004, we realized net gains of $1,591,000. We realized a gain of $1,448,000 from the sale of 908,804 shares and warrants to purchase 87,111 shares of Excelsior common stock. Additionally, we realized a net gain of $143,000 from the sale of marketable securities.

Interest expense

We had interest expense of $1,418,000 and $2,931,000 for the nine months ended September 30, 2007 and 2006, respectively.

The decrease in interest expense for the nine months ended September 30, 2007 when compared to September 30, 2006 is primarily attributable to the non-cash interest charges incurred as a result of the debt discount associated with our short-term debt financings. During the nine months ended September 30, 2007 and 2006, we recorded $1,045,000 and $2,880,000, respectively, in non-cash interest charges. The non-cash interest charges that were incurred during the nine months ended September 30, 2006 included $136,000 that were attributed to our car wash segment and recorded in loss from discontinued operations. Thus, non-cash interest charges recorded in interest expense decreased $1,699,000 and represented the primary cause of the decrease in interest expense from 2006 to 2007. These non-cash charges resulted from the issuance of debt that either had conversion prices on the date of issuance that were below the fair market value of the underlying common stock or required the issuance of warrants to purchase shares of our common stock, which required us to record an expense based on the estimated fair value of the warrants. The remaining increase in interest expense is attributable to the overall increased level of borrowings during the nine months ended September 30, 2007 over the prior year.

We had interest expense of $3,156,000, $135,000 and $32,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The increase in interest expense for the year ended December 31, 2006 when compared to the prior years is primarily attributable to the non-cash interest charges incurred as a result of the debt discount associated with our short-term debt financings. During the year ended December 31, 2006 we recorded $2,983,000 in non-cash interest charges of which $136,000 related to loans at our discontinued car wash segment. Thus, non-cash interest charges, excluding those of our discontinued car wash segment, resulted in an increase of $2,847,000 and represented the primary cause of the increase in interest expense. These charges resulted from the issuance of debt that either had conversion prices on the date of issuance that was below the fair market value of the underlying common stock or required the issuance of warrants to purchase shares of our common stock, which required us to record an expense based on the estimated fair value of the warrant.

Unrealized gains (losses) on marketable securities, net

During the nine months ended September 30, 2006, unrealized appreciation of investments was $17,000. Due to the absence of any material amount of marketable securities during the nine months ended September 30, 2007, the Company did not recognize any unrealized appreciation. The increase in unrealized appreciation during the nine months ended September 30, 2006, was primarily due to the sale of 108,200 shares of Tuxis Corporation common stock, which at December 31, 2005 had unrealized depreciation of approximately $134,000. When we exit an investment and realize a loss, we make an accounting entry to reverse any unrealized depreciation we had previously recorded to reflect the depreciated value of the investment.

Unrealized appreciation of investments increased by $17,000 during the year ended December 31, 2006. Of this increase, $16,000 related to the sale of 108,200 shares of Tuxis Corporation and 95,000 shares of IPEX common stock. At December 31, 2005, both of these investments were classified as trading securities and while Tuxis Corporation had unrealized depreciation of $134,000 IPEX had unrealized appreciation of $118,000, which resulted in net unrealized depreciation of $16,000. When we exit an investment and realize a loss, we make an accounting entry to reverse any unrealized depreciation we had previously recorded to reflect the depreciated value of the investment.

Unrealized appreciation of investments increased by $32,000 during the year ended December 31, 2005, due to the price appreciation of our marketable securities.

Unrealized appreciation of investments decreased by $1,055,000 during the year ended December 31, 2004, primarily due to the sale of 908,804 shares and warrants to purchase 87,111 shares of Excelsior common stock for a realized gain. When we exit an investment and realize a gain, we make an accounting entry to reverse any unrealized appreciation we had previously recorded to reflect the appreciated value of the investment.

Loss from discontinued car was segment

The loss from our discontinued car was segment decreased by $1,331,000 to $166,000 during the nine months ended September 30, 2007 from a loss of $1,497,000 during the nine months ended September 30, 2006. ASG’s first site, developed in Birmingham, Alabama, had its grand opening on March 8, 2006. Thus, the nine months ended September 30, 2006 reflected slightly less than seven full months of operations whereas, due to the sale of our express car wash on June 29, 2007, the nine months ended September 30, 2007 reflected approximately six full months of operations. Further, at September 30, 2006, a goodwill impairment charge of $971,000 was recorded in the car wash services operating segment.  This goodwill impairment related to goodwill that resulted from the Company’s acquisitions of ASG in March 2006. During the nine months ended September 30, 2007, as a result of a more established business presence from a more mature business, revenues increased by $73,000 and operating costs decreased by $1,237,000. However, excluding goodwill impairment of $971,000, operating costs decreased by $266,000. The remaining operating cost decrease of $266,000 is primarily attributed to a $153,000 decrease in interest expense, of which $136,000 is non-cash interest charges incurred as a result of debt discount, and the incurrence of only six months of operating expenses during the nine months ended September 30, 2007 as opposed to nine months of operating expenses during the nine months ended September 30, 2006.

The loss from our discontinued car was segment increased by $1,585,000 during the year ended December 31, 2006 from a loss of $62,000 during the year ended December 31, 2005, its first year of operations. In response to the financial constraints stemming from our unsuccessful efforts to raise the necessary capital to continue the planned build-out on the additional car wash facilities, coupled with our emphasis on the patient safety markets, we evaluated alternative methods to divest the car wash services segment. Recognizing that revenues and cash flows would be lower than expected from the car wash services segment, we determined that a triggering event had occurred and conducted an interim goodwill impairment analysis in the quarters ended June 30, 2006 and September 30, 2006. As a result of our goodwill impairment analyses, we recorded goodwill impairment charges of $971,000 and nil during the year ended December 31, 2006 and 2005, respectively. This goodwill impairment related to goodwill that resulted from the Company’s acquisition of ASG.  The fair value of our reporting units were estimated using the expected present value of future cash flows and the valuation employed a combination of present value techniques to measure fair value and considered market factors.

The remaining increase in loss of $614,000 is primarily attributed to interest expense at the discontinued car wash segment of $458,000. The increase in interest expense was a combination of both non-cash interest charges of $136,000 incurred as a result of the debt discount associated with our short-term debt financings and interest expense of $322,000 attributable to the overall increase in borrowings that occurred during the year ended December 31, 2006.

Accumulated other comprehensive income

Unrealized gains (losses) on our investments designated as available-for-sale are recorded in accumulated other comprehensive income. At September 30, 2007 and December 31, 2006, our remaining investments were carried at cost and therefore we did not record any unrealized gains (losses) on these investments. At September 30, 2006, our restricted holdings in Digicorp were classified as available-for-sale. At September 30, 2006, the unrealized gains (losses) on our restricted holdings in Digicorp amounted to ($34,000), whereas at December 31, 2005, the unrealized gains (losses) on our restricted holdings in IPEX and Digicorp amounted to ($328,000) and $2,703,000, respectively. The cumulative decrease in net unrealized gains amounts to $2,409,000.

At December 31, 2005, we classified our restricted holdings in Digicorp and IPEX as available-for-sale. During the year ended December 31, 2006, we had disposed of or written-off these investments. At December 31, 2005, the unrealized gains (losses) on our restricted holdings in IPEX and Digicorp amounted to ($328,000) and $2,703,000, respectively. The cumulative decrease in net unrealized gains amounts to $2,375,000. We did not hold any investments classified as available-for-sale at December 31, 2004.

Taxes

We are taxed subject to federal income tax on a portion of our taxable income. At December 31, 2006, we had a net operating loss carryforward of approximately $20.4 million to offset future taxable income for federal income tax purposes. The utilization of the loss carryforward to reduce any future income taxes will depend on our ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The carryforward expires beginning in 2011.

A change in the ownership of a majority of the fair market value of our common stock can delay or limit the utilization of existing net operating loss carryforwards pursuant to Internal Revenue Code Section 382. We believe that such a change occurred during the year ended December 31, 2004. Based upon an analysis of purchase transactions of our equity securities during 2004, we believe that our net operating loss carryforward utilization is limited to approximately $755,000 per year.

Contractual Obligations

The following table sets forth information relating to our contractual obligations as of September 30, 2007:

	Payments Due by Period
		Less than
Contractual obligations	Total	1 year	1-3 years	3-5 years

Operating lease obligations	$26,043	$26,043	$—	$—
Notes Payable to Ault Glazer Capital Partners, LLC	2,530,558	—	—	2,530,558
Notes Payable to Herb Langsam	600,000	600,000	—	—
Note Payable to Charles Kalina III	400,000	400,000	—	—
Other Notes Payable	332,539	332,539	—	—
Employment Agreements	681,250	518,750	162,500	—
Total	$4,570,390	$1,877,332	$162,500	$2,530,558

Quantitative and Qualitative Disclosures About Market Risk.

Our business activities contain elements of market risk. We consider a principal type of market risk to be valuation risk. Investments and other assets are valued at fair value as determined in good faith by our Board of Directors.

We have invested a substantial portion of our assets in private development stage or start-up companies. These private businesses tend to be thinly capitalized, unproven, small companies that lack management depth and have not attained profitability or have no history of operations. Because of the speculative nature and the lack of public market for these investments, there is significantly greater risk of loss than is the case with traditional investment securities. We expect that some of our venture capital investments will be a complete loss or will be unprofitable and that some will appear to be likely to become successful but never realize their potential.

Because there is no public market for the equity interests of some of the small companies in which we have invested, the valuation of such the equity interests is subject to the estimate of our Board of Directors. In making its determination, the Board may consider valuation information provided by an independent third party or the portfolio company itself. In the absence of a readily ascertainable market value, the estimated value of our equity investments may differ significantly from the values that would be placed on them if a liquid market for the equity interests existed. Any changes in valuation are recorded in our consolidated statements of operations as either "Unrealized losses on marketable securities, net” or “Other comprehensive income."

MANAGEMENT.

Pursuant to the Company's Amended and Restated Certificate of Incorporation and its Bylaws, the number of directors constituting the Board shall be fixed from time to time by resolution passed by a majority of the Board. The number of directors on the Board is currently fixed at seven. The holders of the Series A Preferred Stock, voting separately as one class, shall have the right to elect three directors at all times during which the Series A Preferred Stock is outstanding (the “Series A Directors”). Directors are elected by class for a staggered term of three years for each class, with the term of office of one class of directors expiring each year. Directors serve until their successors are elected and qualified. No current disagreement exists between the Company and any of the current members of the Board regarding the operations, policies or practices of the Company.

The current directors of the company are as follows: David M. Augustine (Class I Director (Served since 2007) - nominated for re-election to the Board for a three-year term expiring in 2010); William B. Horne (Class I Director (Served since 2007) - nominated for re-election to the Board for a three-year term expiring in 2010); Herbert Langsam (Class II Director - (Served since 2004) - term expiring in 2008); Wenchen Lin (Class II Director - (Served since 2007) - term expiring in 2008); Arnold E. Spangler (Class III Director (Served since January 7, 2006) - term expiring in 2009); and Louis Glazer, M.D., Ph.G (Class III Director (Served since 2004) - term expiring in 2009). All of the Company’s directors are independent with the exception of William B. Horne.

Common Stock Directors

Arnold Spangler (1), (2),, age 58, is the Company’s Chairman and was elected by the Board of Directors to serve as a Class III Director of the Company on January 7, 2006 to fill the vacancy created by the first resignation of Milton “Todd” Ault, III effective January 9, 2006. From 1993 through 2005 Mr. Spangler was Managing Director of Mancuso & Co., a private merchant banking and equity firm which arranges and participates in leveraged buyout acquisitions. Mr. Spangler is currently on advisory boards of NYPPE Holdings, LLC and Total Equips, Inc., both private companies.

David Augustine, age 45, was elected by the Board of Directors to serves as a Class I Director of the Company on January 24, 2007 to fill the vacancy created by the resignation of Brig. Gen. Lytle Brown, III effective January 24, 2007. Mr. Augustine has almost twenty years experience as a successful legal advisor, managing principal and business consultant. Mr. Augustine began his career as an attorney in the Mergers and Acquisitions department of Skadden, Arps, Slate, Meagher & Flom, representing predominantly Fortune 500 companies. Mr. Augustine also started up the firm’s restructuring and reorganization department in its Wilmington, Delaware office. Mr. Augustine has guided numerous companies through successful restructurings both as a business principal and as a legal advisor. He also has substantial experience in the areas of intellectual property development, protection, and licensing.

John P. Francis, age 42, was elected by the Board of Directors to serves as a Class I Director of the Company on November 26, 2007 to fill the vacancy created by the resignation of William B. Horne effective as of that date. Mr. Francis is President of Francis Capital Management, LLC, an investment management firm specializing in small capitalization equities.   Mr. Francis has over eighteen years of experience in investment management, finance and accounting.

Wenchen Lin, age 51, was elected by the Board of Directors to serves as a Class II Director of the Company on March 28, 2007 to fill the vacancy created by the resignation of Alice Campbell effective January 26, 2007. Mr. Lin has almost twenty years experience as the President and founder of A Plus International, a successful manufacturer producing a variety of surgical dressings, film and plastic products and servicing the custom procedural tray industry on cotton textile products. A Plus has established relationships with key market leaders in the industries that A Plus services. Mr. Lin began his career serving as Vice-President to large trade and shipping companies, such as Trade Diversified, Inc. and Brother Trucking Co. and has vast knowledge and experience in oversees factories, trade, transport and distribution. Mr. Lin received his MBA from Ohio University and his accounting degree from Taiwan Suzhou University.

Series A Preferred Stock Directors

Louis Glazer, M.D., Ph.G. , age 76, has served as a Class III Director of the Company since October 22, 2004. Dr. Glazer also currently serves on the executive council of Patient Safety at Harvard Medical School and Brigham and Women's Hospital and as a member of AGB & Company IM’s advisory board and as an independent biotechnology and medical consultant. Until 2002, Dr. Glazer served as the chief anesthesiologist and medical director for the Vitreo-Retinal Clinic in Memphis, Tennessee. Prior to that, Dr. Glazer taught obstetrics anesthesia at the University of Tennessee, while practicing anesthesiology at Baptist East Hospital, Methodist Hospital, St. Francis Hospital and Baptist Memorial Hospital in Memphis, Tennessee. Dr. Glazer was also responsible for establishing anesthesia programs at Baptist Memorial Hospital and Methodist Hospital South in Memphis, Tennessee. Dr. Glazer received his B.S. in pharmacy from the University of Oklahoma and his M.D. from the University of Bologna School of Medicine in Italy.

Herbert Langsam (1), (2), age 76, has served as a Class II Director of the Company since October 22, 2004. Mr. Langsam also currently serves as president of Medicare Recoveries, Inc., a private company located in Oklahoma City, Oklahoma focused on providing Medicare claims and recovery services. Mr. Langsam serves as a member of the board of trustees for the Geriatric Research Drug Therapy Institute and as an adjunct professor at the University of Oklahoma Pharmacy School. Previously, Mr. Langsam was the founder, president and chief executive officer of Langsam Health Services, a conglomerate of health care companies that serviced 17,000 long-term care residents, that was acquired by Omnicare, Inc. in 1991. Mr. Langsam also served as the vice president of pharmacy services for Omnicare, Inc. following its acquisition of Langsam Health Services. Mr. Langsam received his B.S. in pharmacy from the University of Oklahoma.

(1)Member of Compensation Committee;

(2)Member of Audit Committee

Executive Officers

The executive officers of the Company as of December 17, 2007 are as follows:

Name and Age	Title	Served as an Officer Since
William B. Horne (38)	Chief Executive Officer and Chief Financial Officer and Principal Accounting Officer	2005
William Adams (51)	President and Chief Executive Officer of SurgiCount Medical, Inc.	2005
Rick Bertran (45)	President of SurgiCount Medical, Inc.	2005

Executive Officers

William B. Horne, age 38, Chief Executive and Chief Financial Officer and Principal Accounting Officer. Mr. Horne served as a Class I Director of the Company from January 9, 2007 to November 26, 2007 to fill the vacancy created by the resignation of Milton “Todd” Ault III effective January 9, 2007. From July 5, 2005 until June 8, 2006, Mr. Horne was also the Chief Financial Officer and a director of The Ault Glazer Group, Inc. (f/k/a Ault Glazer Bodnar & Company, Inc.), which is the managing member of AG Management. Since July 20, 2005, Mr. Horne has been a director of Digicorp (OTCBB: DGCO). From July 20, 2005 until April 20, 2007, Mr. Horne was also the Chief Financial Officer of Digicorp. From September 30, 2005 until December 29, 2005, Mr. Horne also served as Digicorp’s Chief Executive Officer and Chairman of Digicorp’s Board of Directors. Since January 2002, Mr. Horne has provided strategic financial consulting services to private and public companies. From May 2002 to April 2005, Mr. Horne held the position of Chief Financial Officer of Alaska Wireless Communications, a privately held advanced cellular communications company. From November 1996 to December 2001, Mr. Horne held the position of Chief Financial Officer of The Phoenix Partners, a venture capital limited partnership located in Seattle, Washington.

Bill Adams, age 51, President and Chief Executive Officer of SurgiCount Medical, Inc. Mr. Adams has 25 years of experience in the health care industry and the disposable medical supply business.  As the President of Health West Marketing since its inception in 1983, Mr. Adams pioneered the introduction of custom procedure trays into the acute care supply chain.  Additionally, Mr. Adams is one of the industry's leaders in taking advantage of global economics through the introduction of external manufacturing in China with A Plus International.  Mr. Adams has been actively involved in the design and development of SurgiCount Medical's Safety-Sponge System for several years and was instrumental in solidifying SurgiCount’s national distribution and manufacturing agreements.

Richard Bertran, age 45, President of SurgiCount Medical, Inc. From September 2002 until July 2005, Mr. Bertran was Director of North American Sales for eNGENUITY Technology, a company in the visualization and simulation software industry. From 1988 to 1998, Mr. Bertran served as Western Regional Sales Manager for Maxxim Medical, a company that creates and packages custom surgical packs.

COMPENSATION DISCUSSION AND ANALYSIS

We designed the compensation program for our named executive officers to attract, motivate, and retain key executives who drive the Company’s success. We seek to employ the best executive talent in our line of business. We want to reward our executives for business achievements and satisfaction of corporate objectives. Additionally, the overall executive compensation program, taken as a whole, should align the interests of the executives with the stockholders’ interests. We achieve these objectives through a compensation package that:

•	provides competitive total compensation consisting primarily of cash and stock,

•	allows our officer’s to participate in the benefit programs that we offer to all full-time employees,

•	provides certain officer’s to receive additional fringe benefits,

•	differentiates rewards based on the officer’s contributions to company performance, and

•	encourages our named executive officers to act as owners with an equity interest in Patient Safety.

We view, for compensation purposes, our competitors for executive talent as companies in the health care industry.

Determining Executive Compensation

The independent members of the Board approve the compensation of our named executive officers. The Compensation Committee makes a recommendation to the independent directors for annual compensation (including salary, bonus and stock-based compensation) of our named executive officers. These recommendations are based on:

Chief executive officer

•	The chief executive officer’s historical earnings,

•	a market competitive assessment of similar roles at other companies,

•	the earnings of other named executive officers, and

•	an evaluation of the chief executive officer’s performance for the fiscal year.

Named executive officers (other than the chief executive officer).

•	The executive’s historical earnings,

•	a market competitive assessment of similar roles at other companies,

•	internal comparisons to the compensation of other executives,

•	evaluations of performance for the fiscal year, and

•	the chief executive officer’s recommendations for each named executive officer’s base pay, and bonus amounts.

The evaluation is based on the success of the named executive officer in achieving his performance commitments, which include financial, strategic and company culture/leadership goals. The Board approves the named executive officers salary, bonus and stock-based compensation in the first quarter of the fiscal year after the relevant performance information is available.

The components of our executive compensation program

Our executive compensation program consists of three elements: base pay; cash bonus and grants of fair market value of either restricted stock or options to purchase shares of our common stock. We use this mix of programs for a variety of reasons:

•	As a package, these types of programs are typically offered by the types of companies from which we would seek executive talent.

•	As a package, these particular programs provide both a current and a long term incentive for the executive officers, thereby aligning the executives’ interests with shareholders.

•	These programs, as a package, provide the executives with short and long term rewards; this serves as a retention, as well as a motivational, device for the executives..

We also provide our named executive officers with a package of fringe benefits on the same basis that is provided to all full-time benefits eligible employees. These benefits include such items as health insurance and group term life insurance. We provide certain executives with an additional benefit of an automobile allowance, which is provided for in their employment contracts.

We believe that the package of executive compensation programs that we offer is competitive; we are able to attract and retain the executive talent that we need to successfully run our business. We currently believe that the long term incentive component of our executive compensation program, which uses fair market value stock options and grants of restricted common stock, provides executives with an incentive as well as putting a portion of their compensation at risk if our share price declines.

We believe that our named executive officers should have formalized employment contracts. The existence of a contract gives the Company, and the named executive officer structure as to the other’s expectations from the employment relationship. We also believe that the level of security that an employment contract provides to the executive is an important retention tool; we feel that many of the companies with whom we compete for executive talent offer such agreements, and that we would be at a competitive disadvantage if we did not have them. The salient terms of the employment agreements for the named executive officers are discussed in the “Employment Agreements” section.

Our process for setting executive pay

The Compensation Committee’s focus is to determine the compensation of the chief executive officer and to review the proposals of the chief executive officer regarding the compensation for other named executive officers. In 2006, the Compensation Committee made the final decision on all aspects of named executive officer pay. In 2007, the Compensation Committee will present recommendations to the entire Board of Directors for their approval.

Our executive compensation process begins with the chief executive officer’s submission of each executive’s total pay package to the Compensation Committee for its determination. We maintain a pay structure with ranges for each type of compensation (base pay, bonus, equity grant) for the named executive officers. We have developed this structure based on our knowledge of our industry.

Our process for determining the value of each component of executive pay functioned in the following manner for 2006:

Base pay: Base compensation for all of our named executive officers is provided for in their respective employment agreements, and the Company has the ability to make annual increases to the base pay level. Looking at information from other reporting companies, the chief executive officer makes a recommendation for executive base pay increases to the Compensation Committee. The Compensation Committee reviews the information provided by the chief executive officer and its supporting data, and makes a determination of annual base pay increases.

The Compensation Committee awarded the following base pay increases to the named executive officers; the increases were effective on January 1, 2007 for our chief executive and chief financial officer and May 1, 2007 for the President of SurgiCount Medical.

Named Executive Officer	Annualized 2006 Base	Annual Increase	Annualized 2007 Base	Percentage Increase
William Horne, Chief Executive and Chief Financial Officer	$150,000	$100,000	$250,000	66.7%

Bill Adams, President and Chief Executive Officer of SurgiCount Medical, Inc.	$300,000	$0	$300,000	0%

Richard Bertran, President of SurgiCount Medical, Inc.	$200,000	$50,000	$250,000	25%

Lynne Silverstein, Executive Vice President	$120,000	$0	$120,000	0%

James Schafer, Director of Manufacturing of SurgiCount	$100,000	$0	$100,000	0%

The Chief Executive and Chief Financial Officer received the largest raise because further analysis by the Compensation Committee indicated that the position was underpaid and the Compensation Committee wanted to establish an equitable level of base pay amounts for our three senior executives.

Annual bonus: Our annual bonus program for executives is administered in the following manner. Our Compensation Committee determines the amount of bonuses, if any, for each of our named executive officers. To the extent bonuses are made they are on a completely discretionary basis at the reasonable and good faith discretion of the Compensation Committee, based upon the financial performance of the Company. During 2006 the Compensation Committee did not award any bonuses.

Equity grants: In certain circumstances, the Compensation Committee may award equity grants to named executive officers. The reasons for these grants include:

•	an incentive to join the Company, based on compensation that is being forfeited through the termination of previous employment,

•	to encourage retention of critical talent,

•	as a strategic investment in someone deemed critical to the Company’s leadership, and

•	to reward outstanding performance

The chief executive officer recommends the equity grant, if any, to a named executive officer. The Compensation Committee considers the chief executive officer’s recommendation and makes a final decision based on the factors listed above. Equity grants that were made to named executive officers during 2006 were in connection with employment contracts executed by our Chief Executive and Financial Officer and the President and Chief Executive Officer of SurgiCount Medical. The equity grant during 2006 to our Chief Executive and Chief Financial Officer was in the form of time-vested restricted stock issued pursuant to an employment agreement. The equity grant during 2006 to our President and Chief Executive Officer of SurgiCount Medical was in the form of non-qualified stock options upon joining the Company. All other equity grants during 2006 to our named executive officers were made, based upon the recommendation of our former chief executive officer, to retain key executives. All of the options granted in 2006 were valued at fair market value as of the date of grant (as further explained below). One-fourth of the grant to our President and Chief Executive Officer of SurgiCount Medical will vest annually over a three year period beginning on the first anniversary of the date of grant, April 18, 2007. The remaining one-fourth will vest upon the occurrence of certain defined events. All other options granted in 2006 to our other named executive officers were vested at the time of grant.

In connection with the award of equity grants, the Principal Executive Officer provides the Compensation Committee with a proposal for equity grants as part of the employment contract process. The amount of the grant is based on the equity grant ranges for the position which the Company maintains. The Compensation Committee reviewed the Principal Executive Officer’s proposal and the underlying information, and makes its determination as to the grant.

We establish the exercise price for our options in the following manner:

For a new hire, the Compensation Committee approves the grant and establishes the price based on the Company’s closing price on the day of Compensation committee approval; however, if the executive has not yet started employment as of the date of Compensation Committee approval, the price is set as the Company’s closing price on the executive’s first day of work.

For a new contract for a current executive, the Compensation Committee approves the grant and establishes the price based on the Company’s closing price on the day of Compensation Committee approval.

We believe that the grant of fair market value stock options, even though there is now a financial statement impact before the options are exercised, continues to provide substantial benefits to the Company and the executive. We benefit because the options align the executive’s financial interest with the shareholders’ interest:

The executives benefit because:

•	They can realize additional income if our shares increase in value, and

•	They have no personal income tax impact until they exercise the options

We do not maintain any equity ownership guidelines for our named executive officers. We have adopted a corporate policy which expressly prohibits any named executive officer from trading in derivative securities of our Company, short selling our securities, or purchasing our securities on margin at any time. We do not time the granting of our options with any favorable or unfavorable news relating to our Company. Proximity of any awards to an earnings announcement, market event or other event related to us is purely coincidental.

Because we feel that each of our named executive officers provides unique services to us, we do not use a fixed relationship between base pay, short term bonus and equity awards. When the Compensation Committee makes the final decisions about a named executive officers total compensation package for a year, the three elements (base pay, bonus and equity award) are considered both individually and as a complete package. We do not take into account amounts that a named executive officer may have realized in a year as a result of short term bonus awards or stock option exercises when we establish pay levels and goals for the current year. Overall, we believe that our total compensation program for executives is reasonable while being competitive with market peers.

The following table sets forth information concerning the annual and long-term compensation earned by or paid to our Chief Executive Officer and to other persons who served as executive officers as at and/or during the fiscal year ended December 31, 2006 who earned compensation exceeding $100,000 during 2006 (the “named executive officers”), for services as executive officers for the last three fiscal years.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
William B. Horne, Chief Executive & Chief Financial Officer(1)	2006 2005 2004	150,000 75,000 0	0 750 0	38,703 277,536 0	0 227,732 0	0 0 0	0 0 0	255 368 0	188,958 581,386 0
Bill Adams, President & Chief Executive Officer of SurgiCount (2)	2006 2005 2004	206,250 0 0	0 0 0	0 0 0	996,302 0 0	0 0 0	0 0 0	822 0 0	1,203,374 0 0
Lynne Silverstein, Executive Vice President	2006 2005 2004	120,000 120,000 0	0 0 0	123,000 158,000 0	108,085 131,384 0	0 0 0	0 0 0	200 591 0	351,285 409,975 0
Richard Bertran, President of SurgiCount	2006 2005 2004	200,000 92,500 0	0 750 0	0 36,000 0	0 343,195 0	0 0 0	0 0 0	360 433 0	200,360 47,878 0
James Schafer, Director of Manufacturing of SurgiCount	2006 2005 2004	100,000 39,807 0	0 750 0	0 50,000 0	0 186,324 0	0 0 0	0 0 0	342 361 0	100,342 277,242 0
Louis Glazer, M.D., Ph.G., Former Chief Executive Officer	2006 2005 2004	118,750 120,000 0	0 750 0	246,000 316,000 0	216,169 262,768 0	0 0 0	0 0 0	1,060 2,582 0	581,979 702,100 0
Milton “Todd” Ault III, Former Chief Executive Officer	2006 2005 2004	180,000 150,000 0	0 750 0	270,000 316,000 0	237,259 262,768 0	0 0 0	0 0 0	184 1,248 0	687,443 730,766 0

(1)	Mr. Horne was appointed Chief Executive Officer on January 9, 2007.

(2)	Mr. Adams was appointed President on February 28, 2007 and Chief Executive Officer of SurgiCount on April 21, 2006.

(3)
Represents the dollar amount recognized for financial reporting purposes of restricted stock grants and stock options awarded in 2006, 2005 and 2004, respectively, computed in accordance with SFAS 123(R).

(4)	Primarily represents long term disability premiums and life insurance premiums paid by the Company

The following table sets forth information with respect to the named executive officers concerning the grant of stock options during the fiscal year ended December 31, 2006. The Company did not have any outstanding stock appreciation rights (“SARs”) as of December 31, 2006.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks	All Other Option Awards: Number of Securities		Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units(#)	Underlying Options(#)		Awards ($/Sh)	Option Awards
William B. Horne	3/29/2006	0	0	0	0	0	0	12,648	—		0	38,703
Bill Adams	4/18/2006	0	0	0	0	0	0	—	400,000		3.50	996,302
Lynne Silverstein	1/31/2006 1/31/2006	0 0	0 0	0 0	0 0	0 0	0 0	— 30,000	45,000 —	(1)	4.10 0	108,085 123,000
Richard Bertran	—	0	0	0	0	0	0	—	—		0	0
James Schafer	—	0	0	0	0	0	0	—	—		0	0
Louis Glazer, M.D., Ph.G.,	1/31/2006 1/31/2006	0 0	0 0	0 0	0 0	0 0	0 0	— 60,000	90,000 —	(2)	4.10 0	216,169 246,000
Milton “Todd” Ault III	1/09/2006 1/09/2006	0 0	0 0	0 0	0 0	0 0	0 0	— 60,000	90,000 —	(2)	4.50 0	237,259 270,000

(1)	15,000 options were cancelled subsequent to the grant date.

(2)	30,000 options were cancelled subsequent to the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
William B. Horne	78,000	0	0	5.267	3/30/2015	0	0	0	0
Bill Adams	100,000	300,000	0	3.50	4/18/2016	0	0	0	0
Lynne Silverstein	45,000 30,000	0 0	0 0	5.267 4.10	3/30/2015 1/31/2016	0 0	0 0	0 0	0 0
Richard Bertran	66,667	133,333	0	5.00	7/18/2015	0	0	0	0
James Schafer	31,250	118,750	0	5.00	8/08/2015	0	0	0	0
Louis Glazer, M.D., Ph.G.,	75,000 60,000	0 0	0 0	5.267 4.10	3/30/2015 1/31/2016	0 0	0 0	0 0	0 0
Milton “Todd” Ault III	75,000 60,000	0 0	0 0	5.267 4.10	3/30/2015 1/09/2016	0 0	0 0	0 0	0 0

	OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Aquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Aquired on Vesting (#)	Value Realized on Vesting ($)
William B. Horne	0	0	49,751	161,365
Bill Adams	0	0	0	0
Lynne Silverstein	0	0	48,000	205,800
Richard Bertran	0	0	0	0
James Schafer	0	0	0	0
Louis Glazer, M.D., Ph.G.,	0	0	96,000	411,600
Milton “Todd” Ault III	0	0	96,000	435,600

Pension Benefits

The Company does not offer a pension benefit plan.

Non-Qualified Deferred Compensation

The Company does not offer a non-qualified deferred compensation plan.

Compensation of Directors

As of December 31, 2006, each director of the Company is eligible to receive a fee of $500 plus reimbursement of expenses incurred in attending each board meeting. In addition, directors are eligible to receive grants of restricted stock and/or stock options pursuant to the Company’s compensation plans which are described below. During 2006, the Company did not compensate any of its directors in cash. The following table provides certain summary information concerning the compensation paid to directors, other than William Horne (our Chief Executive Officer), Milton “Todd” Ault III and Louis Glazer, M.D., Ph.G. (our former Chief Executive Officers), during 2006. All compensation paid to Messrs. Horne, Ault and Glazer is set forth in the table under “Executive Compensation.”

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (5)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Arnold Spangler	0	43,000	37,786	0	0	0	80,786
Herbert Langsam	0	43,000	37,786	0	0	0	80,786
David Augustine (1)	0	0	0	0	0	0	0
Wenchen Lin (2)	0	0	0	0	0	0	0
Alice Campbell (3)	0	49,450	37,786	0	0	0	87,236
Brigadier General (Ret.) Lytle Brown III (4)	0	43,000	37,786	0	0	0	80,786

(1)	Mr. Augustine was appointed as a director effective January 24, 2007.

(2)	Mr. Lin was appointed as a director effective March 28, 2007.

(3)	Ms. Campbell resigned as a director effective January 26, 2007.

(4)	Mr. Brown resigned as a director effective January 24, 2007.

(5)	Represents the dollar amount recognized for financial reporting purposes of restricted stock grants and stock options awarded, computed in accordance with SFAS 123(R).

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members currently are Messrs. Herbert Langsam and Arnold Spangler, each of whom is independent. Each member of the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 under Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Mr. Langsam serves as the Chairman of the Compensation Committee. None of these individuals is a present or former officer or employee of the Company.

During the last fiscal year, no executive officer of the Company served either as: (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; (2) a director of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information with respect to beneficial ownership (as that term is defined in the rules and regulations of the SEC) of the Company’s common stock and preferred stock as of November 15, 2007, by (1) each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding common stock and preferred stock, (2) each director of the Company, (3) each current executive officer listed in the Summary Compensation Table and (4) all directors and named executive officers of the Company as a group. Except as otherwise indicated, to the Company’s knowledge, all shares are beneficially owned and investment and voting power is held as stated by the persons named as owners. The address for all beneficial owners, unless stated otherwise below, is c/o Patient Safety Technologies, Inc., 27555 Ynez Road, Suite 330, Temecula, CA 92591.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares of Common Stock (1)		Percent of Class	Number of Shares of Preferred Stock (2)		Percent of Class

Greater than 5% Beneficial Owners:
Ault Glazer Asset Management LLC 1800 Century Park East, Ste. 200 Los Angeles, California 90067	3,312,187	(3)	26.3%	10,750	(3)	98.2%

DSAM Fund LP 222 Broadway, 6th Floor New York, NY 10038	1,230,000	(4)	9.9%	---		---

Alan E. Morelli 225 Mantua Road Pacific Palisades, California 90272	1,151,351	(5)	8.8%	---		---

A Plus International, Inc. 5138 Eucalyptus Avenue Chino, California 91710	1,100,000	(6)	9.0%	---		---

Steven Bodnar & Bodnar Capital Management LLC 680 Old Academy Road Fairfield, CT 06824	843,750	(7)	6.9%	---		---

Francis Capital Management, LLC 429 Santa Monica Blvd., Suite 320 Santa Monica, CA 90401	2,170,200	(14)	17.0%	---		---

Directors and Named Executive Officers:
Louis Glazer, M.D., Ph.G	141,600	(8)	1.2%	---		---

John P. Francis	2,170,200	(14)	17.0%	---		---

William B. Horne	226,016	(9)	1.9%	---		---

Richard Bertran	76,667		*	---		---

Arnold Spangler	156,250	(10)	1.3%	---		---

Bill Adams	186,261	(11)	1.5%	---		---

Wenchen Lin	1,100,000	(6)	9.0%	---		---

David Augustine	12,500	(12)	*	---		---

Herbert Langsam	172,903	(13)	1.4%	---		---

All directors and named executive officers as a group (9 persons)	4,298,941		31.4%	---		---

* Represents less than 1%

(1)
Applicable percentage ownership is based on 11,972,710 shares of common stock outstanding as of November 15, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of November 15, 2007 for each security holder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of November 15, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Applicable percentage ownership is based on 10,950 shares of Series A Convertible Preferred Stock outstanding. Each share of Series A Convertible Preferred Stock is convertible into 22.5 shares of common stock. Except as otherwise required by law, each holder of Series A Convertible Preferred Stock is entitled to vote on all matters submitted to our stockholders, voting together with the holders of common stock as a single class, with each shares of Series A Convertible Preferred Stock entitled to one vote per share.

(3)
Ault Glazer Asset Management LLC (“AG Management”) is a registered Investment Adviser. The securities beneficially owned by AG Management represents securities held by certain private investment funds and individual accounts managed by AG Management. Shares of common stock beneficially owned includes 241,875 shares of common stock issuable upon conversion of 10,750 shares of Series A Convertible Preferred Stock. The managing member of AG Management is The Ault Glazer Group, Inc. (“The AG Group”). Milton “Todd” Ault, III, and Melanie Glazer may be deemed to beneficially own the securities held by AG Management due to their relationships with AG Management: the Company’s former Chairman and former Chief Executive Officer, Milton “Todd” Ault, III, is Chairman, Chief Executive Officer and President of The AG Group; and Melanie Glazer, the former Manager of the Company’s closed subsidiary Ault Glazer Bodnar Capital Properties, LLC, is a director of The AG Group.

(4)	Consists of: (a) 820,000 shares of common stock; and (b) warrants for purchase of 410,000 shares of common stock.

(5)	Consists of warrants to purchase shares of common stock.

(6)
A Plus International, Inc. owns 800,000 shares of common stock and warrants to purchase 300,000 shares of common stock. Mr. Lin has the power to vote and direct the disposition of all securities owned by A Plus International, Inc.

(7)
Pursuant to the Schedule 13D filed by Steven Bodnar on December 17, 2004, Bodnar Capital Management LLC owns 562,500 shares of common stock and warrants to purchase 281,250 shares of common stock. Mr. Bodnar has the power to vote and direct the disposition of all securities owned by Bodnar Capital Management LLC.

(8)
Consists of: (a) 6,600 shares of common stock; (b) 60,000 shares of common stock issuable upon exercise of stock options with an exercise price of $4.10 per share that expire on January 31, 2016; and (d) 75,000 shares of common stock issuable upon exercise of stock options with an exercise price of $5.27 per share that expire on March 30, 2015.

(9)
Consists of: (a) 128,016 shares of common stock; and (b) 78,000 shares of common stock issuable upon exercise of stock options with an exercise price of $5.27 per shares that expire March 30, 2015; and (c) warrants for purchase of 20,000 shares of common stock.

(10)
Consists of: (a) 102,500 shares of common stock; (b) 15,000 shares of common stock issuable upon exercise of stock options with an exercise price of $4.30 per share that expire on January 25, 2016; and (c) warrants for purchase of 38,750 shares of common stock.

(11)
Consists of: (a) 66,261 shares of common stock; (b) 100,000 shares of common stock issuable upon exercise of stock options with an exercise price of $3.50 per share that expire on April 21, 2016; and (c) warrants for purchase of 20,000 shares of common stock.

(12)	Consists of 12,500 shares of common stock issuable upon exercise of stock options with an exercise price of $1.75 per share that expire on January 24, 2017.

(13)
Consists of: (a) 93,403 shares of common stock; (b) 15,000 shares of common stock issuable upon exercise of stock options with an exercise price of $4.30 per share that expire on January 25, 2016; (c) 4,500 shares of common stock issuable upon exercise of stock options with an exercise price of $5.27 per share that expire on March 30, 2015; and (d) warrants for purchase of 60,000 shares of common stock.

(14)
Consists of: (a) 1,362,000 shares of common stock; and (b) warrants for purchase of 808,200 shares of common stock. John Francis has voting and investment control over the securities held by Francis Capital Management, LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management believes that all of the below transactions were on terms at least as favorable as could be obtained from unrelated third parties.

Severance Granted to Former Chief Executive Officer

Milton “Todd” Ault, III resigned as our Chairman and Chief Executive Officer on January 9, 2006. Subsequent to his resignation our Board of Directors granted Mr. Ault severance compensation which includes one year of salary totaling $150,000, options to purchase 90,000 shares of the Company’s common stock and 60,000 shares of the Company’s common stock.

Related Transactions with AGB & Company Inc and its Related Entities

Certain of the Company's officers, directors and/or their family members had existing responsibilities to act and/or provide services as executive officers, directors, owners and/or managers of AG Management and its parent company The AG Group. While, certain conflicts of interest between the Company and AG Management and The AG Group may have occurred from time to time, the Company believes that any such conflicts of interest, to the extent they occurred, were resolved in the Company’s favor. The officers and directors of the Company are accountable to the Company and to its stockholders as fiduciaries, which requires that the officers and directors exercise good faith and integrity in handling the Company's affairs. Specifically, the Company’s former Chairman and former Chief Executive Officer, Milton “Todd” Ault, III, is Chairman, Chief Executive Officer and President of The AG Group, the Company’s current Chief Executive Officer, Chief Financial Officer and director, William B. Horne, was the Chief Financial Officer of The AG Group, and Melanie Glazer, former Manager of the Company’s closed subsidiary Ault Glazer Bodnar Capital Properties, LLC, is a director of The AG Group.

The Board does not believe that the Company has any conflicts of interest with the business of AG Management or The AG Group other than the past responsibilities of Mr. Ault, Mr. Horne and Mrs. Glazer to devote time providing certain management and administrative services to The AG Group, AG Management and AG Management’s clients from time-to-time. However, subject to applicable law, the Company may engage in transactions with The AG Group and AG Management and related parties in the future, including but not limited to financing transactions, acquisitions and/or joint investments in target industries. These related party transactions may raise conflicts of interest and, although the Company does not have a formal policy to address such conflicts of interest, the Audit Committee intends to evaluate relationships and transactions involving conflicts of interest on a case by case basis.

The Audit Committee will conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee will be required for all such transactions. The Audit Committee intends that any related party transactions will be on terms and conditions no less favorable to the Company than those terms and conditions reasonably obtainable from third parties and in accordance with applicable law.

The Company shares office space, telephone, computer, Internet service, office supplies and administrative and secretarial support with AG Management at 1800 Century Park East, Ste. 200, Los Angeles, California 90067. Until recently, the Company was responsible for paying approximately 25% of the lease expense associated with such office space, goods and services, which amounted to approximately $8,100 per month. Effective March 31, 2007, the Company had consolidated the majority of its operations in the Company’s Temecula office and was no longer required to pay lease expense associated with the 1800 Century Park East location.

During the fiscal years ended December 31, 2006 and 2005, Ault Glazer Capital Partners, LLC (formerly AGB Acquisition Fund) (the “Fund”), a subsidiary company of The AG Group, loaned an aggregate of $1,495,000 and $1,117,000, respectively, to Automotive Services Group, LLC (“ASG”), an Alabama limited liability company which is wholly owned by the Company’s wholly owned subsidiary Automotive Services Group, Inc. (formerly Ault Glazer Bodnar Merchant Capital, Inc.) (“Automotive Services Group”). The loans were advanced to ASG pursuant to the terms of a Real Estate Note dated July 27, 2005, as amended. The Real Estate Note bears interest at the rate of 3% above the Prime Rate as published in the Wall Street Journal. All unpaid principal, interest and charges under the Real Estate Note are due in full on July 31, 2010 (the maturity date of the Real Estate Note). The Real Estate Note is secured by a mortgage on certain real estate owned by ASG pursuant to the terms of a Future Advance Mortgage Assignment of Rents and Leases and Security Agreement dated July 27, 2005 between ASG and the Fund. As of December 31, 2006 $1,495,000 was outstanding under the Real Estate Note. Management believes the loans from the Fund to ASG are on terms at least as favorable as could be obtained from an unrelated third party.

From January 11, 2006 through June 30, 2006, the Fund loaned the Company a total of $443,000, all of which was repaid. As consideration for the loans, the Company issued the Fund secured promissory notes with an interest rate of 7% per annum (the “Fund Notes”), and entered into a security agreement granting the Fund a security interest in the Company’s personal property and fixtures, inventory, products and proceeds as security for the Company’s obligations under the Fund Notes. During the six months ended June 30, 2006, the Company incurred and paid interest expense of $2,000 on the Fund Notes.

On February 8, 2006, the Fund loaned $687,000 to ASG and at December 31, 2006 the entire amount was outstanding. As consideration for the loan, ASG issued the Fund a secured promissory note in the principal amount of $687,000 (the “ASG Note”) and granted a real estate mortgage in favor of the Fund relating to certain real property located in Jefferson County, Alabama (the “ASG Property”). The ASG Note, as amended, bears interest at the rate of 10% per annum and was due on September 15, 2006. The Fund received warrants to purchase 20,608 shares of the Company’s common stock at an exercise price of $3.86 per share as additional consideration for entering into the loan agreement. As security for the performance of ASG’s obligations pursuant to the ASG Note, ASG granted the Fund a security interest in all personal property and fixtures located at the ASG Property. During the year ended December 31, 2006, the Company had incurred interest expense, excluding amortization of debt discount, of $61,000 on the ASG Note, all of which is accrued at December 31, 2006.

On March 7, 2006 the Company entered into a Revolving Line of Credit Agreement (the “Revolving Line of Credit”) with the Fund. The Revolving Line of Credit allows the Company to request advances of up to a total amount of $500,000 from the Fund. The initial term of the Revolving Line of Credit was for a period of six months with the ability to extend for one or more additional six month periods upon mutual agreement of the parties. Each advance under the Revolving Line of Credit was evidenced by a secured promissory note and a security agreement. The secured promissory notes issued pursuant to the Revolving Line of Credit were required to be repaid with interest at the Prime Rate plus 1% within 60 days from issuance and will be convertible into shares of the Company’s common stock at the option of the Fund at a price of $3.10 per share. The obligations of the Company pursuant to such secured promissory notes are secured by the Company’s assets, personal property and fixtures, inventory, products and proceeds therefrom. As of December 31, 2006, $394,000 was outstanding under the secured promissory notes issued pursuant to the Revolving Line of Credit. Management believes the loans made under the Revolving Line of Credit are on terms at least as favorable as could be obtained from an unrelated third party.

The Company retained Ault Glazer & Co., LLC (“AG & Co.”) as a consultant to the Company. AG & Co. is a registered broker-dealer that is wholly owned by The AG Group. Mr. Ault, as a principal of AG & Co., has been advising the Company with respect to potential capital raising transactions and other strategic financial matters. Mr. Ault has not been, and does not expect to be, compensated for such services. However, AG & Co. was successful in assisting the Company with completing a series of capital raising transactions whereby the Company received $2,286,000 in debt financing during 2006, $298,000 in equity financing during 2006 and $1,530,000 in equity financing during 2007, and as a result the Company agreed to pay AG & Co. aggregate cash fees of $215,000, of which $92,000 related to 2006. Additionally, the Company issued AG & Co. 56,340 warrants to purchase shares of common stock at $1.25 per share and 116,960 warrants to purchase shares of common stock at $2.00 per share. Management believes the fees paid to AG & Co. as a result of its successful efforts in assisting the Company to raise both debt and equity capital are on terms at least as favorable as could be obtained from an unrelated third party.

Strome Securities, L.P.

During 2004 and 2005, Strome Securities, L.P. (“ Strome” ), a registered broker dealer provided the Company with brokerage and execution services. Strome provided such services to the Company on market terms which had been approved by the Board of Directors. Until December 31, 2004 Milton “Todd” Ault, our former Chairman and former Chief Executive Officer was a registered representative of Strome.

Related Transactions with Company Investments

Certain of the Company’s officers, directors and/or their family members have existing responsibilities and, in the future, may have additional responsibilities, to act and/or provide services as executive officers and/or directors of some of the companies in which we hold investments.

Milton “Todd” Ault, III, our former Chairman and former Chief Executive Officer, is a director of IPEX, Inc. (OTCBB: IPEX) (“IPEX”), in which the Company owns 1,045,000 shares of common stock and warrants to purchase 787,500 shares of common stock. The Company’s investment in IPEX was written down to zero in 2006 resulting in a realized loss of $1,445,000. Mr. Ault also served as interim Chief Executive Officer of IPEX from May 26, 2005 until July 13, 2005. From May 28, 2005 until approximately December 14, 2005 Mr. Ault held an irrevocable proxy to vote 67% of the outstanding shares of IPEX owned by the former Chief Executive Officer and a founder of IPEX. Darrell W. Grimsley, Jr., Chief Executive Officer of ASG, a subsidiary which is wholly owned by Automotive Services Group, served as a director of IPEX and a member of its Audit Committee from August 30, 2005 until January 30, 2006. Alice M. Campbell, a former member of our Board of Directors, served as a director of IPEX and Chairman of its audit committee from June 23, 2005 until January 30, 2006. William B. Horne, our Chief Executive Officer, Chief Financial Officer and director, is currently a director of our portfolio company Digicorp (OTCBB: DGCO). From September 30, 2005 until December 29, 2005, Mr. Horne also served as Digicorp’s Chief Executive Officer and Chairman of Digicorp’s Board of Directors and from July 20, 2005 until April 20, 2007 served as Digicorp’s Chief Financial Officer. Ms. Campbell also is currently a director of Digicorp. Mr. Ault served as Chief Executive Officer of Digicorp from April 26, 2005 until September 30, 2005 and Chairman of Digicorp’s Board of Directors from July 16, 2005 until September 30, 2005. Melanie Glazer served as a director of Digicorp from December 30, 2004 until December 29, 2005 and Chairman of Digicorp’s Board of Directors from December 30, 2004 until July 16, 2005. Lynne Silverstein served as Secretary of Digicorp from April 26, 2005 until December 29, 2005. Mr. Grimsley served as a director of Digicorp from July 16, 2005 until December 29, 2005.

During June 2005, IPEX retained the Company to serve as a business consultant to IPEX. On June 30, 2005, the Company entered into an agreement documenting the scope of such consulting services and the consideration for such services. The Company agreed to provide the following services to IPEX within the twelve months subsequent to June 30, 2005: (a) substantial review of IPEX’s business and operations in order to facilitate an analysis of IPEX’s strategic options regarding a turnaround of IPEX’s business; (b) providing advice in the following areas: (i) identification of financing sources; (ii) providing capital introductions of financial institutions and/or strategic investors; (iii) evaluation and recommendation of candidates for appointment as officers, directors or employees; (iv) making personnel of the Company available to IPEX to provide services to IPEX on a temporary or permanent basis; (v) evaluation and/or negotiation of merger or sale opportunities, or such other form of transaction or endeavor which IPEX may elect to pursue; and (vi) providing any other services as are mutually agreed upon in writing by the Company and Wolfgang Grabher (founder and former majority shareholder of IPEX) from time to time; and (c) assisting IPEX in installing a new management team. In consideration for such services Mr. Grabher transferred 500,000 shares of IPEX common stock owned by him to the Company. The Company performed all of the services stipulated under the terms of the consulting agreement, including but not limited to: (i) a review of the business and operations; (ii) the execution of two purchase agreements for the purchase of certain intellectual property assets; (iii) the hiring of a Chief Executive Officer, Chief Operating Officer and a Vice President of Research & Development; and (iv) the appointment of two members to the Board of Directors of IPEX.

On October 25, 2005, the Company sold 16,666 shares of common stock to Jay Rifkin, present Chief Executive Officer of the Company’s portfolio company Digicorp, at a price of $3.00 per share, resulting in gross proceeds of $50,000. We used the net proceeds from the private placement transaction primarily for general corporate purposes.

The Board does not believe that the Company has any conflicts of interest with the business of any company in which we hold investments other than the responsibilities of certain officers and/or directors to devote time providing certain management and administrative services to such companies from time-to-time. However, subject to applicable law, the Company may engage in transactions with one or more of our portfolio companies and related parties in the future, including but not limited to financing transactions, acquisitions and/or joint investments in target industries. These related party transactions may raise conflicts of interest and, although the Company does not have a formal policy to address such conflicts of interest, the Audit Committee intends to evaluate relationships and transactions involving conflicts of interest on a case by case basis.

The Audit Committee will conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee will be required for all such transactions. The Audit Committee intends that any related party transactions will be on terms and conditions no less favorable to the Company than those terms and conditions reasonably obtainable from third parties and in accordance with applicable law.

SurgiCount Acquisition

On February 25, 2005, the Company acquired all of the outstanding securities of SurgiCount in exchange for approximately $340,000 in cash payments and 600,000 shares of common stock issued to Brian Stewart and Dr. William Stewart, the holders of 100% of the outstanding capital stock of SurgiCount. As a result of this transaction, both Brian Stewart and Dr. William Stewart were each initially beneficial owners of over 5% of the Company’s outstanding shares of common stock. However, recent issuances have diluted each of their ownership interest to less than 5% of the Company’s outstanding shares of common stock.

Concurrent with the Company’s acquisition of all of the outstanding securities of SurgiCount, the Company entered into consulting agreements with Brian Stewart and Dr. William Stewart, for a term of 12 months and 18 months, respectively, to provide services relating to SurgiCount’s business and operations. As consideration, Brian Stewart shall was paid $40,000 per year and Dr. William Stewart was paid $5,000 per month.

Springfield, Tennessee Land Acquisition

On April 28, 2005, the Company purchased 0.61 acres of vacant land in Springfield, Tennessee from two trusts related to Melanie Glazer, Manager of the Company’s subsidiary Franklin Capital Properties, LLC (n/k/a Ault Glazer Bodnar Capital Properties, LLC). The purchase price consisted of approximately $90,000 in cash, 20,444 shares of common stock and 10,221 warrants to purchase common stock at an exercise price of $4.53 and a 5 year contractual life.

Automotive Services Group, LLC

On July 18, 2005 the Company’s wholly owned subsidiary Automotive Services Group purchased 50% of the outstanding equity interests of ASG, from West Highland, LLC, an unrelated third party, in exchange for $300,000. The remaining 50% interest in ASG was owned by Darrell W. Grimsley until March 15, 2006 when Automotive Services Group entered into a Unit Purchase Agreement to acquire the remaining 50% interest from Mr. Grimsley in exchange for agreeing to issue 200,000 shares of common stock to Mr. Grimsley. The Company has consolidated ASG’s operations in its financial statements since Automotive Services Group acquired the initial 50% interest in ASG on July 18, 2005. Pursuant to ASG’s operating agreement, Mr. Grimsley had exclusive control over ASG’s operations from July 18, 2005 until Automotive Services Group purchased the remaining 50% interest on March 15, 2006. Automotive Services Group now owns 100% of the outstanding equity interests in ASG and has exclusive control over ASG as its sole managing member. ASG was formed to develop and operate automated car wash sites under the trade name “Bubba’s Express Wash.” ASG’s first express car wash site, developed in Birmingham, Alabama, had its grand opening on March 8, 2006.

Consulting Agreement with Health West Marketing

On April 5, 2005 the Company entered into a consulting agreement with Health West Marketing Incorporated, the material terms of which are described on page 89 of this annual report. The Chief Executive Officer of Health West Marketing Incorporated, Bill Adams, was appointed Chairman of the Company’s subsidiary SurgiCount on November 15, 2005 and Chief Executive Officer of SurgiCount on April 21, 2006.

Loan from Bodnar Capital Management, LLC

On April 7, 2005, Bodnar Capital Management, LLC, a significant shareholder of the Company, loaned the Company $1,000,000 in exchange for a $1,000,000 principal amount promissory note (the “Bodnar Note”). Steven J. Bodnar is managing member of Bodnar Capital Management, LLC. The principal amount of the Bodnar Note and interest at the rate of 6% per annum was payable on May 31, 2006, the maturity date of the Bodnar Note. The obligations under the Bodnar Note were secured by all real property owned by the Company. In the event of default under the Bodnar Note, the entire unpaid principal balance and interest became immediately due and payable. The following constituted and event of default: (1) the filing by the Company for relief under any bankruptcy law; (2) the filing of a lien, the issuance of a levy or execution, or the seizure, attachment or garnishment, or the entry of judgment on or against the Company or any of the Company’s property which is not released, satisfied of record or bonded within 20 days thereafter; or (3) if the Company creates, incurs, assumes or suffers to exist any liability for borrowed money, except borrowings in existence or committed on April 7, 2005 and indebtedness to trade creditors or financial institutions in the ordinary course of business. During the quarter ended June 30, 2006, the Company repaid the outstanding principal balance and accrued interest totaling $69,000. Management believes the loan from Bodnar Capital Management, LLC is on terms at least as favorable as could be obtained from an unrelated third party.

Cinapse Digital Media

On May 12, 2005, the Company purchased certain assets from Philip Gatch for use in a production and post-production media content facility (the “Production Assets”). As consideration for the Production Assets the Company issued Mr. Gatch: (1) 17,241 shares of the Company’s common stock; and (2) warrants to purchase 8,621 shares of the Company’s common stock with a three-year term and an exercise price of $5.80 per share. Also on May 12, 2005, the Company contributed the Production Assets to Cinapse Digital Media, LLC and entered into an operating agreement with Mr. Gatch for the operation of Cinapse Digital Media, LLC. Under the operating agreement, the Company and Mr. Gatch each owned 50% of the membership interests of Cinapse Digital Media, LLC. Upon purchasing the Production Assets, the Company was the sole managing member of Cinapse Digital Media, LLC. The profits and losses of Cinapse Digital Media, LLC were allocated to the Company and Mr. Gatch in proportion with their membership interests. Mr. Gatch also was appointed President of Cinapse Digital Media LLC, for which he is paid a salary of $100,000 per year. On June 30, 2005 the Company appointed Mr. Gatch Chief Technology Officer of the Company. Mr. Gatch subsequently resigned from the position of Chief Technology Officer on October 14, 2005. On October 14, 2005, the Company sold its 50% membership interest in Cinapse digital Media, LLC to Mr. Gatch in exchange for canceling the 17,241 shares of common stock and warrants issued to Mr. Gatch on May 12, 2005.

Sale of Stock to Director

On November 3, 2005, the Company sold 28,653 shares of common stock to Herbert Langsam, one of the Company’s current directors, at a price of $3.49 per share, resulting in gross proceeds of $100,000. We used the net proceeds from the private placement transaction primarily for general corporate purposes.

During March 2007, the Company sold 240,000 shares of common stock and warrants to purchase 120,000 shares of common stock to certain current directors and officers of the Company, at a price of $1.25 per share, resulting in gross proceeds of $300,000. The warrants are exercisable for a period of five years, have an exercise price equal to $2.00, and 50% of the warrants are callable upon the occurrence of any one of a number of specified events when, after any such specified occurrence, the average closing price of the Company’s common stock during any period of five consecutive trading days exceeds $4.00 per share. We used the net proceeds from the private placement transaction primarily for general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of November 16, 2007, including the number of shares of common stock issuable upon the exercise of warrants and conversion of a convertible promissory note held by the selling stockholders. The selling stockholders acquired their securities through (1) our private placement of common stock in August 2006; (2) our private placement of a convertible note and warrants in November 2006; (3) our private placement of common stock and warrants in December 2006; (4) our private placement of common stock and warrants in March 2007; and (5) as compensation for services, the material terms of which are described elsewhere in this prospectus. All of such transactions were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Number of Shares Beneficially Owned Prior	Number of Shares Offered Pursuant to this	Shares Beneficially Owned After the Offering (2)
Name	to Offering (1)	Prospectus	Number	Percent
A Plus International, Inc. (3)	1,100,000	1,100,000	0	*
David and Susan Wilstein as Trustees of the Century Trust (4)	36,000	36,000	0	*
Nite Capital, LP (5)	120,000	120,000	0	*
DSAM Fund, LP (6)	1,230,000	640,000	590,000	4.8%
Ajayan B Nair & Lena Ajay Ttee, Maya Ajay Nair Irrev Trust Dtd 09/14/2005 (7)	32,400	21,600	10,800	*
Anna L Gillilan & Roderic W Gillilan JTWROS (8)	44,400	29,600	14,800	*
Carmel D Wimber (9)	26,400	17,600	8,800	*
Charles A Stalker (10)	48,000	32,000	16,000	*
Claude Wayne Hudson IRA Rollover Charles Schwab & Co Custodian (11)	39,600	26,400	13,200	*
David Allen & Dallas Allen Ttee, Allen Family Trust U/A DTD 02/04/2003 (12)	42,000	28,000	14,000	*
David Armstrong & Joan Armstrong Ttee Armstrong Family Trust Investment Acct DTD 09/22/83 (13)	88,800	59,200	29,600	*
Dan Landa & Deno Landa Ttee Landa Family Trust U/A DTD 08/23/2003 (14)	76,800	51,200	25,600	*
Deborah Stalker & Michael Stalker Ttee Stalker Family Tr U/A DTD 10/02/1990 (15)	44,400	29,600	14,800	*
Dan A Hanson & Durene C Hanson Ttee Hanson Family Trust DTD 04/07/1993 (16)	54,000	36,000	18,000	*
Edward J Fotsch Ttee Edward J Fotsch Trust DTD 10/23/2006 (17)	63,600	42,400	21,200	*
George E Hanson, Roth IRA Charles Schwab & Co. Custodian (18)	66,000	44,000	22,000	*
Greg & Stephanie Loos Living Trust DTD 09/22/2006 (19)	24,000	16,000	8,000	*

James F Loos & Sherry Loos Ttee Loos Family Trust DTD 10/10/1991 (20)	84,000	56,000	28,000	*
Kent Fergusson & Kristine Fergusson Ttee Fergusson Joint Trust U/A DTD 05/18/2006 (21)	72,000	48,000	24,000	*
Kathy Rost, IRA Rollover Charles Schwab & Co. Cust (22)	60,000	40,000	20,000	*
Kent D Fergusson Roth IRA Charles Schwab & Co. Custodian (23)	36,000	24,000	12,000	*
Mattox L. Purvis, Jr. (24)	64,800	43,200	21,600	*
Nan M. Phifer Roth IRA Charles Schwab & Co. Custodian (25)	33,600	22,400	11,200	*
Patrice O'Brien (26)	93,600	62,400	31,200	*
Roger E Schlesinger & Sharon Schlesinger Ttee Schlesinger Family Tr DTD 09/02/1982 (27)	75,600	50,400	25,200	*
Richard McCall & Alan McCall Ttee Richard E & Naomi McCall Credit Shelter Tr Dtd 05/15/75 (28)	42,000	28,000	14,000	*
Raymond Thagard & Raymond Thagard Ttee, Raymond G Thagard Living Tr Dtd 07/25/1985 (29)	43,200	28,800	14,400	*
Richard D Meltebeke (30)	49,200	32,800	16,400	*
Robert L Raffety & Priscilla L Raffety JTWROS (31)	54,000	36,000	18,000	*
Roger Best & Robin Best JTWROS (32)	36,000	24,000	12,000	*
Stephen G. Skipworth Roth IRA Charles Schwab & Co. Custodian (33)	32,400	21,600	10,800	*
Susan A Platt (34)	49,200	32,800	16,400	*
Susan M Kunoth IRA Rollover Charles Schwab & Co. Custodian (35)	66,000	44,000	22,000	*
Suzanne Mackie Trust U/A DTD 05/10/1990 (36)	24,000	16,000	8,000	*
Tomme J Stalker (37)	42,000	28,000	14,000	*
Peter Wiese & Laurel Rakestraw Ttee Wiese-Rakestraw Trust U/A DTD 05/16/2000 (38)	36,000	24,000	12,000	*
William O Knight IRA Rollover Charles Schwab & Co Custodian (39)	36,000	24,000	12,000	*
William B. Horne (40)	239,035	40,000	199,035	1.6%
Arnold Spangler (41)	231,250	40,000	191,250	1.6%
Herbert Langsam (42)	175,903	20,000	155,903	1.3%
William M. Adams (43)	202,017	40,000	162,017	1.3%

First Tennessee Bank National Association and Melanie Morris Glazer, Co-Trustees of Lynnette P. Morris Trust FBO Melanie Morris Glazer created 12/15/99 (44)	24,000	16,000	8,000	*
First Tennessee Bank National Association and Melanie Morris Glazer, Co-Trustees of Morris Trust UA DTD 12/20/86 FBO Melanie Morris Glazer (45)	42,000	28,000	14,000	*
Melanie Morris Glazer, Trustees of Morris Trust DTD 1/30/7 FBO Melanie Morris Glazer (46)	60,000	40,000	20,000	*
First Tennessee Bank National Association Successor Trustee UA Melville C. Morris DTD 5/15/78 FBO Melanie Morris Glazer (47)	24,000	16,000	8,000	*
David F. Rada (48)	6,000	6,000	0	*
Charles J. Kalina III (49)	180,000	180,000	0	*
Hillcrest Investors Ltd. (50)	12,000	12,000	0	*
John R. Neal (51)	15,000	15,000	0	*
Carol K. Barker (52)	60,000	60,000	0	*
Frederick & Deborah Schrodt (53)	6,000	6,000	0	*
The Hefner Intervivos Trust (54)	30,000	30,000	0	*
John N. Bauman II (55)	36,000	36,000	0	*
Jay D. Rice (56)	12,000	12,000	0	*
James Sveinson (57)	101,971	101,971	0	*
Nobu Ventures, Inc. (58)	120,000	120,000	0	*
Global Project Finance AG (59)	80,000	80,000	0	*
Francis Capital Management, LLC (60)	115,200	115,200	0	*
Catalysis Partners, LLC (61)	1,171,800	1,036,800	135,000	1.1%
Catalysis Offshore, Ltd (62)	883,200	883,200	0	*
TOTAL SHARES OFFERED		5,950,171

* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of November 16, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Assumes that all securities registered will be sold and that all shares of common stock underlying common stock purchase warrants will be issued.

(3)
Includes 800,000 shares of common stock and 300,000 shares of common stock issuable upon exercise of warrants purchased by A Plus International, Inc. Wayne Lin, a Class II Director of the Company and the President and founder of A Plus International has voting and investment control over the securities held by A Plus International.

(4)	Includes 24,000 shares of common stock and 12,000 shares of common stock issuable upon exercise of warrants purchased by David and Susan Wilstein as Trustees of The Century Trust on January 29, 2007.

(5)	Includes 80,000 shares of common stock and 40,000 shares of common stock issuable upon exercise of warrants purchased by Nite Capital, LP on January 29, 2007.

(6)
Includes 820,000 shares of common stock, and 410,000 shares of common stock issuable upon exercise of warrants. The DSAM Fund LP’s beneficial ownership includes 640,000 shares of common stock and 320,000 shares of common stock issuable upon exercise of warrants purchased in our March 2007 private placement and 180,000 shares of common stock and 90,000 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004. The 640,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus. Gary di Silvestri has voting and investment control over the securities held by the DSAM Fund, LP.

(7)
Includes 21,600 shares of common stock and 10,800 shares of common stock issuable upon exercise of warrants purchased by the Maya Ajay Nair Irrevocable Trust in our March 2007 private placement. The 21,600 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(8)
Includes 29,600 shares of common stock and 14,800 shares of common stock issuable upon exercise of warrants purchased by Anna and Roderic Gillilan in our March 2007 private placement. The 29,600 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(9)
Includes 17,600 shares of common stock and 8,800 shares of common stock issuable upon exercise of warrants purchased Carmel Wimber in our March 2007 private placement. The 17,600 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(10)
Includes 32,000 shares of common stock and 16,000 shares of common stock issuable upon exercise of warrants purchased by Charles Stalker in our March 2007 private placement. The 32,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(11)
Includes 26,400 shares of common stock and 13,200 shares of common stock issuable upon exercise of warrants purchased by Claude Hudson in our March 2007 private placement. The 26,400 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(12)
Includes 28,000 shares of common stock and 14,000 shares of common stock issuable upon exercise of warrants purchased by the Allen Family Trust in our March 2007 private placement. The 28,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(13)
Includes 59,200 shares of common stock and 29,600 shares of common stock issuable upon exercise of warrants purchased by the Armstong Family Trust Investment Account in our March 2007 private placement. The 59,200 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(14)
Includes 51,200 shares of common stock and 25,600 shares of common stock issuable upon exercise of warrants purchased by the Landa Family Trust in our March 2007 private placement. The 51,200 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(15)
Includes 29,600 shares of common stock and 14,800 shares of common stock issuable upon exercise of warrants purchased by the Stalker Family Trust in our March 2007 private placement. The 29,600 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(16)
Includes 36,000 shares of common stock and 18,000 shares of common stock issuable upon exercise of warrants purchased by the Hanson Family Trust in our March 2007 private placement. The 36,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(17)
Includes 42,400 shares of common stock and 21,200 shares of common stock issuable upon exercise of warrants purchased by the Edward J Fotsch Trust in our March 2007 private placement. The 42,400 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(18)
Includes 44,000 shares of common stock and 22,000 shares of common stock issuable upon exercise of warrants purchased by George E Hanson in our March 2007 private placement. The 44,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(19)
Includes 16,000 shares of common stock and 8,000 shares of common stock issuable upon exercise of warrants purchased by the Greg and Stephanie Loos Living Trust in our March 2007 private placement. The 16,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(20)
Includes 56,000 shares of common stock and 28,000 shares of common stock issuable upon exercise of warrants purchased by the Loos Family Trust in our March 2007 private placement. The 56,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(21)
Includes 48,000 shares of common stock and 24,000 shares of common stock issuable upon exercise of warrants purchased by the Fergusson Joint Trust in our March 2007 private placement. The 48,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(22)
Includes 40,000 shares of common stock and 20,000 shares of common stock issuable upon exercise of warrants purchased by Kathy Rost in our March 2007 private placement. The 40,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(23)
Includes 24,000 shares of common stock and 12,000 shares of common stock issuable upon exercise of warrants purchased by Kent Fergusson in our March 2007 private placement. The 24,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(24)
Includes 43,200 shares of common stock and 21,600 shares of common stock issuable upon exercise of warrants purchased by Mattox L Purvis, Jr. in our March 2007 private placement. The 43,200 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(25)
Includes 22,400 shares of common stock and 11,200 shares of common stock issuable upon exercise of warrants purchased by Nan M. Phifer in our March 2007 private placement. The 22,400 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(26)
Includes 62,400 shares of common stock and 31,200 shares of common stock issuable upon exercise of warrants purchased by Patrice O’Brien in our March 2007 private placement. The 62,400 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(27)
Includes 50,400 shares of common stock and 25,200 shares of common stock issuable upon exercise of warrants purchased by the Schlesinger Family Trust in our March 2007 private placement. The 50,400 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(28)
Includes 28,000 shares of common stock and 14,000 shares of common stock issuable upon exercise of warrants purchased by the Richard E and Naomi McCall Credit Shelter Trust in our March 2007 private placement. The 28,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(29)
Includes 28,800 shares of common stock and 14,400 shares of common stock issuable upon exercise of warrants purchased by the Raymond G Thagard Living Trust in our March 2007 private placement. The 28,800 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(30)
Includes 32,800 shares of common stock and 16,400 shares of common stock issuable upon exercise of warrants purchased by Richard Meltebeke in our March 2007 private placement. The 32,800 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(31)
Includes 36,000 shares of common stock and 18,000 shares of common stock issuable upon exercise of warrants purchased by Robert and Priscilla Raffety in our March 2007 private placement. The 36,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(32)
Includes 24,000 shares of common stock and 12,000 shares of common stock issuable upon exercise of warrants purchased by Roger and Robin Best in our March 2007 private placement. The 24,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(33)
Includes 21,600 shares of common stock and 10,800 shares of common stock issuable upon exercise of warrants purchased by Stephen G. Skipworth in our March 2007 private placement. The 21,600 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(34)
Includes 32,800 shares of common stock and 16,400 shares of common stock issuable upon exercise of warrants purchased by Susan A. Platt in our March 2007 private placement. The 32,800 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(35)
Includes 44,000 shares of common stock and 22,000 shares of common stock issuable upon exercise of warrants purchased by Susan M. Kunoth in our March 2007 private placement. The 44,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(36)
Includes 16,000 shares of common stock and 8,000 shares of common stock issuable upon exercise of warrants purchased by the Susan Mackie Trust in our March 2007 private placement. The 16,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(37)
Includes 28,000 shares of common stock and 14,000 shares of common stock issuable upon exercise of warrants purchased by Tomme J. Stalker in our March 2007 private placement. The 28,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(38)
Includes 24,000 shares of common stock and 12,000 shares of common stock issuable upon exercise of warrants purchased by the Wiese-Rakestraw Trust in our March 2007 private placement. The 24,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(39)
Includes 24,000 shares of common stock and 12,000 shares of common stock issuable upon exercise of warrants purchased by William O. Knight in our March 2007 private placement. The 24,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(40)
Includes 141,035 shares of common stock, 78,000 shares of common stock issuable upon exercise of stock options with an exercise price of $5.27 per shares that expire March 30, 2015 and 20,000 shares of common stock issuable upon exercise of warrants. Mr. Horne’s beneficial ownership includes 40,000 shares of common stock and 20,000 shares of common stock issuable upon exercise of warrants purchased in our March 2007 private placement. The 40,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus. Mr. Horne is our Chief Executive Officer and Chief Financial Officer and was appointed to our Board of Directors on January 9, 2007.

(41)
Includes 177,500 shares of common stock, 15,000 shares of common stock issuable upon exercise of stock options with an exercise price of $4.30 per share that expire on January 25, 2016 and 38,750 shares of common stock issuable upon exercise of warrants. Mr. Spangler’s beneficial ownership includes 40,000 shares of common stock and 20,000 shares of common stock issuable upon exercise of warrants purchased in our March 2007 private placement and 37,500 shares of common stock and 18,750 shares of common stock issuable upon exercise of warrants purchased in the third closing of our private placement conducted during the fourth quarter of 2004. The 40,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus. Mr. Spangler was appointed to our Board of Directors on January 7, 2006.

(42)
Includes 93,403 shares of common stock, 15,000 shares of common stock issuable upon exercise of stock options with an exercise price of $4.30 per share that expire on January 25, 2016, 4,500 shares of common stock issuable upon exercise of stock options with an exercise price of $5.27 per share that expire on March 30, 2015 and 63,000 shares of common stock issuable upon exercise of warrants. Mr. Langsam’s beneficial ownership includes 20,000 shares of common stock and 10,000 shares of common stock issuable upon exercise of warrants purchased by Mr Langsam in our March 2007 private placement and 6,000 shares of common stock and 3,000 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004. The 20,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus. Mr. Langsam is a member of our Board of Directors and is a Class II Director.

(43)
Includes 82,017 shares of common stock, 100,000 shares of common stock issuable upon exercise of stock options with an exercise price of $3.50 per share that expire on April 21, 2016 and 20,000 shares of common stock issuable upon exercise of warrants. Mr. Adams’ beneficial ownership includes 40,000 shares of common stock and 20,000 shares of common stock issuable upon exercise of warrants purchased in our March 2007 private placement. The 40,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus. Mr. Adams is our President and the Chief Executive Officer of SurgiCount Medical, Inc.

(44)
Includes 16,000 shares of common stock and 8,000 shares of common stock issuable upon exercise of warrants purchased by the Lynnette P. Morris Trust in our March 2007 private placement. The 16,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(45)
Includes 28,000 shares of common stock and 14,000 shares of common stock issuable upon exercise of warrants purchased by the Morris Trust in our March 2007 private placement. The 28,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(46)
Includes 40,000 shares of common stock and 20,000 shares of common stock issuable upon exercise of warrants purchased by the Morris Trust in our March 2007 private placement. The 40,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(47)
Includes 16,000 shares of common stock and 8,000 shares of common stock issuable upon exercise of warrants purchased by the Melville C. Morris Trust in our March 2007 private placement. The 16,000 shares of common stock purchased in March 2007 are offered pursuant to this prospectus.

(48)	Includes 4,000 shares of common stock and 2,000 shares of common stock issuable upon exercise of warrants purchased by Mr. Rada in our December 2006 private placement.

(49)	Includes 120,000 shares of common stock and 60,000 shares of common stock issuable upon exercise of warrants purchased by Mr. Kalina in our December 2006 private placement.

(50)	Includes 8,000 shares of common stock and 4,000 shares of common stock issuable upon exercise of warrants purchased by Hillcrest Investors Ltd. in our December 2006 private placement.

(51)	Includes 10,000 shares of common stock and 5,000 shares of common stock issuable upon exercise of warrants purchased by Mr. Neal in our December 2006 private placement.

(52)	Includes 40,000 shares of common stock and 20,000 shares of common stock issuable upon exercise of warrants purchased by Ms. Barker in our December 2006 private placement.

(53)	Includes 4,000 shares of common stock and 2,000 shares of common stock issuable upon exercise of warrants purchased by Mr. and Mrs. Schrodt in our December 2006 private placement.

(54)	Includes 20,000 shares of common stock and 10,000 shares of common stock issuable upon exercise of warrants purchased by the Hefner Intervivos Trust in our December 2006 private placement.

(55)	Includes 24,000 shares of common stock and 12,000 shares of common stock issuable upon exercise of warrants purchased by Mr. Bauman in our December 2006 private placement.

(56)	Includes 8,000 shares of common stock and 4,000 shares of common stock issuable upon exercise of warrants purchased by Mr. Rice in our December 2006 private placement.

(57)
Includes 81,971 shares of common stock issuable upon conversion of a Convertible Promissory Note in the principal amount of $102,463.84, dated November 1, 2006, that the Company received from Mr. Sveinson and 20,000 shares of common stock issuable upon exercise of warrants issued in conjunction with the Convertible Promissory Note.

(58)	Includes 120,000 shares of common stock purchased by Nobu Ventures, Inc. in our August 2006 private placement.

(59)	Includes 80,000 shares of common stock purchased by Global Project Finance AG in our August 2006 private placement.

(60)
Includes 72,000 shares of common stock and 43,200 shares of common stock issuable upon exercise of warrants purchased by Francis Capital Management, LLC in our October 2007 private placement. John Francis has voting and investment control over the securities held by Francis Capital Management, LLC.

(61)
Includes 738,000 shares of common stock and 433,800 shares of common stock issuable upon exercise of warrants. Catalysis Partners’ beneficial ownership includes 648,000 shares of common stock and 388,800 shares of common stock issuable upon exercise of warrants purchased in our October 2007 private placement and 90,000 shares of common stock and 45,000 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004. The 648,000 shares of common stock and 388,800 shares of common stock issuable upon exercise of warrants purchased in our October 2007 private placement are offered pursuant to this prospectus. John Francis has voting and investment control over the securities held by Catalysis Partners.

(62)
Includes 552,000 shares of common stock and 331,200 shares of common stock issuable upon exercise of warrants purchased by Catalysis Offshore, Ltd. in our October 2007 private placement. John Francis has voting and investment control over the securities held by Catalysis Offshore, Ltd.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	short sales that are not violations of the laws and regulations of any state or the United States;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Capital Structure

Our authorized capital consists of 25,000,000 shares of common stock, $0.33 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share, of which 500,000 shares have been designated as Series A Convertible Preferred Stock. At the close of business on June 30, 2007, we had 10,598,686 shares of common stock issued and outstanding and 10,950 shares of Series A Preferred Stock issued and outstanding. As of June 30, 2007, we had the following outstanding commitments to issue shares of our capital stock: (1) options and unvested shares of common stock issued to employees, directors and consultants which are exercisable into 1,490,000 shares of common stock; (2) outstanding warrants which are exercisable into 4,758,441 shares of common stock at a weighted average exercise price of $2.56 per share; and (3) 10,950 shares of Series A Convertible Preferred Stock currently convertible into 246,375 shares of common stock.

Dividend Policy

We paid nil, $19,163, $76,650 and $76,652 in dividends to preferred stockholders during 2006, 2005, 2004 and 2003, respectively, and have not paid any dividends to common stockholders during the past three years. Dividends to our preferred stockholders are cumulative and paid at the rate of 7% a year. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefore. In the event of a liquidation, dissolution or winding-up of our business, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock having preference over the common stock.

Certain investors in our common stock that participated in our March 2007 and October 2007 private placements have preemptive rights. Upon any issuance by the Company of common stock or common stock equivalents for cash consideration these investors will be entitled, but not required, to purchase additional shares of our common stock. In the case of the investors that participated in the March 2007 private placement this right will terminate on January 5, 2007, the 9 month closing anniversary date. In the case of the investors that participated in the October 2007 private placement this right will terminate on the 12 month anniversary of the date this registration statement is declared effective. Otherwise, the holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby, when issued will be, validly issued, fully paid and non-assessable.

Series A Convertible Preferred Stock

On February 22, 2000, we sold 16,450 shares of Series A Convertible Preferred Stock at a price of $100 per share. The Series A Convertible Preferred Stock is convertible into our common stock at any time prior to February 22, 2010 at a conversion price of $4.4444 per common share. The Series A Convertible Preferred Stock is convertible into the number of shares of common stock obtained by dividing the purchase price for the convertible preferred stock of $1,095,000 (10,950 shares multiplied by $100 per share) by the conversion price in effect, currently $4.444444444444, or 246,375 shares of common stock.

We may redeem the Series A Convertible Preferred Stock in whole or in part, on a pro rata basis, if at any time on or after February 22, 2000 the average trading price of our common stock for at least 20 days during any 30 consecutive trading days is equal to or in excess of 150% of the conversion price; provided, however, that the holders of the Series A Convertible Preferred Stock have the right until 5:00 p.m., New York time, on the third business day preceding the redemption date to convert the Series A Convertible Preferred Stock at the conversion price. If any holder fails to convert the Series A Convertible Preferred Stock during a redemption period, then we may redeem the Series A Convertible Preferred Stock in cash at a price per share equal to the liquidation preference ($100) plus any accrued and unpaid dividends through the date of redemption, and plus any dividends that were scheduled to accrue thereon through the end of the calendar year of such redemption.

Upon liquidation, dissolution or winding up of our business, or a reduction or decrease in our capital stock resulting in a distribution of assets to our security holders, each holder of Series A Convertible Preferred Stock is entitled to payment out of our assets available for distribution a liquidation preference in an amount equal to $100 per share, plus accrued and unpaid dividends. After payment in full of the $100 liquidation preference, and all accrued and unpaid dividends to which holders of Series A Convertible Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of our assets. Upon liquidation, dissolution or winding up of our business, the Series A Convertible Preferred Stock ranks: (a) senior to all classes of common stock and to each other class of capital stock or series of preferred stock the terms of which do not expressly provide that it ranks senior to or on parity with the Series A Convertible Preferred Stock; (b) on parity with any other class of capital stock or any additional series of preferred stock the terms of which expressly provide that such class or series ranks on parity with the Series A Convertible Preferred Stock; and (c) junior to each class of capital stock or series of preferred stock the terms of which expressly provide that such class or series ranks senior to the Series A Convertible Preferred Stock.

While the Series A Convertible Preferred Stock is outstanding, holders of Series A Convertible Preferred Stock are entitled to receive out of funds legally available therefore, preferential dividends in cash at a rate of 7% per annum of the liquidation preference, payable quarterly.

Except as otherwise required by law, each holder of Series A Convertible Preferred Stock is entitled to vote on all matters submitted to our stockholders, voting together with the holders of our common stock as a single class, with each shares of Series A Convertible Preferred Stock entitled to one vote per share. The holders of the Series A Convertible Preferred Stock, voting separately as one class, have the right to elect: (a) two directors at all times during which the Series A Convertible Preferred Stock is outstanding; and (b) a majority of the directors, if at any time dividends on the Series A Convertible Preferred Stock have not been paid in an amount equal to two full years’ of dividends, and to continue to be so represented until all dividends in arrears have been paid or otherwise provided for, subject to the prior rights, if any, of the holders of any class of senior securities outstanding.

Warrants to Purchase Common Stock

A total of 4,751,321 warrants, at exercise prices ranging from $1.25 to $6.05 remain outstanding. We have issued warrants primarily in connection with the various debt and equity financings entered into by the Company as well as payment for services. The warrants granted during the nine months ended September 30, 2007 were valued using the Black-Scholes valuation model assuming expected dividend yield, risk-free interest rate, expected life and volatility of 0%, 4.50%, five years and 63% - 97%, respectively. Warrants granted during the year ended December 31, 2006 were valued using an expected dividend yield, risk-free interest rate, expected life and volatility of 0%, 3.75% - 4.50%, three to five years and 63% - 88%, respectively.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that no current or former director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit. The Registrant’s Charter also authorizes the Registrant, to the fullest extent permitted by applicable law, to provide indemnification of, and advanced expenses to, the Registrant’s agents and any other persons to which the DGCL permits.

In accordance with Section 145, the Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors, and any employee who serves as an officer or director of any corporation at the Registrant’s request. According to Article IV of the Bylaws, directors and officers as well as employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Morrison & Foerster LLP, Los Angeles, California.

EXPERTS

The financial statements of Patient Safety Technologies, Inc. appearing in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2006 and the related consolidated statements of operations, cash flows and changes in net assets for the year ended December 31, 2006 have been audited by Squar, Milner, Peterson, Miranda& Williamson, LLP, independent registered public accounting firm, as set forth in their report included therein and incorporated herein. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Patient Safety Technologies, Inc. appearing in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2005 and the related consolidated statements of operations, cash flows and changes in net assets for the years ended December 31, 2005 and 2004, have been audited by Rothstein, Kass & Company, P.C., independent registered public accounting firm, as set forth in their report included therein and incorporated herein. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Such financial statements and financial highlights are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus constitutes the prospectus of our company, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov or our website at http://www.patientsafetytechnologies.com. Information contained in our website is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We furnish our stockholders with annual reports containing audited financial statements.

PATIENT SAFETY TECHNOLOGIES, INC.

REPORTOF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Patient Safety Technologies, Inc.

We have audited the accompanying balance sheet of Patient Safety Technologies, Inc. (the “Company”) as of December 31, 2006, and the related statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patient Safety Technologies, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for stock-based compensation, effective January 1, 2005, as a result of the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has reported recurring losses from operations through December 31, 2006 and has a significant accumulated deficit and a significant working capital deficit at December 31, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SQUAR, MILNER, PETERSON, MIRANDA& WILLIAMSON, LLP

San Diego, California
May 16, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Patient Safety Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Patient Safety Technologies, Inc. (formerly known as Franklin Capital Corporation) and Subsidiaries (collectively the, “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patient Safety Technologies, Inc. as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has a significant accumulated deficit and working capital deficit, and has incurred a significant net loss from operations. Further, the Company has yet to generate revenues from its medical products and healthcare solutions segments. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey April 10, 2006

PATIENT SAFETY TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS

Cash	$3,775	$79,373
Accounts receivable	65,933	—
Receivables from investments	—	934,031
Marketable securities	—	923,800
Inventories	42,825	77,481
Prepaid expenses	78,834	112,734
Other current assets	13,125	113,594

TOTAL CURRENT ASSETS	204,492	2,241,013

Restricted certificate of deposit	87,500	87,500
Notes receivable	153,668	—
Property and equipment, net	328,202	239,417
Assets held for sale, net	3,189,674	1,727,686
Goodwill	1,687,527	1,687,527
Patents, net	4,088,850	4,413,791
Long-term investments	1,441,533	5,636,931

TOTAL ASSETS	$11,181,446	$16,033,865

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Notes payable, current portion	$3,517,149	$1,796,554
Accounts payable	1,295,849	785,507
Accrued liabilities	824,466	569,116
Due to broker	—	801,863

TOTAL CURRENT LIABILITIES	5,637,464	3,953,040

Notes payable, less current portion	2,527,562	1,116,838
Deferred tax liabilities	1,473,066	1,590,045

MINORITY INTEREST	—	252,992

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Convertible preferred stock, $1.00 par value, cumulative 7% dividend: 1,000,000 shares authorized; 10,950 issued and outstanding at December 31, 2006 and December 31, 2005 (Liquidation preference $1,190,813)	10,950	10,950
Common stock, $0.33 par value: 25,000,000 shares authorized; 7,489,026 shares issued and 6,874,889 shares outstanding as of December 31, 2006; 6,995,276 shares issued and 5,672,445 shares outstanding at December 31, 2005	2,471,379	2,308,441
Additional paid-in capital	29,654,341	22,600,165
Accumulated other comprehensive income	—	2,374,858
Accumulated deficit	(29,483,910)	(15,784,108)
	2,652,760	11,510,306
Less: 614,137 and 1,322,831 shares of treasury stock, at cost, at December 31, 2006 and December 31, 2005, respectively	(1,109,406)	(2,389,356)

TOTAL STOCKHOLDERS' EQUITY	1,543,354	9,120,950

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,181,446	$16,033,865

The accompanying notes are an integral part of these consolidated financial statements.

PATIENT SAFETY TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

	For The Year Ended December 31,
	2006	2005	2004

REVENUES	$244,529	$562,374	$—

OPERATING EXPENSES
Cost of sales	158,902	—	—
Salaries and employee benefits	3,722,822	4,182,466	982,261
Professional fees	2,161,044	2,523,035	1,484,143
Rent	131,129	88,368	76,276
Insurance	87,674	113,921	64,083
Taxes other than income taxes	101,536	104,238	50,697
Amortization of patents	324,942	270,785	—
General and administrative	1,162,041	1,101,712	266,523

Total operating expenses	7,850,090	8,384,525	2,923,983

Operating loss	(7,605,561)	(7,822,151)	(2,923,983)

OTHER INCOME (EXPENSES)
Interest, dividend income and other	2,251	42,476	11,056
Equity in loss of investee	—	(74,660)	—
Realized gain (loss) on investments, net	(1,541,506)	2,014,369	1,591,156
Gain on debt extinguishment	190,922	—	—
Interest expense	(3,155,853)	(135,414)	(32,284)
Unrealized gain (loss) on marketable securities, net	16,901	32,335	(1,054,702)

Loss from continuing operations before income taxes	(12,092,846)	(5,943,045)	(2,408,757)

Income tax benefit	116,979	97,482	—

Loss from continuing operations	(11,975,867)	(5,845,563)	(2,408,757)

Loss from discontinued operations	(1,647,285)	(61,960)	—

Net loss	(13,623,152)	(5,907,523)	(2,408,757)

Preferred dividends	(76,650)	(75,700)	(76,650)

Loss available to common shareholders	$(13,699,802)	$(5,983,223)	$(2,485,407)

Basic and diluted net loss per common share
Continuing operations	$(1.89)	$(1.10)	$(0.75)
Discontinued operations	$(0.26)	$(0.01)	$—

Net loss	$(2.15)	$(1.11)	$(0.75)

Weighted average common shares outstanding - basic and diluted	6,362,195	5,373,318	3,300,973

Comprehensive loss:
Net loss	$(13,623,152)	$(5,907,523)	$(2,408,757)
Other comprehensive (loss) gain, unrealized gain (loss) on available-for-sale investments	(2,374,858)	2,374,858	—

Total comprehensive loss	$(15,998,010)	$(3,532,665)	$(2,408,757)

The accompanying notes are an integral part of these consolidated financial statements.

PATIENT SAFETY TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For The Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(13,623,152)	$(5,907,523)	$(2,408,757)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	136,056	14,943	863
Amortization of patents	324,942	270,785	—
Non-cash interest	2,983,417	—	—
Goodwill impairment	971,036	—	—
Realized (gain) loss on investments, net	1,541,506	(2,014,369)	(1,591,156)
Gain on debt extinguishment	(190,922)	—	—
Unrealized gain (loss) on marketable securities	(16,901)	(32,335)	1,054,702
Stock-based compensation to employees and directors	2,403,173	3,116,674	5,094
Stock-based compensation to consultants	898,294	1,387,612	—
Stock received for services	—	(666,249)	—
Loss on investee	—	74,660	—
Income tax benefit	(116,979)	(97,482)	—
Minority interest	—	(47,008)	—
Changes in operating assets and liabilities:
Restricted cash	—	(87,500)	—
Accounts receivable	(65,933)	—	—
Receivables from investments	934,031	(934,031)	—
Marketable securities, net	809,260	2,439,665	(232,379)
Inventories	34,656	(77,481)	—
Prepaid expenses	33,900	43,278	—
Other current assets	105,269	(38,896)	(201,392)
Notes receivable	(32,603)
Accounts payable and accrued liabilities	878,372	494,918	456,188
Due to broker	(801,863)	341,087	460,776

Net cash used in operating activities	(2,794,441)	(1,719,252)	(2,456,061)

Cash flows from investing activities:
Purchase of property and equipment	(2,305,657)	(829,537)	—
Purchase of Surgicount	—	(432,398)	—
Proceeds from sale of long-term investments	289,409	1,371,522	—
Purchases of long-term investments	—	(903,173)	(788,518)

Net cash used in investing activities	(2,016,248)	(793,586)	(788,518)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants	527,850	250,000	3,924,786
Proceeds from exercise of stock options	—	26,250	39,375
Cash proceeds related to 16B filing	—	—	2,471
Purchases of treasury stock	—	(36,931)	—
Payments of preferred dividends	—	(19,163)	(76,650)
Proceeds from notes payable	7,549,683	1,621,627	—
Payments and decrease on notes payable	(3,342,442)	(95,976)	(23,224)

Net cash provided by financing activities	4,735,091	1,745,807	3,866,758

(Decrease) increase in cash	(75,598)	(767,031)	622,179

Cash at beginning of period	79,373	846,404	224,225

Cash at end of period	$3,775	$79,373	$846,404

The accompanying notes are an integral part of these consolidated financial statements.

PATIENT SAFETY TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

	For The Year Ended December 31,
	2006	2005	2004
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$216,779	$61,593	$2,452
Supplemental schedule of non cash investing and financing activities:
Dividends accrued	$76,650	$75,700	$19,163
Issuance of common stock and warrants in connection with Surgicount acquisition	$—	$4,232,178	$—
Issuance of common stock in connection with asset purchase agreement	$—	$66,895	$—
Issuance of common stock in connection with land acquisition	$—	$85,619	$—
Issuance of common stock in connection with purchase of marketable securities	$—	$101,640	$55,812
Issuance of common stock in connection with prepaid asset	$50,000	$—	$—
Accrued purchase price of investment	$—	$(165,240)	$165,240
Assumption of accrued liabilities	$—	$15,000	—
Capitalized interest	$—	$28,840	—
Reclassification of other current asset to purchase of Surgicount	$—	$20,000	—

Purchase of the remaining 50% interest in ASG, through issuance of common stock, resulting in the following asset acquired and liabilities assumed during 2006 as follows:

	ASG
Goodwill	$357,008	$—	$—
Common stock issued	$(610,000)	$—	$—
Minority interest	$252,992	$—	$—

In connection with the Company's acquisitons of Surgicount and ASG, equity instruments were issued and liabilities assumed during 2005 as follows:

	Surgicount	ASG
Fair value of assets acquired	$6,372,103	$1,095,211
Cash paid	(452,398)	(300,000)
Equity instruments issued	(4,232,178)
Minority interest		(300,000)
Liabilities assumed	$1,687,527	$495,211

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Stockholders' Equity
For the Three Years Ended December 31, 2006

	Preferred Stock		Common Stock Issued		Paid-In	Other Comprehensive	Accumulated	Treasury Stock		Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Income (loss)	Deficit	Shares	Amount	Equity
BALANCES, January 1, 2004	10,950	$10,950	4,517,664	$1,490,829	$10,454,669	$—	$(7,315,478)	(1,457,364)	$(2,616,832)	$2,024,138

Net loss	—	—	—	—	—	—	(2,408,757)	—	—	(2,408,757

Preferred Dividends	—	—	—	—	—	—	(76,650)	—	—	(76,650

Compensation expense due to stock option issuances	—	—	—	—	5,094	—	—	—	—	5,094

Issuance of common stock for:
Cash	—	—	1,517,700	500,841	3,426,416	—	—	—	—	3,927,257
Exercise of stock options	—	—	78,750	25,988	13,387	—	—	—	—	39,375
Purchase of investment	—	—	13,953	4,604	51,208	—	—	—	—	55,812
BALANCES, December 31, 2004	10,950	$10,950	6,128,067	$2,022,262	$13,950,774	$—	$(9,800,885)	(1,457,364)	$(2,616,832)	$3,566,269

Net loss	—	—	—	—	—	—	(5,907,523)	—	—	(5,907,523

Other comprehensive income	—	—	—	—	—	2,374,858	—	—	—	2,374,858

Preferred Dividends	—	—	—	—	—	—	(75,700)	—	—	(75,700

Issuance of common stock for:
Cash	—	—	—	—	129,904	—	—	65,319	120,096	250,000
Purchase of investments/Surgicount acquisition	—	—	600,000	198,000	3,579,916	—	—	58,444	104,943	3,882,859
Exercise of stock options	—	—	—	—	16,150	—	—	5,625	10,100	26,250
Services	—	—	96,961	31,998	408,220	—	—	15,756	29,268	469,486

Compensation expense due to warrant issuances	—	—	—	—	918,132	—	—	—	—	918,132
Compensation expense due to restricted stock issuances	—	—	170,248	56,181	1,463,666	—	—	—	—	1,519,847
Compensation expense due to stock option issuances	—	—	—	—	1,596,825	—	—	—	—	1,596,825
Warrants issued in purchase of Surgicount	—	—	—	—	536,578	—	—	—	—	536,578
Repurchases of common stock	—	—	—	—	—	—	—	(10,611)	(36,931)	(36,931
BALANCES, December 31, 2005	10,950	$10,950	6,995,276	$2,308,441	$22,600,165	$2,374,858	$(15,784,108)	(1,322,831)	$(2,389,356)	$9,120,950

Net loss	—	—	—	—	—	—	(13,623,152)	—	—	(13,623,152

Other comprehensive loss	—	—	—	—	—	(2,374,858)	—	—	—	(2,374,858

Preferred Dividends	—	—	—	—	—	—	(76,650)	—	—	(76,650

Issuance of common stock for:
Cash	—	—	—	—	(263,178)	—	—	438,000	791,028	527,850
Purchase of ASG	—	—	—	—	248,751	—	—	200,000	361,249	610,000
Services	—	—	79,144	26,118	331,288	—	—	70,694	127,673	485,079

Compensation expense due to warrant issuances	—	—	—	—	593,215	—	—	—	—	593,215
Compensation expense due to restricted stock issuances	—	—	414,606	136,820	968,565	—	—	—	—	1,105,385
Compensation expense due to stock option issuances	—	—	—	—	1,117,788	—	—	—	—	1,117,788
Warrants issued in connection with debt financings	—	—	—	—	4,057,747	—	—	—	—	4,057,747
BALANCES, December 31, 2006	10,950	$10,950	7,489,026	$2,471,379	$29,654,341	$—	$(29,483,910)	(614,137)	$(1,109,406)	$1,543,354

The accompanying notes are an integral part of these consolidated financial statements.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Patient Safety Technologies, Inc. ("PST", or the "Company") (formerly known as Franklin Capital Corporation) is a Delaware corporation. Until March 31, 2005, the Company was a Business Development Company (“BDC”) under the Investment Company Act of 1940, as amended. On March 30, 2005, stockholder approval was obtained to withdraw the Company’s election to be treated as a BDC and on March 31, 2005, the Company filed an election to withdraw its election with the Securities and Exchange Commission (“SEC”). The Company currently has two wholly-owned operating subsidiaries: Surgicount Medical, Inc. (“Surgicount”), a California corporation; and Automotive Services Group, Inc., (formerly known as Ault Glazer Bodnar Merchant Capital, Inc.) a Delaware corporation.

The Company’s primary focus is development, manufacturing and distribution of products and services focused primarily in the health care and medical products field, particularly the patient safety markets. Surgicount is a developer and manufacturer of patient safety products and services. The SurgiCount Safety-SpongeTM System is a patented turn-key array of modified surgical sponges, line-of-sight scanning SurgiCounters, and printPAD printers integrated together to form a comprehensive counting and documentation system.

The Company also operates a car wash through Automotive Services Group, Inc. (“Automotive Services Group”), which holds the Company’s investment in Automotive Services Group, LLC (“ASG”), its wholly-owned subsidiary. As discussed in Note 3, the Company purchased the remaining equity interest in ASG in March 2006 and during the fourth quarter of 2006 began marketing the assets held in ASG for sale. In addition, the Company holds various other unrelated investments including investments in real estate and in a financial services company, which it is in the process of liquidating as part of a strategic plan adopted during 2006 to dispose of all of the Company’s non patient safety related assets.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2006, the Company has an accumulated deficit of approximately $29.5 million and a working capital deficit of approximately $5.4 million. For the year ended December 31, 2006, the Company incurred a loss of approximately $13.6 million and has utilized approximately $2.8 million in cash in its operations. Further, as of December 31, 2006, the Company has only generated minimal revenues from its medical products and healthcare solutions segments. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. During the year ended December 31, 2006, the Company has relied on liquidating investments and short-term debt financings to fund its operations. In order to ensure the continued viability of the Company, equity financing and profitable operations must be obtained in order to repay the existing short-term debt and to provide a sufficient source of operating capital. The Company is currently seeking financing and believes that it will be successful. However, no assurances can be made that it will be successful obtaining a sufficient amount of equity financing to continue to fund its operations or that the Company will achieve profitable operations and positive cash flow from its medical products segment. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements for 2006 include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Use of Estimates

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on knowledge of current events and anticipated future events and accordingly, actual results may differ from those estimates.

Reclassifications

Reclassifications have been made to previously issued consolidated financial statements to conform to the current year presentation. Most notably, the previously issued consolidated financial statements have been restated in accordance with the provisions of the Securities and Exchange Commission (“SEC”) accounting rules under Regulation S-X. As discussed in Note 1, the Company was regulated (and reported) as a BDC under the Investment Company Act of 1940, as amended.

Cash and Cash Equivalents

The Company considers only highly-liquid investments such as money market funds and commercial paper with maturities of three months or less at the date of their acquisition as cash and cash equivalents.

Concentration of Credit Risk

From time to time, the Company maintains its cash balances at a financial institution that exceeds the Federal Deposit Insurance Corporation coverage of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Shipping and Handling Costs

Shipping and handling costs are classified as cost of sales.

Accounts Receivable

Accounts receivable are recorded at the invoice amount and do not bear interest. Account balances are reviewed individually for collectibility. Historically, the Company has not incurred any credit losses on extended credits. An allowance for bad debts has not been recorded and is not considered necessary due to the nature of the Company's customer base and the lack of historical write offs.

Inventories

Inventories, consisting primarily of hand held scanners, are stated at the lower of cost or market on the first-in, first-out basis.

Investments - Debt and Equity Securities

The Company complies with accounting and reporting requirements of Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”). SFAS No. 115 requires that certain debt and equity securities be classified into one of three categories: held-to-maturity, available-for-sale or trading securities.

Trading Securities.  The Company’s investment in marketable securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the period included in earnings in the statement of operations.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Available-for-Sale Investments.  Investments designated as available-for-sale include both marketable equity and debt (including redeemable preferred stock) securities. Investments that are designated as available-for-sale are reported at fair value, with unrealized gains and losses recorded in stockholders’ equity. Realized gains and losses on the sale or exchange of equity securities and declines in value judged to be other than temporary are recorded in realized gains (losses) on investments, net. During the year ended December 31, 2006, $2,375,000 of other comprehensive income was reclassified into earnings.

Investments - Equity Method

The Company complies with Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Investments are accounted for using the equity method of accounting if the investment provided the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee's board of directors, are considered in determining whether the equity method of accounting is appropriate. The Company records its investments in equity method investees meeting these characteristics under Long-Term Investments in the accompanying consolidated financial statements. These investments are carried at cost, adjusted for the Company’s proportionate share of their undistributed earnings or losses. The Company’s proportionate share of income or losses are recorded in equity in income (loss) of investee in the statements of operations.

Other investments that the Company has less than 20% ownership of common stock of the investee is accounted for under the cost method of accounting.

Valuation of Investments.  Security investments which are publicly traded on a national exchange or Nasdaq Stock Market are stated at the last reported sales price on the day of valuation or, if no sale was reported on that date, then the securities are stated at the last quoted bid price. The Company may determine, if appropriate, to discount the value where there is an impediment to the marketability of the securities held.

Investments for which there is no ready market are initially valued at cost and, thereafter, at fair value. To determine fair value, an impairment analysis is performed based upon the financial condition and operating results of the issuer and other pertinent factors. Other pertinent factors taken into consideration to determine the fair value of an investment includes, but are not limited to, assumptions related to future results of operations and growth of the investee company, the nature and value of any collateral, the investee company’s ability to make payments, the markets in which the investee company does business, comparison to valuations of publicly traded companies, comparisons to recent sales of comparable companies, the discounted value of the cash flows of the portfolio company and other relevant factors. The financial condition and operating results have been derived utilizing both audited and unaudited data. In the absence of a ready market for an investment, numerous assumptions are inherent in the valuation process. Some or all of these assumptions may not materialize. Unanticipated events and circumstances may occur subsequent to the date of the valuation and values may change due to future events. Therefore, the actual amounts eventually realized from each investment may vary from the valuations shown and the differences may be material.

The Company complies with the FASB's Emerging Issues Task Force (“EITF”) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and It's Application to Certain Investments, to determine whether certain investments are considered impaired, whether that impairment is other-than-temporary, and the measurement and recognition of an impairment loss. The EITF Issue No. 03-1 also provides guidance on accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have been recognized as other-than-temporary impairments.

Investments identified as having an indicator of impairment are subject to further analysis to determine if the investment is other than temporarily impaired, in which case the investment is written down to its impaired value. When an investee company is not considered viable from a financial or technological point of view, the entire investment is written down since we consider the estimated fair market value to be nominal. If an investee company obtains additional funding at a valuation lower than the Company’s carrying amount or requires a new round of equity funding to stay in operation and the new funding does not appear imminent, a presumption is made that the investment is other than temporarily impaired, unless specific facts and circumstances indicate otherwise. During the years ended December 31, 2006 and 2005, included in realized gain (loss) on investments, net, is a $1,458,000 impairment charge from the Company’s investment in Ipex, Inc. and a $50,000 impairment charge from the Company’s investment China Nurse, LLC, respectively. No impairment charges were recognized during the year ended December 31, 2004.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Gains (Losses) on Sale of Investments

Amounts reported as realized gains (losses) are measured by the difference between the proceeds of sale or exchange and the cost basis of the investment. Gains (losses) are considered realized when sales or dissolution of investments are consummated.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, approximate the carrying amounts presented in the accompanying Consolidated Balance Sheets.

Revenue Recognition

The Company complies with SEC Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition in Financial Statements, amended by SAB 104, Revenue Recognition. Consulting service contract revenue is recognized when the service is performed. Consequently, the recognition of such consulting service contract revenue is deferred until each phase of the contract is complete. This method is predominately used by the Financial Services and Real Estate segment. Service activities may include the following: financial advice on mergers, acquisitions, restructurings and similar corporate finance matters. Revenues generated by the Company’s automated car wash subsidiary, Automotive Services Group are recognized at the time of service. Revenues from sales of the Safety-SpongeTM System are recorded upon shipment.

Goodwill and Intangible Assets

In accordance with SFAS No. 142, Goodwill and Intangible Assets , goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the Company’s fourth fiscal quarter or more frequently if indicators of impairment exist.  The performance of the test involves a two-step process.  The first step of the impairment test involves comparing the fair value of the Company’s reporting units with each respective reporting unit’s carrying amount, including goodwill.  The fair value of reporting units is generally determined using the income approach.  If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the second step of the goodwill impairment test is performed to determine the amount of any impairment loss.  The second step of the goodwill impairment test involves comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. As discussed in Note 9, the Company believed there were indicators of impairment present for its car wash services segment and after performing the tests described above, recorded impairment charges during the year ended December 31, 2006.

Long-Lived Assets

The Company evaluates long-lived assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment evaluation on long-lived assets used in operations when indicators of impairment are present.  Reviews are performed to determine whether the carrying value of assets is impaired, based on a comparison to undiscounted expected future cash flows.  If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted expected future cash flows and a discount rate based upon the Company’s weighted average cost of capital adjusted for risks associated with the related operations.  Impairment is based on the excess of the carrying amount over the fair value of those assets.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Stock-Based Compensation

The Company adopted SFAS No. 123(R), Share-Based Payment, as of January 1, 2005 using the modified retrospective application method as provided by SFAS 123(R) and accordingly, financial statement amounts for the prior periods in which the Company granted employee stock options have been restated to reflect the fair value method of expensing prescribed by SFAS 123(R). During the year ended December 31, 2004, the entire amount of equity compensation expense required to be recognized under the modified retrospective application method was $5,094 relating to stock option grants that occurred in the second quarter of 2004. During the years ended December 31, 2006 and 2005, the Company had stock-based compensation expense, related to issuances to the Company’s employee and directors, included in reported net loss, of $2,223,000 and $3,117,000, respectively. The total amount of stock-based compensation for the year ended December 31, 2006 of $2,223,000, included restricted stock grants valued at $1,105,000 and stock options valued at $1,118,000. The total amount of stock based compensation for the year ended December 31, 2005 of $3,117,000, included restricted stock grants valued at $1,520,000 and stock options valued at $1,597,000.

During the years ended December 31, 2006 and 2005, the Company had stock-based compensation expense, from issuances of restricted stock and warrants to consultants of the Company of $898,000 and $1,388,000, respectively.

Property and Equipment

Property and equipment are stated at cost and are depreciated on the straight-line method over the estimated useful lives of the assets as follows:

Estimated
Useful Lives
Furniture and fixtures	5-7 Years
Computer software and equipment	3-5 Years

Maintenance and repairs are charged to operations, while betterments and improvements are capitalized.

Beneficial Conversion Feature of Convertible Notes Payable

The convertible feature of certain notes payable provides for a rate of conversion that is below market value. Such feature is normally characterized as a Beneficial Conversion Feature (“BCF”). Pursuant to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio, EITF No. 00-27, Application of EITF Issue No. 98-5 To Certain Convertible Instruments and APB 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, the estimated fair value of the BCF is recorded in the consolidated financial statements as a discount from the face amount of the notes. Such discounts are amortized to accretion of convertible debt discount over the term of the notes (or conversion of the notes, if sooner).

Income Taxes

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. The significant components of deferred tax assets and liabilities are principally related to the Company's net operating loss carryforward and its unrealized appreciation of investments.

Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to net operating loss carryforwards. Valuation allowances are provided to the extent realization of recorded tax assets is not considered likely.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Earnings per Common Share

Loss per common share is based on the weighted average number of common shares outstanding. The Company complies with SFAS No. 128, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share on the face of the consolidated statements of operations. Basic loss per common share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average common shares outstanding for the period. Diluted loss per common share reflects the potential dilution that could occur if convertible preferred stock or debentures, options and warrants were to be exercised or converted or otherwise resulted in the issuance of common stock that then shared in the earnings of the entity.

Since the effects of outstanding options, warrants and the conversion of convertible preferred stock and convertible debt are anti-dilutive in all periods presented shares of common stock underlying these instruments have been excluded from the computation of loss per common share.

Treasury Stock

Shares of common stock repurchased by the Company are recorded at cost as treasury stock and result in a reduction of stockholders' equity in the accompany consolidated balance sheets. When shares are reissued, the Company uses the weighted average cost method for determining cost. The difference between the cost of the shares and the issuance price is added or deducted for additional paid-in capital.

Comprehensive Income (Loss)

The Company applies SFAS No. 130, Reporting Comprehensive Income. Comprehensive income (loss) consists of the after tax net change in unrealized gains and losses on securities classified as available-for-sale by the Company during the year ended December 31, 2006 and 2005 that have been excluded from net loss and reflected instead in stockholders’ equity. At December 31, 2005, the only investments designated as available-for-sale were the Company’s restricted holdings in IPEX, Inc. (“IPEX”) and its investment in Digicorp and Alacra Corporation (“Alacra”). During the year ended December 31, 2006, the Company sold its investment in Digicorp and recorded an impairment charge for the entire amount of its investment in IPEX leaving Alacra as the only remaining investment designated as available-for-sale.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation Number 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. The interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Effective for the Company beginning January 1, 2007, FIN 48 is not expected to have any impact on the Company's financial position, results of operations or cash flows.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”). The purpose of SFAS No. 157 is to define fair value, establish a framework for measuring fair value and enhance disclosures about fair value measurements. The measurement and disclosure requirements are effective for the Company beginning in the first quarter of fiscal 2008. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132R (“SFAS No. 158”). SFAS No. 158 requires that the funded status of defined benefit postretirement plans be recognized on the company’s balance sheet, and changes in the funded status be reflected in comprehensive income. SFAS No. 158 also requires the measurement date of the plan’s funded status to be the same as the company’s fiscal year-end. Effective for the Company beginning January 1, 2007, SFAS No. 158 is not expected to have any impact on the Company's financial position, results of operations or cash flows.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

In September 2006, the SEC Staff issued Staff Accounting Bulletin No. 108 (“SAB 108”) to require registrants to quantify financial statement misstatements that have been accumulating in their financial statements for years and to correct them, if material, without restating. Under the provisions of SAB 108, financial statement misstatements are to be quantified and evaluated for materiality using both balance sheet and income statement approaches. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company’s financial statements.

In November 2006, the EITF reached a final consensus in EITF Issue 06-6, Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments (“EITF No. 06-6”).  EITF No. 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. The consensus should be applied to modifications or exchanges of debt instruments occurring in interim or annual periods beginning after November 29, 2006. The Company is currently evaluating the impact of this guidance on the Company’s consolidated financial position, results of operations or cash flows.

In November 2006, the FASB ratified EITF Issue No. 06-7, Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“EITF No. 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under SFAS No. 133, based on the application of EITF No. 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of Issue 00-19 to be classified in stockholders’ equity. Under EITF No. 06-7, when an embedded conversion option previously accounted for as a derivative under SFAS No. 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under SFAS No. 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF No. 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in SFAS No. 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF No. 06-7. Earlier application of EITF No. 06-7 is permitted in periods for which financial statements have not yet been issued. The Company is currently evaluating the impact of this guidance on the Company’s consolidated financial position, results of operations or cash flows.

In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”) which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.”    Adoption of FSP EITF 00-19-02 is required for fiscal years beginning after December 15, 2006. The Company is currently evaluating the expected effect of FSP EITF 00-19-02 on its consolidated financial statements and is currently not yet in a position to determine such effects.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS Statement No. 159.  The Company is currently evaluating the expected effect of SFAS No. 159 on its consolidated financial statements and is currently not yet in a position to determine such effects.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

3. DISCONTINUED OPERATIONS

As part of a strategic plan to dispose of all the Company’s non-patient safety related assets, during the fourth quarter of 2006, the Company began marketing for sale the assets of Automotive Services Group, located in Alabama. The Company anticipates operating and generating operating cash flow from the one operating car wash until its disposition. The assets of Automotive Services Group met the “held for sale” and “discontinued operations” criteria in accordance with SFAS 144.

The following sets forth the discontinued operations for the years ended December 31, 2006, 2005 and 2004 related to the held for sale assets of Automotive Services Group:

	Years Ended December 31,
	2006	2005	2004
Operating revenues	$343,431	$—	$—
Operating expenses	530,285	61,960	—
Depreciation and amortization	31,529	—	—
Goodwill impairment	971,036	—	—
Interest expense	457,866	—	—

Loss from discontinued operations	$(1,647,285)	$(61,960)	$—

The following sets forth the assets that are held for sale that are related to the discontinued operations:

	December 31,	December 31,
	2006	2005
Property and equipment, net	$3,189,674	$1,108,858
Goodwill	—	614,028
Other assets	—	4,800
Total assets of discontinued operations	$3,189,674	$1,727,686

4. MARKETABLE SECURITIES

Marketable securities at December 31, 2006 and 2005 are comprised of the following:

	December 31,	December 31,
	2006	2005
IPEX, Inc.	$—	$113,050
Tuxis Corporation	—	746,580
Other	—	64,170
	$—	$923,800

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

IPEX, Inc.

At December 31, 2005, the Company held in marketable securities 95,000 shares of IPEX common stock with a cost basis of $347,000. During the year ended December 31, 2006, the Company sold all 95,000 shares for $8,000, resulting in a realized loss of $339,000.

Tuxis Corporation

At December 31, 2005, the Company held in marketable securities 108,200 shares of Tuxis common stock with a cost basis of $881,000. During the year ended December 31, 2006, the Company sold its entire holdings in Tuxis for $733,000, resulting in a realized loss of $148,000.

5. RESTRICTED CERTIFICATE OF DEPOSIT

At December 31, 2006, the Company had a restricted certificate of deposit of $87,500 held by a financial institution securing a letter of credit. This restricted certificate of deposit is held to cover a portion of the security deposit for the Company’s corporate offices that it occupies with Ault Glazer & Company Investment Management LLC ("Ault Glazer"), a related party. Ault Glazer provided an additional certificate of deposit, in the amount of $262,500, required to be held at the financial institution under the terms of the non-cancelable operating lease. (see Operating Lease, Note 19)

6. OTHER CURRENT ASSETS

At December 31, 2006 and December 31, 2005, the Company had an amount due from related parties of nil and $85,000, respectively, recorded in the consolidated balance sheets in other current assets. This amount relates to an allocation of expenses from the Company to the related parties. The remaining amount at December 31, 2006 and December 31, 2005, of $13,000 and $29,000, respectively, consists primarily of amounts due the Company for reimbursable expenses and to a lesser extent security deposits.

7. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 and 2005 are comprised of the following:

	December 31, 2006	December 31, 2005
Land	$—	$509,051
Building	—	—
Construction-in-progress	—	598,836
Computer software and equipment	356,642	199,323
Furniture and equipment	71,687	36,665
Other	20,206	20,206
Property and equipment, gross	448,535	1,364,081
Less: accumulated depreciation	(120,333)	(15,806)
Property and equipment, net	$328,202	$1,348,275

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $136,056, $14,943 and $16,972, respectively.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

At December 31, 2005, the Company’s subsidiary, ASG, was in construction on its first automated car wash site located in Birmingham, Alabama. Construction of the site was completed in March 2006. At December 31, 2005, the amount expended for construction of this site, $598,836, was is in construction-in-progress and upon completion of the site reclassified as building.

8. ACQUISITIONS

Surgicount Medical, Inc.

In February 2005, the Company invested $4,035,600, excluding acquisition costs, to acquire 100% of the common stock of SurgiCount Medical, Inc. (”SurgiCount”). The Company acquired SurgiCount for its patents related to the Safety-SpongeTM System, an innovation which the Company believes will allow it to capture a significant portion of the United States and European surgical sponge sales. SurgiCount’s operating results from the closing date of the acquisition, February 25, 2005, through December 31, 2005, are included in the consolidated financial statements.

At closing, the purchase price, including acquisition costs was determined to be $4,684,576, comprised of $340,000 in cash payments, of which $20,000 was paid during 2004, and 600,000 shares of the Company’s common stock valued at $3,695,600 issued to SurgiCount’s equity holders. Additionally, the Company incurred approximately $112,398 in direct costs and issued 150,000 warrants, valued at $536,578, to purchase the common stock of the Company to consultants providing advisory services for the Merger. The value assigned to the stock portion of the purchase price is $6.16 per share based on the average closing price of the Company’s common stock for the five days beginning two days prior to and ending two days after February 4, 2005, the date of the Agreement and Plan of Merger and Reorganization (the “Merger”). In addition, in the event that prior to the fifth anniversary of the closing of the Merger the cumulative gross revenues of SurgiCount exceed $500,000, the Company is obligated to issue an additional 50,000 shares of the Company’s common stock to certain SurgiCount shareholders. Should the cumulative gross revenues exceed $1,000,000 during the five-year period, the additional shares would be increased by 50,000, for a total of 100,000 additional shares. Such amount is not included in the aggregate purchase price and will be recorded when and if issued.

The acquisition of Surgicount is being accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method, assets acquired and liabilities assumed are recorded at their estimated fair values. Fair value of the patents was determined by an independent appraisal. Goodwill is recorded to the extent the purchase price, including acquisition costs, exceeds fair value of the net identifiable tangible and intangible assets acquired less liabilities assumed at the date of acquisition.

The components of the purchase price are allocated as follows:

Patents	$4,684,576
Deferred tax liability	(1,687,527)
Net assets acquired	2,997,049
Goodwill	1,687,527
$4,684,576

The patents will be amortized for book purposes over their estimated useful life of 14.4 years. Approximate annual amortization expense for patents is expected to be $325,000.

The following pro forma data summarizes the results of operations for the periods indicated as if the Surgicount acquisition had been completed as of the beginning of each period presented. The pro forma data gives effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of amortization of intangibles. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition occurred as of the beginning of each period presented or that may be obtained in future periods:

	Years ended December 31,
	2005	2004
Revenue	$562,374	$—
Net loss	$(6,013,000)	$(2,786,000)
Basic and diluted net loss per common share	$(1.12)	$(0.84)

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Automotive Services Group, LLC

In July 2005, the Company purchased 50% of the outstanding equity interests of Automotive Services Group, LLC (“ASG”), an Alabama limited liability company, from an unrelated party for $300,000. ASG was formed to develop and operate automated car wash sites under the trade name “Bubba’s Express Wash”. ASG’s first site, developed in Birmingham, Alabama, had its grand opening on March 8, 2006. From the Company’s initial purchase through November 2005, the Company accounted for its 50% investment in ASG under the equity method of accounting. However, as a result of negotiations which commenced during the 4th quarter of 2005, and ultimately resulted in the Company’s acquisition of the remaining 50% equity interest of ASG on March 15, 2006, the Company determined that it became the primary beneficiary of ASG, a Variable Interest Entity as determined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). Accordingly, the Company has consolidated the accounts of ASG since the 4th quarter of 2005.

On March 15, 2006, the Company entered into a Unit Purchase Agreement (the “Agreement”) for Automotive Services Group to purchase the remaining 50% equity interest (the “Membership Interest”) in ASG. After completing the transaction, Automotive Services Group now owns 100% of the outstanding equity interests in ASG. As consideration for the Membership Interest, the Company issued 200,000 shares of the Company’s common stock valued at $610,000, based on the closing stock price at March 15, 2006.

The Company has not provided pro forma data summarizing the results of operations for the periods indicated as if the ASG acquisition had been completed as of the beginning of each period presented since the effects were considered immaterial to actual operating results.

Upon initial measurement, components of the purchase price were as follows:

Land	$480,211
Furniture and equipment	972
Notes payable	(495,211)
Net liabilities assumed	(14,028)
Goodwill	614,028
Minority interest	(300,000)
Purchase price	$300,000

In March 2006, upon the purchase of the remaining 50% interest, components of the purchase price were as follows:

Goodwill	$357,008
Minority interest	252,992
Purchase price	$610,000

As discussed in Note 9, all goodwill previously recorded in connection with the acquisition of ASG was written off during the quarters ended June 30, 2006 and September 30, 2006.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

9. GOODWILL AND PATENTS

The Company’s goodwill relates to the Medical Products reporting segment. During the year ended December 31, 2006, the Company recognized a goodwill impairment charge of $971,000.  As discussed in Note 1, the Company has an accumulated deficit of approximately $29.5 million and a working capital deficit of approximately $5.4 million. These financial constraints have prevented the Company from continuing the planned build-out of the additional car wash facilities. In response to these financial constraints, coupled with the Company’s emphasis on the patient safety markets, the Company has evaluated alternative methods to divest the car wash services segment. Recognizing that revenues and cash flows would be lower than expected from the car wash services segment, the Company determined that a triggering event had occurred and conducted an interim goodwill impairment analysis in the quarters ended June 30, 2006 and September 30, 2006 which resulted in the recording of total goodwill impairment charges of $971,000 in the car wash services operating segment.  This impairment related to goodwill that resulted from the Company’s acquisition of ASG.

The change in goodwill for year ended December 31, 2006, is as follows:

Goodwill
Balance as of December 31, 2005	$2,301,555
Goodwill for purchase of ASG	357,008
Impairment of ASG Goodwill	(971,036)
Balance as of December 31, 2006	$1,687,527

Identifiable intangible assets, net, as of December 31, 2006 are composed of patents:

Patents	$4,684,576
Accumulated amortization	(595,726)
$4,088,850

The patents are subject to amortization over their estimated useful life of 14.4 years. The following table presents estimated amortization expense for each of the succeeding five calendar years and thereafter.

2007	$325,000
2008	325,000
2009	325,000
2010	325,000
2011	325,000
Thereafter	2,463,850
$4,088,850

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

10. LONG-TERM INVESTMENTS

Long-term investments at December 31, 2006 and December 31, 2005 are comprised of the following:

	December 31, 2006	December 31, 2005
Alacra Corporation	$1,000,000	$1,000,000
Digicorp	10,970	3,025,398
IPEX, Inc.	—	1,130,500
Investments in Real Estate	430,563	481,033
	$1,441,533	$5,636,931

Alacra Corporation

At December 31, 2006, the Company had an investment in shares of Series F convertible preferred stock of Alacra Corporation (“Alacra”), valued at $1,000,000, and classified as an available-for-sale investment. The Company has the right, to the extent that Alacra has sufficient available capital, to have the Series F convertible preferred stock redeemed by Alacra for face value plus accrued dividends beginning on December 31, 2006. Alacra, based in New York, is a global provider of business and financial information.

Digicorp

At December 31, 2006, the Company held 96,269 shares of Digicorp common stock valued at $10,970. Prior to December 31, 2005, the Company accounted for its investment in Digicorp under the equity method of accounting and the Company’s proportionate share of income or losses from this investment was recorded in equity in income (loss) of investee. However, on December 29, 2005, Digicorp completed the purchase of all of the issued and outstanding shares of capital stock of Rebel Crew Films, Inc. ("Rebel Crew"), a California corporation. Digicorp issued approximately 21 million shares of its common stock to the shareholders of Rebel Crew which decreased the Company’s ownership interest from approximately 20% at September 30, 2005, to approximately 7.5% at December 29, 2005, and accordingly, the Company began accounting for the investment under the cost method. During 2006, the Company sold 2,654,092 shares of Digicorp common stock, of which 2,421,292 shares were sold to the Chief Executive Officer of Digicorp. The Company received cash of $121,065 and a 4 year non-interest bearing promissory note in the principal amount of $121,064, or total gross proceeds of $242,129. The Company recognized a loss of $33,753 on this transaction. Digicorp's common stock is traded on the OTC Bulletin Board, which reported a closing price, at December 31, 2006, of $0.18 per share. The Company has valued its holdings in Digicorp at an approximate 37% discount to the $0.18 closing price, due to the limited average number of shares traded on the OTC Bulletin Board.

IPEX, Inc.

At December 31, 2006, we held 950,000 shares of common stock and warrants to purchase 787,500 shares of common stock at $1.00 per share of IPEX, Inc. (“IPEX”) in long-term investments. The Company acquired 450,000 shares of the common stock and all of the warrants directly from IPEX in March 2005 and received 500,000 shares of the common stock for consulting services. On December 15, 2006, IPEX’s Chief Executive Officer, Principal Financial and Accounting Officer, and director, resigned citing that IPEX no longer had any operations, and was no longer conducting business as the reason for his resignation. As IPEX is no longer conducting business operations, the carrying value of this investment has been written down to zero and a related loss of $1,106,000 has been recognized during 2006.

Investments in Real Estate

At December 31, 2006, the Company had several real estate investments, recorded at their cost of $430,563. These investments are included in long-term investments. The Company holds its real estate investments in AGB Properties. AGB Properties real estate holdings consist of approximately 8.5 acres of undeveloped land in Heber Springs, Arkansas and 0.61 acres of undeveloped land in Springfield, Tennessee.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Excelsior Radio Networks, Inc.

During the period from August 12, 2003 through October 22, 2004, the Company liquidated its investment in Excelsior Radio Networks, Inc. (“Excelsior”). The Company sold a total of 1,476,804 shares and warrants to purchase 87,111 shares of Excelsior common stock. Certain of these sales were subject to adjustment and in December 2005, the Company received additional proceeds of approximately $1,747,000, of which approximately $847,000 was cash and $900,000 was a receivable. The proceeds were recorded as realized gains on investments, net.

11. NOTES PAYABLE

Notes payable at December 31, 2006 and December 31, 2005 are comprised of the following:

	December 31, 2006	December 31, 2005
Note payable to Winstar (a)	$450,000	$796,554
Note payable to Bodnar Capital Management, LLC (b)	—	1,000,000
Notes payable to Ault Glazer Capital Partners, LLC (c)	2,575,528	1,116,838
Note payable to Steven J. Caspi (d)	1,000,000	—
Note payable to Steven J. Caspi (e)	1,495,281	—
Notes payable to Herb Langsam (f)	600,000	—
Note payable to Charles Kalina III (g)	400,000	—
Other notes payable	598,232	—
Total notes payable	7,119,041	—
Less: debt discount on beneficial conversion feature	(1,074,330)	—
	$6,044,711	$2,913,392

Aggregate future required principal payments on these notes during the twelve month period subsequent to December 31, 2006 are as follows:

2007	$3,557,462
2008	2,066,579
2009	—
2010	1,495,000
$7,119,041

(a)
On August 28, 2001, the Company made an investment in Excelsior Radio Networks, Inc. (“Excelsior”) which was completely liquidated during 2005. As part of the purchase price paid by the Company for its investment in Excelsior, the Company issued a $1,000,000 note to Winstar. This note was due February 28, 2002 with interest at 3.54% per annum but in accordance with the agreement has a right of offset against certain representations and warranties made by Winstar. The Company applied offsets of $215,000 against the principal balance of the note reflected in the accompanying consolidated interim financial statements relating to legal fees attributed to our defense of the lawsuits filed against us. The Company has consistently asserted that the due date of the note is extended until the lawsuit discussed in Note 19 is settled. However, on February 3, 2006, Winstar Global Media, Inc. (“WGM”) filed a lawsuit against the Company in an attempt to collect upon the $1,000,000 note between the Company and Winstar. On September 5, 2006, the Company reached a settlement agreement with WGM whereas the Company agreed to pay Winstar $750,000, pursuant to an agreed upon payment schedule, on or before July 2, 2007. On November 7, 2006, The United States Bankruptcy Court for the District of Delaware, approved the Company’s settlement agreement with WGM. Pursuant to the settlement agreement, the Company made payments of $300,000 during 2006 and the remaining $450,000 during the three months ended March 31, 2007. The Company recorded a gain during 2006 of $191,000 on the elimination of principal and interest in excess of the settlement amount.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

(b)
On April 7, 2005, the Company issued a $1,000,000 principal amount promissory note (the "Bodnar Note") to Bodnar Capital Management, LLC, in consideration for a loan from Bodnar Capital Management, LLC to the Company in the amount of $1,000,000. Steven J. Bodnar is a managing member of Bodnar Capital Management, LLC. Mr. Bodnar, through Bodnar Capital Management, LLC, is a principal stockholder of the Company. The principal amount of the Bodnar Note and interest at the rate of 6% per annum was payable on May 31, 2006. The obligations under the Note were collateralized by all real property owned by the Company. During the year ended December 31, 2006 and 2005, the Company incurred interest expense of $44,000 and $25,000, respectively. During the quarter ended June 30, 2006, the Company repaid the outstanding principal balance and accrued interest totaling $69,000.

(c)
From January 11, 2006 through June 30, 2006, Ault Glazer Capital Partners, LLC (formerly AGB Acquisition Fund) (the “Fund”), a related party, loaned the Company a total of $443,000, all of which was repaid. As consideration for the loans, the Company issued the Fund secured promissory notes with an interest rate of 7% per annum (the “Fund Notes”), and entered into a security agreement granting the Fund a security interest in the Company’s personal property and fixtures, inventory, products and proceeds as security for the Company’s obligations under the Fund Notes. During the year ended December 31, 2006, the Company incurred and paid interest expense of $2,000 on the Fund Notes.

On February 8, 2006, the Fund loaned $687,000 to ASG and at December 31, 2006 the entire amount was outstanding. As consideration for the loan, ASG issued the Fund a secured promissory note in the principal amount of $687,000 (the “ASG Note”) and granted a real estate mortgage in favor of the Fund relating to certain real property located in Jefferson County, Alabama (the “ASG Property”). The ASG Note, as amended, bears interest at the rate of 10% per annum and was due on September 15, 2006. The ASG Note is in default and classified with current liabilities. The Fund received warrants to purchase 20,608 shares of the Company’s common stock at an exercise price of $3.86 per share as additional consideration for entering into the loan agreement. The Company recorded debt discount in the amount of $44,000 as the estimated value of the warrants. The debt discount was amortized as non-cash interest expense over the initial term of the debt using the effective interest method. The entire amount of the debt discount was amortized as interest expense. As security for the performance of ASG’s obligations pursuant to the ASG Note, ASG granted the Fund a security interest in all personal property and fixtures located at the ASG Property. During the year ended December 31, 2006, the Company incurred interest expense, excluding amortization of debt discount, of $61,000 on the ASG Note, all of which is accrued at December 31, 2006.

As of December 31, 2006 and December 31, 2005, the Fund loaned $1,495,000 and $1,117,000, respectively, to ASG in addition to the ASG Note. The loans were advanced to ASG, pursuant to the terms of a Real Estate Note dated July 27, 2005, as amended (the "Real Estate Note"). The Real Estate Note bears interest at the rate of 3% above the Prime Rate as published in the Wall Street Journal (8.25% at December 31, 2006). All unpaid principal, interest and charges under the Real Estate Note are due in full on July 31, 2010. The Real Estate Note is collateralized by a mortgage on certain real estate owned by ASG pursuant to the terms of a Future Advance Mortgage Assignment of Rents and Leases and Security Agreement dated July 27, 2005 between ASG and the Fund. During the years ended December 31, 2006 and 2005, the Company incurred interest expense of $160,000 and 29,000, respectively, on the Real Estate Note, all of which is accrued at December 31, 2006.

From March 7, 2006 through October 16, 2006, the Fund loaned the Company a total of $524,000, of which $130,000 was repaid. The outstanding balance at December 31, 2006 is $394,000. The loans were advanced to the Company pursuant to a Revolving Line of Credit Agreement (the “Revolving Line of Credit”) entered into with the Fund on March 7, 2006. The Revolving Line of Credit allows the Company to request advances of up to $500,000 from the Fund. The initial term of the Revolving Line of Credit is for a period of six months and may be extended for one or more additional six month periods upon mutual agreement of the parties. Each advance under the Revolving Line of Credit will be evidenced by a secured promissory note and a security agreement. The secured promissory notes issued pursuant to the Revolving Line of Credit must be repaid with interest at the Prime Rate plus 1% within 60 days from issuance and will be convertible into shares of the Company’s common stock at the option of the Fund at a price of $3.10 per share. The obligations of the Company pursuant to such secured promissory notes are secured by the Company’s assets, personal property and fixtures, inventory, products and proceeds therefrom. During the year ended December 31, 2006, the Company incurred interest expense of $16,000 on the Revolving Line of Credit, of which $13,000 is accrued at December 31, 2006.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

(d)
On January 12, 2006, Steven J. Caspi loaned $1,000,000 to ASG. As consideration for the loan, ASG issued Mr. Caspi a promissory note in the principal amount of $1,000,000 (the “Caspi Note”) and granted Mr. Caspi a mortgage on certain real estate owned by ASG and a security interest on all personal property and fixtures located on such real estate as security for the obligations under the Caspi Note. In addition, the Company entered into an agreement guaranteeing ASG’s obligations pursuant to the Caspi Note and Mr. Caspi received warrants to purchase 30,000 shares of the Company’s common stock at an exercise price of $4.50 per share. The Company recorded debt discount in the amount of $92,000 based on the estimated fair value of the warrants. The debt discount was amortized as non-cash interest expense over the initial term of the debt using the effective interest method. The entire amount of the debt discount was amortized as interest expense. The Caspi Note initially accrued interest at the rate of 10% per annum, which together with principal, was due to be repaid on July 13, 2006. The Caspi Note was not repaid by the scheduled maturity and to date has not been extended, therefore the Caspi Note is recorded in current liabilities. The Caspi Note is in default and therefore accruing interest at the rate of 18% per annum. During the year ended December 31, 2006, the Company incurred interest expense of $130,000 on the Caspi Note, of which $75,000 is accrued at December 31, 2006.

(e)
From September 8, 2006 through September 19, 2006, Mr. Caspi loaned the Company a total of $1,495,000, all of which is outstanding at December 31, 2006. As consideration for the loan, the Company issued Mr. Caspi a Convertible Promissory Note in the principal amount of $1,495,000 (the “Second Caspi Note”). The Second Caspi Note bears interest at the rate of 12% per annum and is due upon the earlier of March 31, 2008 or, the occurrence of an event of default. As security for the performance of the Company’s obligations pursuant to the Second Caspi Note, the Company granted Mr. Caspi a security interest in certain real property. Mr. Caspi received warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.25 per share as additional consideration for entering into the loan agreement. During the year ended December 31, 2006, the Company had incurred interest expense, excluding amortization of debt discount, of $56,000 on the Second Caspi Note, all of which is accrued at December 31, 2006.

As the effective conversion price of the Second Caspi Note on the date of issuance was below the fair market value of the underlying common stock, the Company recorded debt discount in the amount of $769,000 based on the intrinsic value of the beneficial conversion feature of the note.

The warrant issued to Mr. Caspi in conjunction with the Second Caspi Note will expire after September 8, 2011. The Company recorded debt discount in the amount of $231,000 based on the estimated fair value of the warrants. The debt discount as a result of the beneficial conversion feature of the note and the estimated fair value of the warrants will be amortized as non-cash interest expense over the term of the debt using the effective interest method. Through December 31, 2006, interest expense of $123,000 has been recorded from the debt discount amortization.

(f)
On May 1, 2006, Herbert Langsam, a Class II Director of the Company, loaned the Company $500,000. The loan is documented by a $500,000 Secured Promissory Note (the “Langsam Note”) payable to the Herbert Langsam Irrevocable Trust. The Langsam Note accrues interest at the rate of 12% per annum and has a maturity date of November 1, 2006. This note was not repaid by the scheduled maturity and to date has not been extended, therefore the Langsam Note is recorded in current liabilities. Accordingly, the note is currently in default and therefore accruing interest at the rate of 16% per annum. Pursuant to the terms of a Security Agreement dated May 1, 2006, the Company granted the Herbert Langsam Revocable Trust a security interest in all of the Company’s assets as collateral for the satisfaction and performance of the Company’s obligations pursuant to the Langsam Note.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

On November 13, 2006, Mr. Langsam, loaned the Company an additional $100,000. The loan is documented by a $100,000 Secured Promissory Note (the “Second Langsam Note”) payable to the Herbert Langsam Irrevocable Trust. The Second Langsam Note accrues interest at the rate of 12% per annum and has a maturity date of May 13, 2007. Mr. Langsam received warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.25 per share as additional consideration for entering into the loan agreement. The Company recorded debt discount in the amount of $17,000 as the estimated value of the warrants. The debt discount will be amortized as non-cash interest expense over the term of the debt using the effective interest method. Through December 31, 2006, interest expense of $5,000 has been recorded from the debt discount amortization. Pursuant to the terms of a Security Agreement dated November 13, 2006, the Company granted the Herbert Langsam Revocable Trust a security interest in all of the Company’s assets as collateral for the satisfaction and performance of the Company’s obligations pursuant to the Second Langsam Note.

(g)
On July 12, 2006 the Company, executed a Convertible Promissory Note in the principal amount of $250,000 (the “Kalina Note”) and a warrant for the purchase of 85,000 Shares of the Company’s Common Stock (the “Kalina Warrant”) in favor of Charles J. Kalina, III, an existing shareholder of the Company. The Kalina Note accrues interest at the rate of 12% per annum throughout the term of the loan. The principal amount of the Kalina Note and any accrued but unpaid interest is due to be paid upon the earlier of October 10, 2006, or the occurrence of an event of default. Principal and interest on the Kalina Note is convertible into shares of the Company’s common stock at a conversion price of $3.00. The conversion price of the Kalina Note will be adjusted if the Company pays a stock dividend, or subdivides or combines outstanding shares of common stock into a greater or lesser number of shares.

The Kalina Warrant has an exercise price of $ 2.69 per share and will expire on July 11, 2011. The Company recorded debt discount in the amount of $161,000 based on the estimated fair value of the Kalina Warrants. The debt discount was amortized as non-cash interest expense over the initial term of the debt using the effective interest method.

On November 3, 2006 the balance due under the Kalina Note was added to a new Convertible Promissory Note in the principal amount of $400,000 (the “Second Kalina Note”), pursuant to which the Company received proceeds of approximately $150,000, which is due on January 31, 2008. The Second Kalina Note bears interest at the rate of 12% per annum and is due on January 31, 2008 or, the occurrence of an event of default. Mr. Kalina received warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.25 per share as additional consideration for entering into the loan agreement. During the year ended December 31, 2006, the Company incurred interest expense, excluding amortization of debt discount, of $20,000 on the Second Kalina Note, all of which is accrued at December 31, 2006.

As the effective conversion price of the Second Kalina Note on the date of issuance was below the fair market value of the underlying common stock, the Company recorded debt discount in the amount of $77,000 based on the intrinsic value of the beneficial conversion feature of the note.

The warrant issued to Mr. Kalina in conjunction with the Second Kalina Note will expire after November 3, 2011. The Company recorded debt discount in the amount of $29,000 based on the estimated fair value of the warrants. The debt discount as a result of the beneficial conversion feature of the note and the estimated fair value of the warrants will be amortized as non-cash interest expense over the term of the debt using the effective interest method. Through December 31, 2006, interest expense of $15,000 has been recorded from the debt discount amortization.

Morelli Note and Warrant

On June 6, 2006 the Company entered into a Secured Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company sold a $1,100,000 principal amount Secured Convertible Promissory Note (the “Morelli Note”) and a warrant to purchase 401,460 shares of the Company’s common stock (the “Morelli Warrant”) to Alan E. Morelli.

The Morelli Note accrued interest at the rate of 12% per annum through July 6, 2006, after which the interest rate increased to 15% per annum from July 6, 2006 through the date the loan was repaid. The principal amount of the Morelli Note and any accrued but unpaid interest was due to be paid on October 6, 2006, or the occurrence of an event of default. On August 15, 2006 the Company received a notice of default regarding the Morelli Note. The notice of default specifically cited the Company’s failure to obtain the prior written consent of Mr. Morelli to the incurrence of indebtedness and failure to repay the obligations owing under the Morelli Note in an amount equal to the proceeds of the indebtedness. Upon the occurrence of an event of default the interest rate increased to 19% per annum. During September 2006, from the proceeds of the Second Caspi Note, the Company repaid the outstanding principal amount and accrued interest of $51,000.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

As the effective conversion price of the Morelli Note on the date of issuance was below the fair market value of the underlying common stock, the Company recorded debt discount in the amount of $556,000 based on the intrinsic value of the beneficial conversion feature of the note. Since the Morelli Note was convertible at the time of issuance, the debt discount as a result of the beneficial conversion feature was amortized as non-cash interest expense.

On the date of issuance, the Morelli Warrant had an exercise price of $3.04 per share and will expire after June 6, 2011. The Company recorded debt discount in the amount of $472,000 based on the estimated fair value of the warrants. The debt discount will be amortized as non-cash interest expense over the term of the debt using the effective interest method. Through December 31, 2006, the entire amount of debt discount amortization from the Morelli Warrant has been recorded.

In August 2006, prior to the repayment of the Morelli Note, the Company sold shares of its common stock at $1.25 per share (See Note 13) thereby requiring modifications to both the Morelli Warrant and Morelli Note. These modifications resulted in an adjustment to the conversion price of the Morelli Note, an adjustment to the exercise price of the Morelli Warrant and an increase in the number of shares of common stock available to purchase upon exercise of the Morelli Warrant. These modifications were sufficiently different from the initial terms of the Morelli Note and Morelli Warrant, requiring the Company to account for the change in conversion terms as a substantial modification of terms in accordance with EITF Issue No. 96-19, Debtor’s Accounting and Modification on Exchange of Debt Instruments.

The original notes converted into common stock at a rate of $2.74 per share with 401,460 warrants to purchase common stock exercisable at $3.04 per share. The new terms provided conversion into common stock at $1.25 per share with 976,351 warrants to purchase common stock exercisable at $1.25 per share. On extinguishment of the original terms of the Morelli Note and Morelli Warrant, the Company recorded non-cash interest expense of $880,000 as the estimated difference in the fair value of the Morelli Warrant under the original terms to that of the modified terms and further recorded entries to record discounts related to the beneficial conversion feature totaling $572,000 which was amortized as non-cash interest expense.

12. ACCRUED LIABILITIES

Accrued liabilities at December 31, 2006 and 2005 are comprised of the following:

	December 31, 2006	December 31, 2005
Accrued officer's severance	$—	$22,716
Accrued interest	520,114	215,093
Accrued professional fees	10,000	160,000
Deferred revenue	—	103,875
Accrued salaries	197,495	45,833
Other	96,857	21,599
	$824,466	$569,116

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

13. EQUITY TRANSACTIONS

On March 30, 2005, stockholders’ approval was obtained to (i) decrease the authorized number of shares of common stock from 50,000,000 shares to 25,000,000 shares, (ii) decrease the authorized number of shares of preferred stock from 10,000,000 shares to 1,000,000 shares and (iii) to reduce the par value of the common stock from $1.00 per share to $0.33 per share and effect a three-for-one split of the common stock. Stockholders’ equity has been restated to give retroactive recognition to the stock split for all periods presented. In addition, all per share and weighted average share amounts have been restated to reflect this stock split.

The convertible preferred stock has a cumulative 7% quarterly dividend and is convertible into the number of shares of common stock by dividing the purchase price for the convertible preferred stock by conversion price in effect, currently $4.44. The convertible preferred stock has anti-dilution provisions, which can change the conversion price in certain circumstances. In the event the Company subdivides its outstanding shares of common stock into a greater number of shares of common stock the conversion price in effect would be reduced, thereby increasing the total number of shares of common stock that the convertible preferred stock is convertible into. The holder has the right to convert the shares of convertible preferred stock at any time until February 22, 2010 into common stock. Upon liquidation, dissolution or winding up of the Company, the stockholders of the convertible preferred stock are entitled to receive $100 per share plus any accrued and unpaid dividends before distributions to any holder of the Company’s common stock.

During the year ended December 31, 2005, the Company issued 5,625 shares of common stock held in treasury upon exercise of options under the Company’s 1997 Stock Incentive Plan and 20,444 shares of common stock held in treasury to purchase 0.61 acres of vacant land in Springfield, Tennessee.

On April 5, 2005, the Company entered into a consulting agreement with Health West Marketing Incorporated, a California corporation ("Health West"). Under the agreement, Health West agreed to help the Company establish a comprehensive manufacturing and distribution strategy for the Company's Safety-SpongeTM System worldwide. The initial term of the agreement is for a period of two years. After the initial two-year term, the agreement will terminate unless extended by the parties for one or more additional one-year periods.

In consideration for Health West's services, the Company agreed to issue Health West 42,017 shares of the Company's common stock, to be issued as follows: (a) 10,505 shares, valued at $62,505, were issued upon signing the agreement; (b) an additional 15,756 shares, valued at $93,748, of the Company’s common stock held in treasury were issued as a result of Health West’s assistance in structuring a comprehensive manufacturing agreement with A Plus Manufacturing, which was entered into on August 17, 2005; and (c) the Company is obligated to issue the remaining 15,756 shares for Health West’s services in developing a regional distribution network to integrate the Safety-Sponge™ System into the existing acute care supply chain. As an additional incentive, the Company granted Health West warrants to purchase a total of 175,000 shares of the Company’s common stock as discussed in Note 14.

On April 22, 2005, the Company entered into a subscription agreement pursuant to which the Company sold to an investor shares of the Company's common stock held in treasury and warrants to purchase an additional 20,000 shares of the Company's common stock. The warrants are exercisable for a period of five years, have an exercise price equal to $6.05, and 50% of the warrants are callable. In the event the closing sale price of the Company's common stock equals or exceeds $7.50 for at least five consecutive trading days, the Company, upon 30 days prior written notice, may call the callable warrants at a redemption price equal to $0.01 per share of common stock then purchasable pursuant to such warrants. Notwithstanding such notice, the warrant holder may exercise the callable warrant prior to the end of the 30-day notice period. The Company received gross proceeds of $100,000 from the sale of stock and warrants.

On July 19, 2005, the Company entered into a stock purchase agreement pursuant to which the Company sold to an investor 38,000 shares of the Company's common stock held in treasury. As consideration, the Company received 12,000 shares of Tuxis Corporation (“Tuxis”) common stock valued at approximately $102,000.

On October 19, 2005, the Company entered into a subscription agreement with an accredited investor, pursuant to which the Company sold shares of the Company's common stock held in treasury at a price of $3.00 per share. The Company received gross proceeds of $50,000 from the sale of the stock.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

On November 3, 2005, the Company entered into a subscription agreement with Herbert Langsam, a current director of the Company, pursuant to which the Company sold shares of the Company's common stock held in treasury at a price of $3.49 per share. The Company received gross proceeds of $100,000 from the sale of the stock.

In August 2006, the Company entered into subscription agreements pursuant to which the Company sold to investors shares of the Company's common stock held in treasury at a price of $1.25 per share. The Company received gross proceeds of $250,000 from the sale of stock.

Between November 30, 2006 and December 15, 2006, the Company entered into a subscription agreement with several accredited investors in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company issued and sold to these accredited investors an aggregate of 238,000 shares of its common stock and warrants to purchase an additional 119,000 shares of its common stock. The warrants are exercisable for a period of three years, have an exercise price equal to $2.00, and 50% of the warrants are callable upon the occurrence of any one of a number of specified events when, after any such specified occurrence, the average closing price of the Company’s common stock during any period of five consecutive trading days exceeds $4.00 per share. These issuances resulted in aggregate gross proceeds to the Company of $297,500.

14. WARRANTS

In April 2005, the Company entered into a consulting agreement for investor communications services and as incentive for entering into the agreement, the Company agreed to issue a warrant to purchase 100,000 shares of the Company's common stock at an exercise price of $5.85, exercisable for 5 years. The warrants were valued at $397,000 of which $265,000 was expensed during 2005. The Company asserts that the investor communications services were not provided to the extent of the consulting agreement and disputes the grant. Accordingly, the Company has not expensed the remaining amount of warrants, $132,000.

During the year ended December 31, 2006, a total of 1,995,959 warrants, at exercise prices ranging from $1.25 to $4.50 per share were issued. The warrants were valued using the Black-Scholes valuation model assuming expected dividend yield, risk-free interest rate, expected life and volatility of 0%, 3.75% - 4.50%, three to five years and 63% - 88%, respectively. Warrants granted during the year ended December 31, 2005 were valued using the same assumptions with the exception that the Company used volatility of 83%. As of December 31, 2006, a total of 3,274,521 warrants, at exercise prices ranging from $1.25 to $6.05 remain outstanding.

15. STOCK REPURCHASE PROGRAM

In May 2005, the Board of Directors authorized a stock repurchase program under which up to 150,000 shares of the Company’s common stock could be repurchased from time to time with available funds. The primary purpose of the stock repurchase program is to allow the Company the flexibility to repurchase its common stock to potentially reduce stock dilution and seek to improve its long-term earnings per share. Repurchases may be made in the open market or in privately negotiated transactions, subject to regulatory considerations, and may be discontinued at any time. The only repurchases made by the Company during the last three years occurred during the year ended December 31, 2005 when the Company repurchased 10,611 shares of common stock for $36,931. Although the Company’s stock repurchase program remains in place, the Company does not currently intend to make a material amount of repurchases. Future repurchases, if any, will depend on subsequent developments, corporate needs and market conditions. If subsequent developments occur or corporate needs and market conditions change that might cause the Company to make one or more repurchases, the Company would not necessarily make a public announcement about it at that time.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

16. STOCK OPTION PLANS

On September 9, 1997, the Company’s stockholders approved two Stock Option Plans: a Stock Incentive Plan to be offered to the Company’s consultants, officers and employees (including any officer or employee who is also a director of the Company) and a Non-Statutory Stock Option Plan (collectively the “1997 Plans”) to be offered to the Company’s “outside” directors, (i.e., those directors who are not also officers or employees of the Company). As of December 31, 2006, there were no outstanding options to purchase the Company’s common stock and no options available for future issuance under either the SIP or the SOP.

In September 2005, the Board of Directors of the Company approved the Amended and Restated 2005 Stock Option and Restricted Stock Plan (the “2005 SOP”) and the Company’s stockholders approved the Plan in November 2005. The Plan reserves 2,500,000 shares of common stock for grants of incentive stock options, nonqualified stock options, warrants and restricted stock awards to employees, non-employee directors and consultants performing services for the Company. Options granted under the Plan have an exercise price equal to or greater than the fair market value of the underlying common stock at the date of grant and become exercisable based on a vesting schedule determined at the date of grant. The options expire 10 years from the date of grant. Restricted stock awards granted under the Plan are subject to a vesting period determined at the date of grant.

A summary of stock option activity for the year ended December 31, 2006 is presented below:

		Outstanding Options
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
December 31, 2003	78,750	61,875	$3.80	6.15
Grants	(78,750)	78,750	$0.50	9.67
Exercises		(78,750)	$0.50	9.58
Cancellations	56,250	(56,250)	$3.71	5.73

December 31, 2004	56,250	5,625	$4.67	5.08
Adoption of Amended 2005 SOP	2,500,000
Exercises		(5,625)	$4.67	5.00
Restricted Stock Awards	(438,046)
Grants	(1,044,000)	1,044,000	$5.02	9.39

December 31, 2005	1,074,204	1,044,000	$5.02	9.39
Cancellation of 1997 Plans	(56,250)
Restricted Stock Awards	(331,928)
Grants	(785,000)	785,000	$3.80	9.21
Cancellations	125,000	(125,000)	$4.51	8.87

December 31, 2006	26,026	1,704,000	$4.50	8.73	$—

Options exercisable at:
December 31, 2004		5,625	$4.67	5.08	$—
December 31, 2005		220,125	$5.27	9.25	$—
December 31, 2006		832,625	$4.90	8.54	$—

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (i.e., the difference between our closing stock price on December 31, 2006 and the exercise price, times the number of shares) that would have been received by the option holders had all option holders exercised their options on December 31, 2006. There have been nil, 5,625 and 78,750 options exercised during the years ended December 31, 2006, 2005 and 2004, respectively.

A summary of the changes in the Company’s nonvested options during the year ended December 31, 2006 is as follows:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2005	823,875	$2.36
Granted	785,000	$2.50
Vested	(612,500)	$2.53
Cancelled and forfeited	(125,000)	$2.63

Nonvested at December 31, 2006	871,375	$2.31

All options that the Company granted during 2004 through 2006 were granted at the per share fair market value on the grant date. Vesting of options differs based on the terms of each option. The Company utilized the Black-Scholes option pricing model and the assumptions used for each period are as follows:

	Year ended December 31,
	2006	2005	2004
Weighted average risk free interest rate	3.75%	3.75%	3.00%
Weighted average life (in years)	4.16	3.0	0.1
Volatility	89%	83%	102%
Expected dividend yield	0%	0%	0%
Weighted average grant-date fair value per share of options granted	$2.50	$2.48	$0.50

During the year ended December 31, 2006, the Company recorded compensation costs related to stock options of $1,118,000. As of December 31, 2006, total unrecognized compensation cost related to unvested stock options was 941,000. The cost is expected to be recognized over a weighted average period of 1.70 years.

17. RELATED PARTY TRANSACTIONS

During the year ended December 31, 2006 and 2005, the Company paid approximately 25% and 75%, respectively, of the base rent on the corporate offices and The Ault Glazer Group, Inc. ("Ault Glazer"), based upon their usage of the facilities, paid the remaining base rent. During the three months ended December 31, 2004 the Company’s corporate offices were initially provided at no cost by Ault Glazer. Together, Milton “Todd” Ault III, our former Chairman and Chief Executive Officer of the Company, and Louis Glazer, a Class I Director of the Company, and Melanie Glazer, the former Manager of our real estate segment, (together, the “Glazers”) own a controlling interest in the outstanding capital stock of Ault Glazer. As of December 31, 2006 and December 31, 2005, Ault Glazer, Mr. Ault and the Glazers indirectly beneficially own or control approximately 40% and 50%, respectively, of the outstanding common stock of the Company and beneficially own approximately 98.2% of the outstanding preferred stock of the Company.

At December 31, 2006 and December 31, 2005, the Company had an amount due from Strome Securities of nil and $9,000, respectively, recorded in other current assets. Until October 31, 2005, the Company maintained a brokerage account with Strome Securities and until December 31, 2004, Ault was a registered representative of Strome Securities. Beginning November 1, 2005, the Company moved its brokerage account from Strome Securities to AGB Securities, Inc., a related party. A nominal amount of commissions were incurred by the Company during the years ended December 31, 2006 and 2005 as a result of trades in the Company’s brokerage account.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

On April 28, 2005, the Company purchased 0.61 acres of vacant land in Springfield, Tennessee from a related party. The purchase price consisted of $90,000 in cash, 20,444 shares of common stock and 10,221 warrants to purchase common stock at an exercise price of $4.53 and a 5 year contractual life valued at $86,000.

IPEX, Inc.

On June 30, 2005, the Company formalized the terms of a consulting agreement, consented to by IPEX, whereby the Company was retained by the majority shareholder of IPEX and former President, Chief Executive Officer and director of IPEX (“Majority Shareholder”), to serve as a business consultant to IPEX. At June 30, 2005, Mr. Ault, the Company’s Chairman and Chief Executive Officer at that time, was granted an irrevocable voting proxy for 18,855,900 shares of IPEX owned by the Majority Shareholder (representing approximately 67% of the then outstanding shares of IPEX). At December 31, 2005, the Company held 7.8% of IPEX’s outstanding shares of common stock. On June 30, 2005, the Company agreed with IPEX as to the scope of such consulting services and the consideration for such services. The Company initially valued the amount of the consulting services at $1,331,000, which was due on August 15, 2005. The Company received 500,000 shares of IPEX common stock in December 2005 as payment for the services. At the time of payment, the fair market value of IPEX common stock had decreased by approximately 33%. Accordingly, the Company reduced the initial value of the consulting services by the amount of the decrease in the fair market value of IPEX common stock, $675,000. As a result of the decrease in the fair market value of IPEX common stock, the Company ultimately recognized $656,000 in revenue as a result of this agreement, of which $104,000 was recognized during the year ended December 31, 2006.

The Company’s former Chairman and Chief Executive Officer and significant beneficial owner of the Company, Milton “Todd” Ault III, served as a director of IPEX. Further, the Chief Executive Officer of ASG served as an IPEX director and member of IPEX’s Audit Committee from August 2005 through January 2006.

Digicorp

At December 31, 2006 and 2005, the Company had an investment in Digicorp recorded in long-term investments. The Company’s Chief Executive Officer and Chief Financial Officer, William B. Horne, was also Chief Financial Officer of Digicorp and a director of the Company. Further, certain Company officers and directors, both past and present, served in various management and director roles at Digicorp.

Loans

During the years ended December 31, 2006 and 2005, the Company received loans from Ault Gazer Capital Partners, LLC (the “Fund”). Ault Glazer & Company Investment Management, LLC (“AG & Company IM”) is the managing member of the Fund. The managing member of AG & Company IM is Ault Glazer. Mr. Ault is Chairman, Chief Executive Officer and President of Ault Glazer. Until June 8, 2006, the Company’s current Chief Executive Officer, Chief Financial Officer and Director, William B. Horne, was also Chief Financial Officer of Ault Glazer.

Due from Related Parties

At December 31, 2006 and 2005, the Company had an amount due from related parties of nil and $85,000, respectively, recorded in other current assets. This amount relates to an allocation of expenses from the Company to the related parties

18. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Significant components of the Company’s deferred tax assets as of December 31, 2006 and 2005 are as follows:

	2006	2005
Deferred tax assets:
Federal net operating loss carryforward	$6,931,000	$4,000,000
State net operating loss carryforward	1,041,000	279,000
Stock based compensation	1,840,000	1,077,000
Other	19,000	26,000
Total deferred tax asset	9,831,000	5,382,000
Deferred tax liability:
Book and tax bases difference arising from purchased patents	(1,473,066)	(1,590,045)
Total net deferred tax asset	8,357,934	3,791,955
Less valuation allowance	(9,831,000)	(5,382,000)
Net deferred tax liability	$(1,473,066)	$(1,590,045)

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the Company’s loss for the year ended December 31, 2006, the Company has provided a valuation allowance in the amount of $9,381,000, an increase of $4,449,000. The amount of deferred tax asset considered realizable could change in the near term if projected future taxable income is realized. A component of the Company’s deferred tax assets are net operating loss carryforwards of approximately $20,386,000 and $11,765,000 at December 31, 2006 and 2005, respectively. A greater than 50% change in the ownership of the Company’s common stock can delay or limit the utilization of existing net operating loss carryforwards pursuant to the Internal Revenue Code Section 382. The Company believes that such a change occurred during the year ended December 31, 2004. Based upon an analysis of purchase transactions of the Company’s equity securities, the Company believes the net operating loss carryforward utilization, attributed to losses incurred prior to December 31, 2004, is limited to approximately $755,000 per year. The federal and state net operating losses will begin to expire in 2011 and 2015, respectively.

Due to the Company being in a net loss position, the implementation during 2006 of EITF 05-8, Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature, resulted in a difference of $569,000 between the expected income taxes at statutory rates and the amounts presented herein related to the change in valuation allowance.

For the years ended December 31, 2006, 2005 and 2004, a reconciliation of the federal statutory tax rate to the Company's effective tax rate is as follows:

	2006	2005	2004
Federal statutory tax rate	(34.00)%	(34.00)%	(34.00)%
State and local income taxes, net of federal tax Benefit	0.01	0.01	(2.00)
Non deductible items	8.30	1.76	(0.25)
Valuation allowance	24.83	30.61	36.25

Total effective tax rate	(0.86)%	(1.62)	—%

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. COMMITMENTS AND CONTINGENCIES

Operating Lease

During August 2005, the Company entered into an operating agreement for office space for Surgicount.  The lease requires monthly payments of $4,174 from October 1, 2005 through September 30, 2006 and $4,341 from October 1, 2006 through September 30, 2007.  In 2006, the Company formalized a sub-lease agreement with AGB & Company, a related party, for use of its corporate office. The sub-lease agreement extends through February 2011, with a 5-year extension option under certain conditions. Effective March 31, 2007, the Company terminated its sub-lease agreement with AGB & Company. Accordingly, future minimum annual rent payment of $63,996 due during the year ended December 31, 2007 represent the remaining obligation under the Company’s existing operating leases.

Rent expense during the years ended December 31, 2006, 2005 and 2004 was $131,129, $88,368 and $76,276, respectively.

Legal Proceedings

On October 15, 2001, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed a lawsuit (the “Leve Lawsuit”) against the Company, Sunshine Wireless, LLC ("Sunshine"), and four other defendants affiliated with Winstar Communications, Inc. (“Winstar”). On February 25, 2003, the case against the Company and Sunshine was dismissed, however, on October 19, 2004, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. exercised their right to appeal. The initial lawsuit alleged that the Winstar defendants conspired to commit fraud and breached their fiduciary duty to the plaintiffs in connection with the acquisition of the plaintiff's radio production and distribution business. The complaint further alleged that the Company and Sunshine joined the alleged conspiracy. On June 1, 2005, the United States Court of Appeals for the Second Circuit affirmed the February 25, 2003 judgment of the district court dismissing the claims against the Company.

On July 28, 2005, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed a new lawsuit (the “new Leve Lawsuit”) against the Company, Sunshine Wireless, LLC ("Sunshine"), and four other defendants affiliated with Winstar Communications, Inc. (“Winstar”). The new Leve Lawsuit attempts to collect a federal default judgment of $5,014,000 entered against only two entities, i.e., Winstar Radio Networks, LLC and Winstar Global Media, Inc., by attempting to enforce the judgment against a number of additional entities who are not judgment debtors. Further, the new Leve Lawsuit attempts to enforce the plaintiffs default judgment against entities who were dismissed on the merits from the underlying action in which plaintiffs obtained their default judgment. An unfavorable outcome in the lawsuit, may have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes the lawsuit is without merit and intends to vigorously defend itself. These consolidated interim financial statements do not include any adjustments for the possible outcome of this uncertainty.

On February 3, 2006, WGM filed a lawsuit against the Company. The WGM lawsuit attempts to collect upon the $1,000,000 note between the Company and Winstar discussed in Note 11. On September 5, 2006, the Company reached a settlement agreement with WGM whereas the Company agreed to pay Winstar $750,000, pursuant to an agreed upon payment schedule, on or before July 2, 2007. On November 7, 2006, The United States Bankruptcy Court for the District of Delaware, approved the Company’s settlement agreement with WGM.

The Company is the owner of U.S. Patent no. 5,931,824 (the '824 Patent) and corresponding European Patent 1032911.  The Company became aware of certain prior knowledge cited against the then pending European patent application which had not been considered during prosecution of the U.S. patent application which eventually issued as the '824 Patent.  The knowledge was successfully distinguished in the European proceeding, and the European patent granted.  In order to strengthen the enforceability of the U.S. '824 Patent, the Company filed a request for reexamination.  Recently, the Company received notification from the U. S. Patent Office that a reexamination certificate will be granted affirming the validity of the reexamined patent with certain amendments to the claims.  Company counsel has reviewed the amended claims and believes that they will cover the Safety-Sponge™ System as well as a broad range of commercially equivalent systems.  In addition to the reexamined patent and the European patent, the Company has filed one additional U. S. Patent application and one international patent application covering improved methods and systems for the automated counting and tracking of surgical articles, that would provide the Company’s Safety-SpongeTM System with an additional level of protection to prevent competitors from attempting to replicate and market a similar version of the Company’s Safety-SpongeTM System.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Employment Agreements

The Company has entered into employment agreements with certain of its executives, which provide for annual base compensation plus, in most cases, bonuses and other benefits.  As of December 31, 2006, approximate future annual base compensation under these agreements are as follows:

Years ended December 31,
2007	2008	2009	2010	Total
$783,333	$575,000	$237,500	$150,000	$1,745,833

20. SEGMENT REPORTING

The Company reports selected segment information in its financial reports to shareholders in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The segment information provided reflects the three distinct lines of business within the Company’s organizational structure: medical products, which consists of Surgicount, financial services and real estate, which consists of AGB Properties and car wash services, which consists of Automotive Services Group. Unallocated corporate expenses are centrally managed at the corporate level and not reviewed by the Company’s chief operating decision maker in evaluating results by segment.

Transactions between segments are not common and are not material to the segment information. Some business activities that cannot be classified in the aforementioned segments are shown under “corporate”.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Segment information for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006	2005	2004
Medical Products
Revenue	$140,654	$—	$—
Net loss	$(2,685,416)	$(2,784,431)	$—
Total Assets	$6,181,473	$6,391,607	$—

Car Wash Services
Net loss from discontinued segment	$(1,647,285)	$(61,960)	$—
Total Assets	$3,200,164	$1,727,686	$—

Financial Services and Real Estate
Revenue	$103,875	$562,374	—
Net income (loss)	$(1,444,086)	$1,743,221	$536,454
Total Assets	$1,590,609	$7,494,762	$5,808,672

Corporate
Revenue	—	—	$—
Net loss	$(7,846,365)	$(4,804,353)	$(2,945,211)
Total Assets	$209,200	$419,810	$1,125,571

Total
Revenue	$244,529	562,374	$—
Net loss	$(13,623,152)	$(5,907,523)	$(2,408,757)
Total Assets	$11,181,446	$16,033,865	$6,934,243

21. SELECTED QUARTERLY RESULTS (UNAUDITED)

	March 31	June 30	September 30	December 31
2006 Quarter Ended
Total assets	$15,925,286	$14,036,035	$11,654,435	$11,181,446
Revenues	$54,993	$48,882	$18,514	$122,140
Operating loss	$(3,241,909)	$(1,329,487)	$(1,426,040)	$(1,608,125)
Net loss	$(3,573,532)	$(2,917,733)	$(5,618,832)	$(1,513,055)
Basic and diluted net loss per common share	$(0.60)	$(0.47)	$(0.87)	$(0.23)

2005 Quarter Ended
Total assets	$11,793,900	$11,788,107	$10,798,123	$16,033,865
Revenues	$—	$586,627	$29,693	$(53,946)
Operating loss	$(2,094,355)	$(1,568,643)	$(2,071,751)	$(2,060,084)
Net income (loss)	$(1,784,212)	$(1,770,433)	$(2,155,314)	$(197,564)
Basic and diluted net income (loss) per common share	$(0.37)	$(0.33)	$(0.39)	$(0.04)

22. SUBSEQUENT EVENTS

On January 29, 2007, the Company entered into a subscription agreement with A Plus, pursuant to which the Company sold to A Plus 800,000 shares of its common stock and warrants to purchase an additional 300,000 shares of its common stock. The Company received gross proceeds of $500,000 in cash and will receive $500,000 in product over the course of the next twelve (12) months. The Warrant shall have a term of five (5) years and shall have an exercise price equal to $2.00 per share.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Between January 29, 2007 and April 5, 2007, the Company entered into a subscription agreement with several accredited investors in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company issued and sold to these accredited investors an aggregate of 2,104,000 shares of its common stock and warrants to purchase an additional 1,052,000 shares of its common stock. The warrants are exercisable for a period of three to five years, have an exercise price equal to $2.00, and 50% of the warrants are callable upon the occurrence of any one of a number of specified events when, after any such specified occurrence, the average closing price of the Company’s common stock during any period of five consecutive trading days exceeds $4.00 per share. These issuances resulted in aggregate gross proceeds to the Company of $2,630,000.

On April 4, 2007, ASG entered into an agreement for the sale of real property located in Tuscaloosa, Alabama (the “Tuscaloosa Undeveloped Land”) to Twin Properties, LLC. Pursuant to the agreement, ASG is responsible for obtaining title insurance, all required taxes related to the transaction and providing a marketable title in fee simple to Twin Properties, LLC. ASG agreed to sell the Tuscaloosa Undeveloped Land for a purchase price of $965,000. This transaction is expected to close in July 2007.

On April 26, 2007, ASG entered into a binding term sheet to sell its express car wash and a parcel of real property, both located in Birmingham, Alabama, to Charles H. Dellaccio and D.W. Grimsley, Jr. Mr. Grimsley is the Chairman of the Board and Chief Executive Officer of Automotive Services Group. The aggregate purchase price for both properties is $2.25 million.

PATIENT SAFETY TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2007	2006

ASSETS

CURRENT ASSETS

Cash	$83,515	$3,775
Accounts receivable	63,482	65,933
Inventories	27,491	42,825
Prepaid expenses	176,556	78,834
Other current assets	13,420	13,125

TOTAL CURRENT ASSETS	364,464	204,492

Restricted certificate of deposit	87,500	87,500
Notes receivable	153,668	153,668
Property and equipment, net	561,282	328,202
Assets held for sale, net	—	3,189,674
Goodwill	1,762,527	1,687,527
Patents, net	3,845,143	4,088,850
Long-term investments	1,430,563	1,441,533

TOTAL ASSETS	$8,205,147	$11,181,446

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Notes payable, current portion - net	$1,293,286	$3,517,149
Accounts payable	843,091	1,295,849
Accrued liabilities	661,823	824,466

TOTAL CURRENT LIABILITIES	2,798,200	5,637,464

Notes payable, less current portion - net	2,530,558	2,527,562
Deferred tax liabilities	1,385,331	1,473,066

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Convertible preferred stock, $1.00 par value, cumulative 7% dividend: 1,000,000 shares authorized; 10,950 issued and outstanding at September 30, 2007 and December 31, 2006 (Liquidation preference of $1,229,138 at September 30, 2007 and $1,190,813 at December 31, 2006)	10,950	10,950
Common stock, $0.33 par value: 25,000,000 shares authorized; 10,643,686 shares issued and outstanding as of September 30, 2007; 7,489,026 shares issued and 6,874,889 shares outstanding at December 31, 2006	3,512,416	2,471,379
Additional paid-in capital	32,629,842	29,654,341
Accumulated deficit	(34,662,150)	(29,483,910)

	1,491,058	2,652,760

Less: 614,137 shares of treasury stock, at cost, at December 31, 2006	—	(1,109,406)

TOTAL STOCKHOLDERS' EQUITY	1,491,058	1,543,354

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,205,147	$11,181,446

The accompanying notes are an integral part of these consolidated interim financial statements.

PATIENT SAFETY TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES	$212,999	$18,514	$833,618	$122,389

OPERATING EXPENSES
Cost of sales	111,975	101,478	513,645	101,478
Salaries and employee benefits	620,014	524,994	1,911,077	3,411,191
Professional fees	140,361	445,430	610,367	1,573,450
Rent	13,022	27,022	59,392	91,085
Insurance	60,184	57,846	160,716	130,782
Taxes other than income taxes	3,260	25,909	68,160	79,577
Amortization of patents	81,235	81,235	243,706	243,706
General and administrative	322,398	280,289	917,518	842,544

Total operating expenses	1,352,449	1,544,203	4,484,581	6,473,813

Operating loss	(1,139,450)	(1,525,689)	(3,650,963)	(6,351,424)

OTHER INCOME (EXPENSES)
Interest, dividend income and other	—	1,141	4,287	2,250
Realized gain (loss) on investments, net	—	(1,387,328)	22,394	(1,437,481)
Interest expense	(810,415)	(1,940,653)	(1,418,354)	(2,930,850)
Unrealized gain (loss) on marketable securities, net	—	(27,682)	—	16,901

Loss from continuing operations before income taxes	(1,949,865)	(4,880,211)	(5,042,636)	(10,700,604)

Income tax benefit	29,245	29,245	87,735	87,734

Loss from continuing operations	(1,920,620)	(4,850,966)	(4,954,901)	(10,612,870)

Loss from discontinued operations	(18,922)	(767,866)	(165,851)	(1,497,227)

Net loss	(1,939,542)	(5,618,832)	(5,120,752)	(12,110,097)

Preferred dividends	(19,163)	(19,162)	(57,488)	(57,487)

Loss applicable to common shareholders	$(1,958,705)	$(5,637,994)	$(5,178,240)	$(12,167,584)

Basic and diluted net loss per common share
Continuing operations	$(0.18)	$(0.75)	$(0.53)	$(1.70)
Discontinued operations	$—	$(0.12)	$(0.02)	$(0.24)

Net loss	$(0.18)	$(0.87)	$(0.55)	$(1.94)

Weighted average common shares outstanding - basic and diluted	10,625,697	6,499,929	9,501,249	6,258,461

Comprehensive loss:
Net loss	$(1,939,542)	$(5,618,832)	$(5,120,752)	$(12,110,097)
Other comprehensive (loss) gain, unrealized gain (loss) on
available-for-sale investments	—	(176,168)	—	(2,408,611)

Total comprehensive loss	$(1,939,542)	$(5,795,000)	$(5,120,752)	$(14,518,708)

The accompanying notes are an integral part of these consolidated interim financial statements.

PATIENT SAFETY TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	For The Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(5,120,752)	$(12,110,097)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	133,478	68,807
Amortization of patents	243,706	243,706
Non-cash interest	1,044,560	2,879,603
Goodwill impairment	—	971,036
Realized (gain) loss on investments, net	(32,561)	1,437,481
Unrealized gain on marketable securities	—	(16,901)
Stock-based compensation to employees and directors	843,310	2,399,269
Stock-based compensation to consultants	57,249	604,445
Income tax benefit	(87,735)	(87,734)
Changes in operating assets and liabilities:
Accounts receivable	2,451	901,428
Marketable securities, net	—	809,260
Inventories	15,334	10,271
Prepaid expenses	402,278	(26,815)
Other current assets	(295)	(33,730)
Assets held for sale, net	21,818	—
Accounts payable	(452,758)	721,876
Accrued liabilities	344,833
Due to broker	—	(801,863)

Net cash used in operating activities	(2,585,084)	(2,029,958)

Cash flows from investing activities:
Purchase of property and equipment	(386,764)	(2,289,355)
Proceeds from sale of property and equipment	42,600	—
Proceeds from sale of assets held for sale, net	3,178,023	249,585

Net cash provided by (used in) investing activities	2,833,859	(2,039,770)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants	3,051,100	250,000
Proceeds from notes payable	100,000	6,939,119
Payments and decrease on notes payable	(3,300,974)	(3,172,442)
Payments of preferred dividends	(19,162)	—

Net cash (used in) provided by financing activities	(169,036)	4,016,677

Net increase (decrease) in cash	79,739	(53,051)

Cash at beginning of period	3,775	79,373

Cash at end of period	$83,514	$26,322

The accompanying notes are an integral part of these consolidated interim financial statements.

PATIENT SAFETY TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

	For The Nine Months Ended September 30,
	2007	2006
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$222,230	$216,779

Supplemental schedule of non cash investing and financing activities:
Dividends accrued	$38,325	$57,487
Issuance of common stock in connection with prepaid legal services	$—	$50,000
Issuance of common stock in connection with contingent payment with Surgicount acquisition	$75,000	$—
Issuance of common stock in payment of notes payable and accrued interest	$579,801	$—
Issuance of common stock for inventory	$500,000	$—
Payment of accrued liability with long-term investments	$10,969	$—
Reclassification of accrued interest to notes payable, less current portion - net	$348,614	$—

Purchase of the remaining 50% interest in ASG, through issuance of common stock, resulting in the following asset acquired and liabilities assumed during the quarter ended March 31, 2006 as follows:

Goodwill		$357,008
Common stock issued		$(610,000)
Minority interest		$252,992
Liabilities assumed		$—

The accompanying notes are an integral part of these consolidated interim financial statements.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited
September 30, 2007

1. DESCRIPTION OF BUSINESS

Patient Safety Technologies, Inc. ("PST" or the "Company") is a Delaware corporation. The Company’s principal operations are conducted at its wholly-owned operating subsidiary, SurgiCount Medical, Inc. (“SurgiCount”), a California corporation.

The Company’s primary focus is development, manufacturing and distribution of products and services focused primarily in the health care and medical products field, particularly the patient safety markets. SurgiCount is a developer and manufacturer of patient safety products and services. The SurgiCount Safety-SpongeTM System is a patented turn-key array of modified surgical sponges, line-of-sight scanning SurgiCounters, and printPAD printers integrated together to form a comprehensive counting and documentation system.

Until June 29, 2007, the Company also operated a car wash through Automotive Services Group, Inc. (“Automotive Services Group”), which held the Company’s investment in Automotive Services Group, LLC (“ASG”), its wholly-owned subsidiary. As discussed in Note 4, during the fourth quarter of 2006 the Company began marketing the assets held in ASG for sale and on June 29, 2007, the sale of ASG’s one operating car wash was completed. In addition, the Company holds various other unrelated investments including investments in real estate and in a financial services company, which it is in the process of liquidating as part of a strategic plan adopted during 2006 to dispose of all of the Company’s non patient safety related assets.

2. LIQUIDITY AND GOING CONCERN

The accompanying unaudited consolidated interim financial statements have been prepared assuming that the Company will continue as a going concern. At September 30, 2007, the Company has an accumulated deficit of approximately $34.7 million and a working capital deficit of approximately $2.4 million. For the nine months ended September 30, 2007, the Company incurred a loss of approximately $5.2 million and has used approximately $2.6 million in cash in its operations. Further, as of September 30, 2007 the Company has only generated minimal revenues from its medical products and healthcare solutions segments. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company has relied on liquidating investments and short-term debt financings to fund a large portion of its operations. In order to ensure the continued viability of the Company, equity financing must be obtained and profitable operations must be achieved in order to repay the existing short-term debt and to provide a sufficient source of operating capital. Although the Company has received equity financing during the nine months ended September 30, 2007, the Company is currently seeking additional financing and believes that it will be successful. However, no assurances can be made that it will be successful obtaining a sufficient amount of equity financing to continue to fund its operations or that the Company will achieve profitable operations and positive cash flow from its medical products segment. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and do not include all the information and disclosures required by accounting principles generally accepted in the United States of America. The consolidated interim financial information is unaudited but reflects all normal adjustments that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods presented. The consolidated balance sheet as of December 31, 2006 was derived from the Company’s audited financial statements. The consolidated interim financial statements should be read in conjunction with the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Results of the three and nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year ending December 31, 2007. All intercompany transactions have been eliminated in consolidation.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

Revenue Recognition

The Company complies with SEC Staff Accounting Bulletin (“SAB”) 101, Revenue Recognition in Financial Statements, amended by SAB 104, Revenue Recognition. Consulting service contract revenue is recognized when the service is performed. Consequently, the recognition of such consulting service contract revenue is deferred until each phase of the contract is complete. Revenues generated by the Company’s previously owned automated car wash subsidiary, Automotive Services Group were recognized at the time of service. Revenues from sales of the Safety-SpongeTM System are recorded upon shipment.

Goodwill and Intangible Assets

In accordance with SFAS No. 142, Goodwill and Intangible Assets, goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the Company’s fourth fiscal quarter or more frequently if indicators of impairment exist.  The performance of the test involves a two-step process.  The first step of the impairment test involves comparing the fair value of the Company’s reporting units with each respective reporting unit’s carrying amount, including goodwill.  The fair value of reporting units is generally determined using the income approach.  If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the second step of the goodwill impairment test is performed to determine the amount of any impairment loss.  The second step of the goodwill impairment test involves comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.

Long-Lived Assets

The Company evaluates long-lived assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment evaluation on long-lived assets used in operations when indicators of impairment are present.  Reviews are performed to determine whether the carrying value of an asset is impaired, based on a comparison to undiscounted expected future cash flows.  If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted expected future cash flows and a discount rate based upon the Company’s weighted average cost of capital adjusted for risks associated with the related operations.  Impairment is based on the excess of the carrying amount over the fair value of those assets.

Stock-Based Compensation

The Company adopted SFAS No. 123(R), Share-Based Payment, as of January 1, 2005 using the modified retrospective application method as provided by SFAS 123(R) and accordingly, financial statement amounts for the prior periods in which the Company granted employee stock options have been restated to reflect the fair value method of recognizing expenses from stock options prescribed by SFAS 123(R). During the three and nine months ended September 30, 2007, the Company had stock-based compensation expense of $207,000 and $843,000, respectively, related to issuances to the Company’s employees and directors, included in reported net losses for these periods. The total amount of stock-based compensation for the nine months ended September 30, 2007 of $843,000 included expenses related to restricted stock grants valued at $421,000 and stock options valued at $422,000. During the three and nine months ended September 30, 2006, the Company had stock-based compensation expense, from issuances to the Company’s employees and directors, included in reported net loss of $274,000 and $2,399,000, respectively. The total amount of stock-based compensation for the nine months ended September 30, 2006, of $2,399,000, included restricted stock grants valued at $1,102,000 and stock options valued at $1,297,000.

During the three and nine months ended September 30, 2007, the Company had stock-based compensation expense from issuances of restricted stock and warrants to consultants of the Company included in reported net loss of nil and $57,000, respectively. During the three and nine months ended September 30, 2006, the Company had stock-based compensation expense, from issuances of restricted stock and warrants to consultants of the Company included in reported net loss of $56,000 and $604,000, respectively. Additionally, during the three and nine months ended September 30, 2006, the Company issued restricted stock valued at $50,000 for prepaid legal expenses.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

A summary of stock option activity for the nine months ended September 30, 2007 is presented below:

		Outstanding Options
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value

December 31, 2006	26,026	1,704,000	$4.50	8.73
Restricted Stock Awards	(79,036)
Grants	(125,000)	125,000	$1.66	9.59
Cancellations	599,000	(599,000)	$4.59	8.25

September 30, 2007	420,990	1,230,000	$4.17	8.19	$—

Options exercisable at:
December 31, 2006		832,625	$4.90	8.54	$—
September 30, 2007		701,250	$4.74	7.87	$—

All options that the Company granted during the nine months ended September 30, 2007 and 2006 were granted at the per share fair market value on the grant date. Vesting of options differs based on the terms of each option. The Company utilized the Black-Scholes option pricing model and the assumptions used for each period are as follows:

	Nine Months ended September 30,
	2007	2006
Weighted average risk free interest rate	4.50%	3.75%
Weighted average life (in years)	5.00	3.00
Volatility	98 - 100%	87 - 89%
Expected dividend yield	0%	0%
Weighted average grant-date fair value per share of options granted	$1.22	$3.78

As of September 30, 2007, total unrecognized compensation cost related to unvested stock options was $672,000. This cost is expected to be recognized over a weighted average period of 1.40 years.

Beneficial Conversion Feature of Convertible Notes Payable

The convertible feature of certain notes payable provides for a rate of conversion that is below market value. Such feature is normally characterized as a Beneficial Conversion Feature (“BCF”). Pursuant to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio, EITF No. 00-27, Application of EITF Issue No. 98-5 To Certain Convertible Instruments and APB 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, the estimated fair value of the BCF is recorded in the consolidated financial statements as a discount from the face amount of the notes. Such discounts are amortized to accretion of convertible debt discount over the term of the notes (or conversion of the notes, if sooner).

Earnings per Common Share

Loss per common share is based on the weighted average number of common shares outstanding. The Company complies with SFAS No. 128, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share on the face of the consolidated statements of operations. Basic loss per common share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average common shares outstanding for the period. Diluted loss per common share reflects the potential dilution that could occur if convertible preferred stock or debentures, options and warrants were to be exercised or converted or otherwise resulted in the issuance of common stock that then shared in the earnings of the entity.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

Since the effects of outstanding options, warrants and the conversion of convertible preferred stock and convertible debt are anti-dilutive in all periods presented, shares of common stock underlying these instruments have been excluded from the computation of loss per common share.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The actual results may differ from management’s estimates.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position that an entity takes or expects to take in a tax return. Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  Under FIN 48, an entity may only recognize or continue to recognize tax positions that meet a “more likely than not” realization threshold. The Company adopted FIN 48 on January 1, 2007 and in connection with its adoption, no liability for unrecognized income tax benefits was recorded and no interest and penalties related to uncertain tax positions was recognized. The tax years 2003 - 2006 remain open to examination by the major taxing jurisdictions.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 does not require new fair value measurements but rather defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are currently assessing the impact of SFAS 157 on our consolidated financial position and results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115 (“SFAS 159”). This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement of accounting for financial instruments. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently assessing the impact adoption of SFAS No. 159 will have on our consolidated financial statements.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

4. DISCONTINUED OPERATIONS

As part of a strategic plan to dispose of all the Company’s non-patient safety related assets, during the fourth quarter of 2006 the Company began marketing for sale the assets of ASG, located in Alabama. The Company completed the sale of one operating car wash on June 29, 2007 and two parcels of undeveloped land during the three months ended September 30, 2007. The assets of ASG met the “held for sale” and “discontinued operations” criteria in accordance with SFAS 144.

The following sets forth the discontinued operations for the three and nine months ended September 30, 2007 and 2006 related to the held for sale assets of Automotive Services Group:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating revenues	$—	$103,735	$309,455	$235,351
Operating expenses	—	760,997	262,323	1,357,212
Depreciation and amortization	—	10,955	21,819	21,378
Interest expense	—	99,649	201,331	353,988
Gain (loss) on sale of assets	(18,922)	—	10,167	—

Loss from discontinued operations	$(18,922)	$(767,866)	$(165,851)	$(1,497,227)

The following sets forth the assets that are held for sale that are related to the discontinued operations:

	September 30, 2007	December 31, 2006
Property and equipment, net	$—	$3,189,674
Goodwill	—	—
Other assets	—	—
Total assets of discontinued operations	$—	$3,189,674

On June 29, 2007, ASG completed the sale of its express car wash and underlying real estate in Birmingham, Alabama for $1,500,000, which resulted in a realized gain of $29,000. The purchase of the express car wash and underlying real estate was made by Charles H. Dellaccio and Darrell Grimsley. Mr. Grimsley is the Chairman of the Board and Chief Executive Officer of Automotive Services Group.

On July 3, 2007, ASG completed the sale of real property located in Tuscaloosa, Alabama (the “Tuscaloosa Undeveloped Land”) to Twin Properties, LLC. Pursuant to the agreement, ASG was responsible for obtaining title insurance, all required taxes related to the transaction and providing a marketable title in fee simple to Twin Properties, LLC. ASG sold the Tuscaloosa Undeveloped Land for $965,000, which resulted in a realized loss of $72,000.

On August 13, 2007, ASG completed the sale of real property located in Birmingham, Alabama (the “Birmingham Undeveloped Land”) to Mr. Dellaccio and Mr. Grimsley. ASG sold the Birmingham Undeveloped Land for $750,000, which resulted in a realized gain of $53,000. The sales of the Tuscaloosa and Birmingham Undeveloped Land represent the remaining assets held for sale by ASG.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

5. OTHER CURRENT ASSETS

At September 30, 2007 and December 31, 2006, the Company had other current assets of $13,000 consisting primarily of security deposits.

6. GOODWILL AND PATENTS

The Company’s goodwill relates to its SurgiCount subsidiary. As discussed in Note 10, the Company recorded an additional $75,000 of goodwill as a result of the issuance of 50,000 shares of the Company’s common stock to the SurgiCount founders. Patents, net, as of September 30, 2007 and December 31, 2006 are composed of patents:

	Septemer 30, 2007	December 31, 2006
Patents	$4,684,576	$4,684,576
Accumulated amortization	(839,433)	(595,726)
	$3,845,143	$4,088,850

7. LONG-TERM INVESTMENTS

Long-term investments at September 30, 2007 and December 31, 2006 are comprised of the following:

	September 30, 2007	December 31, 2006
Alacra Corporation	$1,000,000	$1,000,000
Investments in Real Estate	430,563	430,563
Digicorp	—	10,970
	$1,430,563	$1,441,533

Alacra Corporation

At September 30, 2007, the Company had an investment in shares of Series F convertible preferred stock of Alacra Corporation (“Alacra”), recorded at its cost of $1,000,000, and classified as an available-for-sale investment. The Company has the right, to the extent that Alacra has sufficient available capital, to have the Series F convertible preferred stock redeemed by Alacra for face value plus accrued dividends beginning on December 31, 2006. Alacra, based in New York, is a global provider of business and financial information.

Investments in Real Estate

At September 30, 2007, the Company’s real estate investments consist of approximately 8.5 acres of undeveloped land in Heber Springs, Arkansas and 0.61 acres of undeveloped land in Springfield, Tennessee, which are recorded at their cost of $430,563

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

8. NOTES PAYABLE

Notes payable at September 30, 2007 and December 31, 2006 are comprised of the following:

	September 30, 2007	December 31, 2006
Note payable to Winstar Radio Networks, LLC (a)	$—	$450,000
Notes payable to Ault Glazer Capital Partners, LLC (b)	2,530,558	2,575,528
Note payable to Steven J. Caspi (c)	—	1,000,000
Note payable to Steven J. Caspi (d)	—	1,495,281
Notes payable to Herb Langsam (e)	600,000	600,000
Note payable to Charles Kalina III (f)	400,000	400,000
Other notes payable	332,539	598,232
Total notes payable	3,863,097	7,119,041
Less: debt discount on beneficial conversion feature	(39,253)	(1,074,330)
	3,823,844	6,044,711
Less: current portion	(1,293,286)	(3,517,149)
Notes payable - long-term portion	$2,530,558	$2,527,562

Aggregate future required principal payments on these notes during the twelve month period subsequent to September 30, 2007 are as follows:

2007	$761,241
2008	571,298
2009	—
2010	2,530,558
$3,863,097

(a)
On August 28, 2001, the Company made an investment in Excelsior Radio Networks, Inc. (“Excelsior”) which was completely liquidated during 2005. As part of the purchase price paid by the Company for its investment in Excelsior, the Company issued a $1,000,000 note to Winstar Radio Networks, LLC, a Delaware limited liability company (“Winstar”). This note was due February 28, 2002 with interest at 3.54% per annum but in accordance with the agreement the Company had a right of offset against certain representations and warranties made by Winstar. The Company applied offsets of $215,000 against the principal balance of the note relating to legal fees attributed to our defense of certain lawsuits filed against us. The Company has consistently asserted that the due date of the note was extended until the lawsuit discussed in Note 13 is settled. However, on February 3, 2006, Winstar Global Media, Inc. (“WGM”) filed a lawsuit against the Company in an attempt to collect upon the $1,000,000 note between the Company and Winstar. On September 5, 2006, the Company reached a settlement agreement with WGM whereas the Company agreed to pay Winstar $750,000, pursuant to an agreed upon payment schedule, on or before July 2, 2007. On November 7, 2006, The United States Bankruptcy Court for the District of Delaware, approved the Company’s settlement agreement with WGM. Pursuant to the settlement agreement, the Company made payments of $300,000 during 2006 and the remaining $450,000 during the three months ended March 31, 2007. The Company recorded a gain during 2006 of $191,000 on the elimination of principal and interest in excess of the settlement amount which is included in gain on debt extinguishment in the accompanying statement of operations.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

(b)
On February 8, 2006, Ault Glazer Capital Partners, LLC (formerly AGB Acquisition Fund) (the “Fund”), a related party, loaned $687,000 to ASG. As consideration for the loan, ASG issued the Fund a secured promissory note in the principal amount of $687,000 (the “ASG Note”) and granted a real estate mortgage in favor of the Fund relating to certain real property located in Jefferson County, Alabama (the “ASG Property”). The ASG Note, as amended, had an interest rate of 10% per annum and was due on September 15, 2006. The Fund received warrants to purchase 20,608 shares of the Company’s common stock at an exercise price of $3.86 per share as additional consideration for entering into the loan agreement. The Company recorded debt discount in the amount of $44,000 as the estimated value of the warrants. The debt discount was amortized as non-cash interest expense over the initial term of the debt using the effective interest method. The entire amount of the debt discount was amortized as interest expense. As security for the performance of ASG’s obligations pursuant to the ASG Note, ASG had granted the Fund a security interest in all personal property and fixtures located at the ASG Property. During the nine months ended September 30, 2007 and 2006, the Company incurred interest expense, excluding amortization of debt discount, of $28,000 and $44,000, respectively, on the ASG Note.

As of December 31, 2006, the Fund loaned $1,495,000 to ASG in addition to the ASG Note. The loans were advanced to ASG, pursuant to the terms of a Real Estate Note dated July 27, 2005, as amended (the "Real Estate Note"). The Real Estate Note had an interest rate of 3% above the Prime Rate as published in the Wall Street Journal. All unpaid principal, interest and charges under the Real Estate Note were due in full on July 31, 2010. The Real Estate Note was collateralized by a mortgage on certain real estate owned by ASG pursuant to the terms of a Future Advance Mortgage Assignment of Rents and Leases and Security Agreement dated July 27, 2005 between ASG and the Fund. During the nine months ended September 30, 2007 and 2006, the Company incurred interest expense of $70,000 and $118,000, respectively, on the Real Estate Note.

Effective June 1, 2007, the entire unpaid principal and interest under the ASG Note and Real Estate Note were restructured into a new Convertible Secured Promissory Note (the "AG Partners Convertible Note") in the principal amount of $2,530,558 with an effective date of June 1, 2007. The AG Partners Convertible Note bears interest at the rate of 7% per annum and is due on the earlier of December 31, 2010, or the occurrence of an event of default. In the event that the average closing price of the Company’s common stock is in excess of $5.00 per share for thirty (30) consecutive trading days, the Company will have the right to redeem the promissory note in shares or in cash. In the event of redemption in shares, the principal is convertible into shares of the Company’s common stock at a conversion price of $2.50. The promissory note is secured by all of the Company’s assets. Should the Company raise up to $2,000,000 in a new credit facility, including any replacement credit facilities, the Fund is required to subordinate its security interest in favor of the new credit facility. During the nine months ended September 30, 2007, the Company incurred interest expense of $59,000 on the AG Partners Convertible Note.

From March 7, 2006 through October 16, 2006, the Fund loaned the Company a total of $524,000, of which $130,000 was repaid during 2006. The loans were advanced to the Company pursuant to a Revolving Line of Credit Agreement (the “Revolving Line of Credit”) entered into with the Fund on March 7, 2006. The Revolving Line of Credit allowed the Company to request advances of up to $500,000 from the Fund. Each advance under the Revolving Line of Credit was evidenced by a secured promissory note and a security agreement. The secured promissory notes issued pursuant to the Revolving Line of Credit required repayment with interest at the Prime Rate plus 1% within 60 days from issuance. The outstanding principal balance of $394,000 and accrued interest of $28,000, which was in default, was converted into 337,439 shares of the Company’s common stock at a conversion price of $1.25 per share. During the nine months ended September 30, 2007 and 2006, the Company incurred interest expense of $15,000 and $8,000, respectively, on the Revolving Line of Credit.

(c)
On January 12, 2006, Steven J. Caspi loaned $1,000,000 to ASG. As consideration for the loan, ASG issued Mr. Caspi a promissory note in the principal amount of $1,000,000 (the “Caspi Note”) and granted Mr. Caspi a mortgage on certain real estate owned by ASG and a security interest on all personal property and fixtures located on such real estate as security for the obligations under the Caspi Note. In addition, the Company entered into an agreement guaranteeing ASG’s obligations pursuant to the Caspi Note and Mr. Caspi received warrants to purchase 30,000 shares of the Company’s common stock at an exercise price of $4.50 per share. The Company recorded debt discount in the amount of $92,000 based on the estimated fair value of the warrants. The debt discount was amortized as non-cash interest expense over the initial term of the debt using the effective interest method. The entire amount of the debt discount was amortized as interest expense. The Caspi Note initially accrued interest at the rate of 10% per annum, which together with principal, was due to be repaid on July 13, 2006. The Caspi Note was not repaid until June 29, 2007. During the period of time that the Caspi Note was in default interest accrued at the rate of 18% per annum. During the nine months ended September 30, 2007 and 2006, the Company incurred interest expense of $89,000 and $87,000, respectively, on the Caspi Note.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

(d)
From September 8, 2006 through September 19, 2006, Mr. Caspi loaned the Company a total of $1,495,281. As consideration for the loan, the Company issued Mr. Caspi a Convertible Promissory Note in the principal amount of $1,495,281 (the “Second Caspi Note”). The Second Caspi Note accrued interest at the rate of 12% per annum and was due upon the earlier of March 31, 2008 or, the occurrence of an event of default. As security for the performance of the Company’s obligations pursuant to the Second Caspi Note, the Company granted Mr. Caspi a security interest in certain real property. Mr. Caspi received warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.25 per share as additional consideration for entering into the loan agreement. The Second Caspi Note was repaid on August 13, 2007. During the nine months ended September 30, 2007 and 2006, the Company incurred interest expense, excluding amortization of debt discount, of $109,000 and $11,000, respectively, on the Second Caspi Note.

As the effective conversion price of the Second Caspi Note on the date of issuance was below the fair market value of the underlying common stock, the Company recorded debt discount in the amount of $769,000 based on the intrinsic value of the beneficial conversion feature of the note.

The warrant issued to Mr. Caspi in conjunction with the Second Caspi Note will expire after September 8, 2011. The Company recorded debt discount in the amount of $231,000 based on the estimated fair value of the warrants. The debt discount as a result of the beneficial conversion feature of the note and the estimated fair value of the warrants was amortized as non-cash interest expense over the term of the debt using the effective interest method. During the nine months ended September 30, 2007 and 2006, interest expense of $877,000 and $95,000 has been recorded from the debt discount amortization.

(e)
On May 1, 2006, Herbert Langsam, a Class II Director of the Company, loaned the Company $500,000. The loan is documented by a $500,000 Secured Promissory Note (the “Langsam Note”) payable to the Herbert Langsam Irrevocable Trust. The Langsam Note accrues interest at the rate of 12% per annum and had a maturity date of November 1, 2006. This note was not repaid by the scheduled maturity and to date has not been extended, therefore the Langsam Note is recorded in current liabilities. Accordingly, the note is currently in default and therefore accruing interest at the rate of 16% per annum. Pursuant to the terms of a Security Agreement dated May 1, 2006, the Company granted the Herbert Langsam Revocable Trust a security interest in all of the Company’s assets as collateral for the satisfaction and performance of the Company’s obligations pursuant to the Langsam Note.

On November 13, 2006, Mr. Langsam, loaned the Company an additional $100,000. The loan is documented by a $100,000 Secured Promissory Note (the “Second Langsam Note”) payable to the Herbert Langsam Irrevocable Trust. The Second Langsam Note accrues interest at the rate of 12% per annum and has a maturity date of May 13, 2007. Mr. Langsam received warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.25 per share as additional consideration for entering into the loan agreement. The Company recorded debt discount in the amount of $17,000 as the estimated value of the warrants. The debt discount was amortized as non-cash interest expense over the term of the debt using the effective interest method. During the nine months ended September 30, 2007, interest expense of $12,000 has been recorded from the debt discount amortization. Pursuant to the terms of a Security Agreement dated November 13, 2006, the Company granted the Herbert Langsam Revocable Trust a security interest in all of the Company’s assets as collateral for the satisfaction and performance of the Company’s obligations pursuant to the Second Langsam Note.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

During the nine months ended September 30, 2007 and 2006, the Company incurred interest expense, excluding amortization of debt discount, of $64,000 and $24,000, respectively, on the Langsam Notes. At September 30, 2007 and December 31, 2006 accrued interest on the Langsam Notes totaled $114,000 and $50,000, respectively.

(f)
On July 12, 2006 the Company, executed a Convertible Promissory Note in the principal amount of $250,000 (the “Kalina Note”) and a warrant for the purchase of 85,000 Shares of the Company’s Common Stock (the “Kalina Warrant”) in favor of Charles J. Kalina, III, an existing shareholder of the Company. The Kalina Note accrued interest at the rate of 12% per annum throughout the term of the loan. The principal amount of the Kalina Note and any accrued but unpaid interest was due to be paid on October 10, 2006. Principal and interest on the Kalina Note was convertible into shares of the Company’s common stock at a conversion price of $3.00 per share.

The Kalina Warrant has an exercise price of $ 2.69 per share and will expire on July 11, 2011. The Company recorded debt discount in the amount of $161,000 based on the estimated fair value of the Kalina Warrants. The debt discount was amortized as non-cash interest expense over the initial term of the debt using the effective interest method.

On November 3, 2006 the balance due under the Kalina Note was added to a new Convertible Promissory Note in the principal amount of $400,000 (the “Second Kalina Note”), pursuant to which the Company received proceeds of approximately $150,000. The Second Kalina Note bears interest at the rate of 12% per annum and is due on January 31, 2008 or, the occurrence of an event of default. Mr. Kalina received warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.25 per share as additional consideration for entering into the loan agreement. During the nine months ended September 30, 2007, the Company incurred interest expense, excluding amortization of debt discount of $34,000 on the Second Kalina Note. At September 30, 2007 and December 31, 2006 accrued interest on the Second Kalina Note totaled $8,000 and $10,000, respectively.

As the effective conversion price of the Second Kalina Note on the date of issuance was below the fair market value of the underlying common stock, the Company recorded debt discount in the amount of $77,000 based on the intrinsic value of the beneficial conversion feature of the note.

The warrant issued to Mr. Kalina in conjunction with the Second Kalina Note will expire after November 3, 2011. The Company recorded debt discount in the amount of $29,000 based on the estimated fair value of the warrants. The debt discount as a result of the beneficial conversion feature of the note and the estimated fair value of the warrants will be amortized as non-cash interest expense over the term of the debt using the effective interest method. During the nine months ended September 30, 2007, interest expense of $68,000 has been recorded from the debt discount amortization.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

9. ACCRUED LIABILITIES

Accrued liabilities at September 30, 2007 and December 31, 2006 are comprised of the following:

	September 30, 2007	December 31, 2006
Accrued interest	$318,370	$520,114
Accrued professional fees	—	10,000
Accrued dividends on preferred stock	134,138	95,812
Accrued salaries	123,604	197,495
Other	85,711	1,045
	$661,823	$824,466

10. EQUITY TRANSACTIONS

On January 29, 2007, the Company entered into a subscription agreement with A Plus, pursuant to which the Company sold to A Plus 800,000 shares of its common stock and warrants to purchase an additional 300,000 shares of its common stock. The Company received gross proceeds of $500,000 in cash and will receive $500,000 in product over the course of the next twelve (12) months. As of September 30, 2007, the Company had received $401,000 in product and the remaining $99,000 is included in prepaid expenses. The warrants have a term of five (5) years and an exercise price equal to $2.00 per share.

Between January 29, 2007 and June 7, 2007, the Company entered into a subscription agreement with several accredited investors in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company issued and sold to the investors an aggregate of 2,152,000 shares of its common stock and warrants to purchase an additional 1,076,000 shares of its common stock. The warrants are exercisable for a period of three to five years, have an exercise price equal to $2.00, and 50% of the warrants are callable upon the occurrence of any one of a number of specified events when, after any such specified occurrence, the average closing price of the Company’s common stock during any period of five consecutive trading days exceeds $4.00 per share. These issuances resulted in aggregate gross proceeds to the Company of $2,690,000.

Pursuant to the February 2005 Agreement and Plan of Merger and Reorganization (the “Merger”) between the Company and SurgiCount, in the event that prior to the fifth anniversary of the closing of the Merger the cumulative gross revenues of SurgiCount exceed $500,000, the Company is obligated to issue an additional 50,000 shares of the Company’s common stock to certain SurgiCount founders. Should the cumulative gross revenues exceed $1,000,000 during the five-year period ended February 2010, the additional shares would be increased by 50,000, for a total of 100,000 additional shares. During the quarter ended June 30, 2007, cumulative gross revenues of SurgiCount exceeded $500,000 and as such the Company issued 50,000 shares to the SurgiCount founders. The Company recorded $75,000 of goodwill as a result of these issuances, based on the estimated fair value of the shares.

11. WARRANTS

During the nine months ended September 30, 2007, a total of 1,508,920 warrants, at an average exercise price of $2.00 per share were issued primarily in connection with the various subscription agreements entered into by the Company as well as payment for services and accrued interest. The warrants were valued using the Black-Scholes valuation model assuming expected dividend yield, risk-free interest rate, expected life and volatility of 0%, 4.50%, five years and 63% - 97%, respectively. Warrants granted during the year ended December 31, 2006 were valued using an expected dividend yield, risk-free interest rate, expected life and volatility of 0%, 3.75% - 4.50%, three to five years and 63% - 88%, respectively. As of September 30, 2007, a total of 4,751,321 warrants, at exercise prices ranging from $1.25 to $6.05 remain outstanding.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

12. RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2007 and year ended December 31, 2006, the Company paid approximately 25% of the base rent on the corporate offices and The Ault Glazer Group, Inc. ("Ault Glazer") paid the remaining base rent based upon their respective usage of the facilities. Together, Milton “Todd” Ault III, our former Chairman and Chief Executive Officer of the Company, and Louis Glazer, a Class I Director of the Company, and Melanie Glazer, the former Manager of our real estate segment, (together, the “Glazers”) own a controlling interest in the outstanding capital stock of Ault Glazer. As of September 30, 2007 and December 31, 2006, Ault Glazer, Mr. Ault and the Glazers indirectly beneficially own or control approximately 26% and 40%, respectively, of the outstanding common stock of the Company and beneficially own approximately 98.2% of the outstanding preferred stock of the Company.

IPEX, Inc.

During the three and nine months ended September 30, 2006, the Company recognized revenue of nil and $104,000, respectively, in connection with consulting services provided to IPEX. The Company’s former Chairman and Chief Executive Officer and significant beneficial owner of the Company served as a director of IPEX during that period. Further, the Chief Executive Officer of ASG served as an IPEX director and member of IPEX’s Audit Committee from August 2005 through January 2006.

Digicorp

At December 31, 2006, the Company had an investment in Digicorp recorded in long-term investments. The Company’s Chief Executive Officer and Chief Financial Officer was also Chief Financial Officer of Digicorp and remains a director of the Company. Further, certain Company officers and directors, both past and present, served in various management and director roles at Digicorp.

Loans

During the nine months ended September 30, 2007 and the year ended December 31, 2006, the Company received loans from Ault Gazer Capital Partners, LLC (the “Fund”). Ault Glazer & Company Investment Management, LLC (“AG & Company IM”) is the managing member of the Fund. The managing member of AG & Company IM is Ault Glazer. Mr. Ault is Chairman, Chief Executive Officer and President of Ault Glazer. Until June 8, 2006, the Company’s current Chief Executive Officer, Chief Financial Officer and Director was also Chief Financial Officer of Ault Glazer.

ASG

During the period from June 29, 2007 to August 13, 2007, Automotive Services Group sold its express car wash and underlying real estate and a parcel of undeveloped land located in Birmingham, Alabama to Charles H. Dellaccio and Darrell Grimsley. Mr. Grimsley is the Chairman of the Board and Chief Executive Officer of Automotive Services Group.

13. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

On October 15, 2001, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed a lawsuit (the “Leve Lawsuit”) against the Company, Sunshine Wireless, LLC ("Sunshine"), and four other defendants affiliated with Winstar Communications, Inc. (“Winstar”). On February 25, 2003, the case against the Company and Sunshine was dismissed, however, on October 19, 2004, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. exercised their right to appeal. The initial lawsuit alleged that the Winstar defendants conspired to commit fraud and breached their fiduciary duty to the plaintiffs in connection with the acquisition of the plaintiff's radio production and distribution business. The complaint further alleged that the Company and Sunshine joined the alleged conspiracy. On June 1, 2005, the United States Court of Appeals for the Second Circuit affirmed the February 25, 2003 judgment of the district court dismissing the claims against the Company.

Patient Safety Technologies, Inc. and Subsidiaries
Notes to Consolidated Interim Financial Statements - Unaudited (continued)

On July 28, 2005, Jeffrey A. Leve and Jeffrey Leve Family Partnership, L.P. filed a new lawsuit (the “new Leve Lawsuit”) against the Company, Sunshine Wireless, LLC ("Sunshine"), and four other defendants affiliated with Winstar Communications, Inc. (“Winstar”). The new Leve Lawsuit attempts to collect a federal default judgment of $5,014,000 entered against only two entities, i.e., Winstar Radio Networks, LLC and Winstar Global Media, Inc., by attempting to enforce the judgment against a number of additional entities who are not judgment debtors. Further, the new Leve Lawsuit attempts to enforce the plaintiffs default judgment against entities who were dismissed on the merits from the underlying action in which plaintiffs obtained their default judgment. An unfavorable outcome in the lawsuit, may have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes the lawsuit is without merit and intends to vigorously defend itself. These consolidated interim financial statements do not include any adjustments for the possible outcome of this uncertainty.

14. SEGMENT REPORTING

The Company reports segment information in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The segment information previously provided reflected the three distinct lines of business within the Company’s past organizational structure: medical products, financial services and real estate, and car wash services. The Company has restructured its operations such that its only continuing operations are related to the medical products segment. Accordingly, since the Company only operates within a single industry, segment information is no longer reported.

15. SUBSEQUENT EVENTS

On October 17, 2007, the Company sold, in a private placement exempt from the registration requirements of the Securities Act, 1,270,000 shares of its common stock (“Common Stock”) at $1.25 price per share and issued five-year warrants to purchase 763,000 shares of Common Stock (the “Warrants”) at an exercise price of $1.40 per share, pursuant to a Securities Purchase Agreement (the “Agreement”) entered into with Francis Capital Management, LLC, an accredited investor. The investor paid $1,500,000 in cash and agreed to extinguish $90,000 in existing debt owed to it by the Company. Pursuant to the terms of the Agreement, the Company may sell up to an aggregate of $3,000,000 in common stock and warrants under the Agreement by no later than November 16, 2007.

Francis Capital Management was granted, along with other potential investors in the offering, the right to designate up to two individuals for appointment to the Company’s Board of Directors, subject to approval of the Company’s Board of Directors, which approval shall not be unreasonably withheld. In order to provide for the new Board designees, William B. Horne intends to resign from the Board of Directors.